Public Accounts
2010-11

Volume 1

Main Financial Statements

Saskatchewan

2010-11 Public Accounts
Volume 1 - Main Financial Statements

Contents

3	Letters of Transmittal
4	Introduction to the Public Accounts

Financial Statement Discussion and Analysis

9	Introduction - Discussion and Analysis
10	General Revenue Fund Financial Statements - Discussion and Analysis
24	Growth and Financial Security Fund - Discussion and Analysis
25	Summary Financial Statements - Discussion and Analysis
42	Risks and Uncertainties

General Revenue Fund Financial Statements

45	Statement of Responsibility
47	Independent Auditor’s Report
49	Financial Statements
53	Notes to the Financial Statements
61	Schedules to the Financial Statements

Summary Financial Statements

77	Statement of Responsibility
79	Independent Auditor's Report
81	Summary Financial Statements
85	Notes to the Summary Financial Statements
96	Schedules to the Summary Financial Statements

Supplementary Information

119	Growth and Financial Security Fund
120	General Revenue Fund - Public Issue Debentures
124	General Revenue Fund - Debentures Issued to the Minister of Finance of Canada
125	Glossary of Terms

Letters of Transmittal

Regina, Saskatchewan
June 2011

To His Honour
The Honourable Gordon Barnhart
Lieutenant Governor of the Province of Saskatchewan

Your Honour:

I have the honour to submit the main financial statements of the Government of the Province of Saskatchewan for the fiscal year ended March 31, 2011.

Respectfully submitted,

/s/ Ken Krawetz

Ken Krawetz
Deputy Premier
Minister of Finance

Regina, Saskatchewan
June 2011

The Honourable Ken Krawetz
Deputy Premier
Minister of Finance

We have the honour of presenting the main financial statements of the Government of the Province of Saskatchewan for the fiscal year ended March 31, 2011.

Respectfully submitted,

/s/ Karen Layng                                                                           /s/ Terry Paton

Karen Layng                                                                           Terry Paton
Deputy Minister of Finance                                                       Provincial Comptroller

 Government of Saskatchewan – 2010-11 Public Accounts  3

Introduction to the Public Accounts

Introduction

The 2010-11 Public Accounts of the Government of Saskatchewan are prepared in accordance with the Financial Administration Act, 1993 and consist of two volumes.

Volume 1

Financial Statement Discussion and Analysis provides users of the Government’s main financial statements with an overview of the Government’s performance by presenting comparative financial highlights and variance analysis.

General Revenue Fund Financial Statements account for the financial transactions of the General Revenue Fund (GRF).  The GRF is comprised of all Ministries of the Government.  This is the fund into which all revenues are paid, unless otherwise provided for by legislation, and from which all expenses are appropriated by the Legislative Assembly.

Summary Financial Statements consolidate the financial transactions of the GRF, Crown corporations, agencies, boards and commissions.  These consolidated statements provide an accounting of the full nature and extent of the financial affairs and resources controlled by the Government.

Supplementary Information contains unaudited information on:
•	the Growth and Financial Security Fund;
•	GRF public issue debentures;
•	GRF debentures issued to the Minister of Finance of Canada; and
•	a glossary of terms used throughout.

Volume 2

Volume 2 contains details on the revenue and expense of the GRF.  It also provides details on capital asset acquisitions of the GRF; a listing of suppliers who received $50,000 or more for goods and services and capital assets supplied to the GRF and Revolving Funds during the fiscal year; financial information on the assets, liabilities and residual balances of pension plans and trust funds administered by the Government; a listing of remissions of taxes and fees; and information on road-use fuel tax accountability.

The Public Accounts are available on the Internet at http://www.finance.gov.sk.ca/public-accounts/.

A Compendium is also available on the Internet at http://www.finance.gov.sk.ca/public-accounts/ that contains the financial statements of various government agencies, boards, commissions, pension plans, special purpose funds and institutions, as well as Crown corporations which are accountable to Treasury Board.

  4  Government of Saskatchewan – 2010-11 Public Accounts

Introduction to the Public Accounts

Financial Reporting Structure

1
Examples of CIC Crown corporations are:  SaskEnergy Incorporated, Saskatchewan Power Corporation, Saskatchewan Telecommunications Holding Corporation, Saskatchewan Government Insurance and Saskatchewan Transportation Company.

2	Examples of Treasury Board Crown corporations are: Agricultural Credit Corporation of Saskatchewan, Liquor and Gaming Authority, and Saskatchewan Housing Corporation.

 Government of Saskatchewan – 2010-11 Public Accounts  5

Financial Statement Discussion and Analysis

Financial Statement Discussion and Analysis

Financial Statement Discussion and Analysis

The purpose of the Financial Statement Discussion and Analysis is to provide users of the Government’s main financial statements with an overview of the Government’s financial performance, as well as the Government’s accountability for the resources entrusted to it.  This information should be read in conjunction with the General Revenue Fund and Summary financial statements.  The Government is responsible for the integrity and objectivity of this discussion and analysis.

General Revenue Fund (GRF) Financial Statements

❖	How has the Government performed as compared to the Budget Estimates?

The GRF is the fund where all public monies are deposited to and disbursed from, as authorized by the Legislative Assembly.  Exceptions to this principle must be authorized by law.  Each year the Government presents a Budget for the GRF to the Legislative Assembly along with a detailed financial plan for the GRF called the Estimates.  The GRF financial statements report on the performance of the Government against the Estimates.  As a result, budget-to-actual analysis on the Government’s revenue and expense can be found in the GRF section of the Financial Statement Discussion and Analysis.

Summary Financial Statements (SFS)

❖	How has the Government performed as a whole?

The SFS provide an accounting of the full nature and extent of the financial affairs and resources controlled by the Government.  The SFS include the financial results of the GRF, Crown corporations, agencies, boards and commissions.

 Government of Saskatchewan – 2010-11 Public Accounts  9

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Financial Highlights

(millions of dollars)				Change from
	2011		2010		2010
	Budget1	Actual2	Actual2	Budget	Actual

Revenue	9,950	11,061	10,267	1,111	794
Expense	10,124	10,965	10,099	841	866
Pre-transfer surplus (deficit)	(174)	96	168	270	(72)
Transfer to the Growth and Financial Security Fund	-	(48)	(84)	(48)	36
Transfer from the Growth and Financial Security Fund	194	-	341	(194)	(341)
Net transfer (to) from the Growth and Financial Security Fund	194	(48)	257	(242)	(305)
Surplus	20	48	425	28	(377)

Financial assets		3,082	3,693		(611)
Less: Government general debt		(4,135)	(4,140)		5
Other liabilities		(2,623)	(3,191)		568
Net debt		(3,676)	(3,638)		(38)
Plus: Non-financial assets		3,177	3,092		85
Accumulated Deficit		(499)	(546)		47

Growth and Financial Security Fund Balance	764	1,006	958	242	48

1	The Budget Estimates do not include a statement of financial position.
2	The Provincial Auditor’s report indicates that, in her opinion, there are certain adjustments required to the General Revenue Fund financial statements.

Surplus

The 2010-11 General Revenue Fund (GRF) financial statements report a pre-transfer surplus of $96 million.  This is a $270 million improvement from budget due to a $1.11 billion increase in revenue, partially offset by an $841 million increase in expense.

The improved financial situation in 2010-11 eliminated the need for the budgeted $194 million transfer from the Growth and Financial Security Fund (GFSF).  Instead, the GRF transferred $48 million to the GFSF.  The resulting $48 million GRF surplus is $28 million higher than budgeted.

Compared to 2009-10, the GRF surplus is $377 million lower largely due to a $305 million decrease in the net GFSF transfer.  In 2009-10, the GFSF provided a net transfer of $257 million to the GRF to assist in financing government-owned capital.

Growth and Financial Security Fund

The Government’s Growth and Financial Security Fund, established to safeguard Saskatchewan’s future, has a balance of $1.01 billion at March 31, 2011.  This is after a $48 million transfer from the GRF, representing half of the GRF pre-transfer surplus for the year.

Debt

Government general debt at March 31, 2011 is $4.14 billion, maintaining approximately the same level of debt held over the last two years and the lowest level since 1989.

Credit Rating Upgrade

In May 2011, the Province received a credit rating upgrade from Standard & Poor’s, moving it to the highest level possible.  For the first time in Saskatchewan’s history, the credit rating is at the AAA level.

  10  Government of Saskatchewan – 2010-11 Public Accounts

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Surplus

The GRF annual results for the past ten years were as follows:

*	Since 2004-05, tangible capital assets have been capitalized and expensed over their useful lives rather than being fully expensed in the year of acquisition.

Accumulated Deficit

The accumulated deficit is the sum of all the annual results reported to date by the Government.  An accumulated deficit indicates that a government has financed past annual operating deficits by borrowing. In 2010-11, the GRF accumulated deficit improved from $546 million to $499 million.

The GRF accumulated deficit for the past ten years was as follows:

*	Since 2004-05, tangible capital assets have been capitalized and expensed over their useful lives rather than being fully expensed in the year of acquisition.

 Government of Saskatchewan – 2010-11 Public Accounts  11

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Revenue

The GRF sources of revenue for 2010-11 were as follows:

In the last five fiscal years, the GRF revenue was derived from the following sources:

  12 Government of Saskatchewan – 2010-11 Public Accounts

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Revenue (continued)

Total revenue was $11.06 billion in 2010-11, an increase of $1.11 billion, or 11.2 per cent, from budget due to increases in all categories except transfers from the federal government.  Compared to 2009-10, GRF revenue increased $794 million, or 7.7 per cent.  The increase from the previous year is primarily due to higher taxation and non-renewable resources revenue.  A comparison to budget and prior year by revenue source is illustrated below.

Taxation Revenue

Taxation revenue was $5.13 billion in 2010-11, an increase of $272 million from budget primarily due to higher corporation income tax, partially offset by lower individual income tax.  Compared to 2009-10, taxation revenue increased by $399 million as a result of growth in the Saskatchewan economy.

Individual income tax (PIT) revenue was $1.80 billion in 2010-11, $169 million lower than budgeted primarily due to weaker-than-expected growth in the taxable income base in 2009.  Strong employment income growth in 2009 was significantly offset by declines in investment income and resulted in a smaller-than-budgeted prior-year adjustment payment and taxable income base in 2010.  Compared to 2009-10, PIT revenue was $95 million lower despite growth in the taxable income base because of the decline in prior-year adjustment payments between the two years.

Corporation income tax (CIT) revenue was $1.16 billion in 2010-11, $393 million higher than budgeted.  The increase is due to stronger-than-anticipated assessments for 2009 that resulted in a larger-than-budgeted prior-year adjustment payment.  As well, revised federal estimates of the national corporate tax base for 2010 led to increases in current-year CIT payments.  Compared to 2009-10, CIT revenue was $274 million higher as a result of strong growth in the provincial and national taxable income bases.

Other tax revenue (including fuel, tobacco and other miscellaneous taxes) was a combined $48 million higher than budgeted largely due to stronger-than-expected capital growth in the financial sector that resulted in higher Corporation

 Government of Saskatchewan – 2010-11 Public Accounts  13

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Revenue (continued)

Capital Tax revenue.  Compared to 2009-10, other taxes increased by $118 million as a result of economic growth, a growing population, strong capital growth in the financial sector, higher tobacco tax rates and a reduction in the tobacco tax-free allowance for a First Nations individual.

Non-renewable Resources Revenue

Non-renewable resources revenue is one of the Government’s most volatile revenue sources because it is largely susceptible to changes in factors beyond the control of the Government, particularly market demand and commodity prices.

In 2010-11 non-renewable resources revenue was $2.53 billion, an increase of $420 million from budget primarily due to higher-than-budgeted revenue from Crown land sales and oil production.  Compared to 2009-10, revenue was $617 million higher as the result of increases in potash and Crown land sales.

Oil revenue was $1.27 billion in 2010-11.  This is an increase of $176 million from budget primarily due to higher-than-budgeted well-head prices resulting from higher West Texas Intermediate (WTI) oil prices, partially offset by a higher exchange rate.

WTI oil prices averaged 83.37 U.S. dollars per barrel in 2010-11, an increase of 5.87 U.S. dollars from the budget assumption of 77.50 U.S. dollars.  In 2009-10, WTI oil prices averaged 70.71 U.S. dollars.

The Canadian dollar averaged 98.4 U.S. cents in 2010-11, an increase of 2.9 U.S. cents from the budget assumption of 95.5 U.S. cents.  In 2009-10, the dollar averaged 91.9 U.S. cents.

Crown land sales revenue was $467 million in 2010-11, the second-highest fiscal year on record and $264 million higher than budgeted.  The amount of land sold and the average price paid per hectare exceeded budget expectations.  Compared to 2009-10, the sale of Crown petroleum and natural gas rights generated $316 million more in revenue for the GRF as a result of higher oil prices and continued confidence in Saskatchewan’s oil and gas sector.

Resource surcharge revenue was $361 million in 2010-11, $38 million lower than budgeted as the result of lower-than-expected instalment payments, particularly from the oil and gas sector. Compared to 2009-10, revenue declined $115 million.  The decrease from the prior year reflects low resource prices and sales in 2009, upon which 2010-11 instalment payments were based.

Potash revenue was $263 million in 2010-11, an increase of $42 million from budget due to higher prices and sales.

On a fiscal-year basis, potash sales volumes increased from the budget assumption of 8.1 million K2O tonnes to 9.9 million K2O tonnes.  The average mine netback (price) increased from the budget assumption of 308 U.S. dollars per KCl tonne to 348 U.S. dollars per KCl tonne (from $529 to $580 per K2O tonne).

Compared to 2009-10, potash revenue increased $446 million.  The increase is related to refunds of prior-year revenue that were paid out in 2009-10, as well as a significant rebound in sales volumes that occurred in 2010-11.  Potash sales volumes more than doubled in 2010-11, from 4.7 million K2O tonnes in 2009-10 to 9.9 K2O tonnes in 2010-11.

Transfers from Government Entities

Transfers from Government entities were $965 million in 2010-11, an increase of $196 million from budget.  The GRF received two unbudgeted, special dividends from the Crown Investments Corporation of Saskatchewan (CIC) to fund the Saskatchewan Children’s Hospital ($195 million) and Saskatchewan’s nuclear research and development strategy ($9 million).  Compared to 2009-10, transfers decreased $284 million largely as the result of lower CIC special dividends.

  14  Government of Saskatchewan – 2010-11 Public Accounts

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Revenue (continued)

Other Own-Source Revenue

Other own-source revenue was $836 million, an increase of $322 million from budget.  The change from budget was largely due to an increase in other revenue, primarily refunds of prior-year expense and higher interest, premium, discount and exchange revenue due to unbudgeted gains on the sale of investments.

In addition, commercial operations accounted for $92 million of the increase from budget.  Ministries with commercial operations are allowed to re-spend the revenue earned through these operations.  Accordingly, the budget expense is shown net of revenue in the Estimates.  In the Public Accounts, revenue and expense are reported on a gross basis to provide accountability for these operations.  This results in variances between the budget and actual revenue being shown in the Public Accounts.  However, including commercial revenue in the Public Accounts does not impact the GRF surplus because the equivalent, offsetting commercial expense is also reported in the GRF financial statements.

Compared to 2009-10, other own-source revenue increased $66 million primarily due to increases in refunds of prior-year expense.

Transfers from the Federal Government

Federal transfers were $1.60 billion in 2010-11, a $99 million decrease from budget.  The decline is primarily due to an $83 million decline in cost-sharing transfers.  Poor weather, construction delays and stimulus deadline extensions into 2011-12 resulted in less-than-expected activity in a number of federal-provincial-municipal cost-sharing agreements.  In addition, Canada Health Transfer (CHT) funding was $16 million lower than the budget estimate due to an increase in the value of Saskatchewan’s tax points reflecting a higher-than-budgeted share of the national corporate tax base.  This increase results in a corresponding decrease in CHT cash transfers.

 Government of Saskatchewan – 2010-11 Public Accounts  15

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Expense

Expense is reported by ministry in the GRF Statement of Operations.  Because the Government’s expense budget for the GRF is organized by ministry, this best provides a comparison of actual to budget.  Schedules to the GRF financial statements also disclose expense by theme and by object, which provide information on the purpose for which the expense has been incurred. These best allow for comparison from year to year as programs maintain the same theme and object when the Government undergoes reorganization of ministries.

Expense by Ministry

The GRF expense by ministry for 2010-11 was as follows:

*	Key components of “other” include Municipal Affairs (3%), Finance (3%) and Environment (2%).

Comparison to Budget

Total expense was $841 million higher than budget primarily due to higher third-party capital transfers and costs associated with the spring and summer flooding.  Key changes in expense reported by ministries are explained below.

Ministry of Health expense was $4.55 billion in 2010-11, a $346 million increase from budget, primarily due to funding provided for the Saskatchewan Children’s Hospital, the continuation of long-term care facility replacements, the Saskatchewan Surgical Initiative, medical equipment pressures, facility repairs, electronic health record development, Parkridge Long-term Care facility renovations and Multiple Sclerosis clinical trials.

Ministry of Agriculture expense was $97 million higher than budgeted, primarily due to the provincial contribution to the Canada-Saskatchewan Excess Moisture Program.

Ministry of Advanced Education, Employment and Immigration expense was $89 million higher than budgeted, primarily due to funding for the Academic Health Sciences Centre project, university facility maintenance, nursing program expansion, the InterVac project and a regional college project.

Ministry of Corrections, Public Safety and Policing expense was $54 million higher than budgeted, primarily due to claims under the Provincial Disaster Assistance Program.

Ministry of Education expense was $51 million higher than budgeted, primarily due to major school capital and block maintenance capital funding and increased requirements for the Saskatchewan Teachers’ Retirement Plan.

  16 Government of Saskatchewan – 2010-11 Public Accounts

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Expense (continued)

Ministry of Social Services expense was $42 million higher than budgeted, primarily due to increases for social housing renovations, capital for the 440 Waitlist Initiative for individuals with intellectual disabilities and Saskatchewan Assistance Plan caseloads.

Ministry of Energy and Resources expense was $40 million higher than budgeted, primarily due to an increase related to abandoned uranium mine cleanup.

Ministry of Environment expense was $40 million higher than budgeted, primarily due to an increase in transfers to the Saskatchewan Watershed Authority for flood relief.

In addition, Commercial Operations accounted for a $92 million expense increase.  Ministries with commercial operations are allowed to re-spend the revenue earned through these operations.  Accordingly, the budget expense is shown net of revenue in the Estimates.  In the Public Accounts, revenue and expense are reported on a gross basis to provide accountability for these operations.  This results in variances between the budget and actual expense being shown in the Public Accounts. However, including commercial expense in the Public Accounts does not impact the GRF surplus because the equivalent, offsetting commercial revenue is also reported in the GRF financial statements.

Finance Debt Servicing expense was $11 million lower than budgeted, primarily due to lower-than-expected in-year financing at lower-than-expected interest rates.

Expense by Theme

The GRF expense by theme for 2010-11 was as follows:

*	Key components of “other” include community development (4%), debt servicing (4%), economic development (2%) and environment and natural resources (2%).

 Government of Saskatchewan – 2010-11 Public Accounts  17

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Expense (continued)

In the last five fiscal years, the GRF expense by theme was as follows:

Comparison to Previous Year

Total expense was $866 million higher than in 2009-10.  Key changes in expense reported by theme are explained below.

Health was $614 million higher than the prior year, primarily due to funding for the Saskatchewan Children’s Hospital, long-term care projects, the Saskatchewan Surgical Initiative, medical equipment pressures, facility repairs and compensation increases for health sector workers.

Agriculture was $109 million higher than the prior year mainly due to the provincial contribution to the Canada-Saskatchewan Excess Moisture Program.

Education increased by $101 million over the prior year.  This increase was largely due to additional operating funding to universities.  There were also increases in funding to the Saskatchewan Student Aid Fund and for contributions to pension plans for teachers.

Social services and assistance was $52 million higher than the previous year, primarily due to higher Saskatchewan Assistance Plan caseloads and an increase in funding to the Saskatchewan Housing Corporation for the development of affordable rental housing.

Protection of persons and property was $50 million higher than the previous year, primarily due to claims made under the Provincial Disaster Assistance Program.  There was also an increase in policing costs.

Environment and natural resources increased by $44 million primarily due to payments made to the Saskatchewan Watershed Authority for flood relief.

Economic development increased by $42 million largely due to the remediation of abandoned uranium mine sites and the development of a nuclear strategy.

Debt servicing was $56 million lower than in 2009-10 as a result of debt maturities during 2009-10 and 2010-11 that were refinanced at much lower rates.

Community development decreased by $78 million, primarily due to a decrease in the Building Canada Fund - Communities Component, in payments made under the First Nations gaming agreement and in the funding of educational broadcasting with the sale of operations and then wind-up of Saskatchewan Communications Network Corporation.

  18 Government of Saskatchewan – 2010-11 Public Accounts

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Expense (continued)

Expense by Object

The GRF expense by object for 2010-11 was as follows:

*	The key component of “other” is amortization of tangible capital property.

In the last five fiscal years, the GRF expense by object was as follows:

 Government of Saskatchewan – 2010-11 Public Accounts  19

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Public Debt and Debt Servicing Costs

Public Debt

Public debt consists of gross debt net of sinking funds and includes:

•	government general debt, which is debt issued by the GRF to fund government spending;
•	Crown corporation general debt, which is debt issued by the GRF and subsequently loaned to a Crown corporation; and
•
government business enterprise specific debt, which is debt of self-sufficient Crown corporations issued by the GRF specifically on their behalf. The Government expects to realize the receivables from the government business enterprises and settle the external debt simultaneously.

The Government has undertaken initiatives to significantly reduce the government general debt outstanding and the costs to service this debt.  The Government’s debt reduction strategy includes the following components:

•	paying down existing debt;
•	transferring debt borrowed for general government purposes to Crown corporations to meet their borrowing requirements; and
•	increasing sinking fund contributions.

At March 31, 2011, government general debt was $4.14 billion.

The GRF public debt for the past ten years was as follows:

Since 2001-02, the government general debt reported on the GRF Statement of Financial Position has declined by $3.42 billion from $7.56 billion to $4.14 billion.

Crown corporation general debt and government business enterprise specific debt have remained relatively constant since 2001-02 and at March 31, 2011 mainly include $2,513 million for Saskatchewan Power Corporation, $861 million for SaskEnergy Incorporated and $370 million for Saskatchewan Telecommunications Holding Corporation.

  20 Government of Saskatchewan – 2010-11 Public Accounts

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Public Debt and Debt Servicing Costs (continued)

Debt Servicing Costs

The GRF incurs interest and other costs to service general debt.  The amount of these costs is determined by the amount of general debt and the interest rate attached to that debt.  The average effective interest rate on gross debt during 2010-11 was 6.3 per cent (2009-10 - 6.6 per cent).

The Government’s debt reduction strategy has resulted in a decrease in debt servicing costs and an increase in interest revenue.  While paying down existing debt reduces the cost of debt servicing, contributing to sinking funds increases interest earnings.

Net interest cost is calculated as debt servicing costs less interest earnings.  It is a measure of the positive impact on the Province’s operations from reducing general debt.

The GRF has reported the following debt servicing costs and net interest costs over the past ten years:

Since 2001-02, both the amount of general debt and the level of interest rates have declined.  As a result, the debt servicing costs reported by the GRF have decreased from $696 million in 2001-02 to $424 million in 2010-11.  At the same time, interest revenue has increased, resulting in a reduction in net interest costs from $576 million in 2001-02 to $215 million in 2010-11.

 Government of Saskatchewan – 2010-11 Public Accounts  21

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Investment in Infrastructure

The Government invests in infrastructure in two ways:

•	by providing grants to third parties for capital purposes. This includes grants for universities and hospitals; and
•	by investing in government-owned capital, such as highways.

During 2010-11, $1.17 billion was invested in infrastructure.  The Government’s investment in infrastructure over the past five years is presented below.

*   Capital transfers for 2009 include $154 million which was subsequently permitted to be used by recipients for operations.

  22 Government of Saskatchewan – 2010-11 Public Accounts

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Net Debt

Net debt is one measure of the amount of debt that has been left to future generations.  It is the difference between the GRF liabilities and financial assets.

During 2010-11, net debt increased by $38 million.  This increase can be attributed to amounts invested in tangible capital assets and other non-financial assets partially offset by the GRF surplus.

Since 2001-02, the net debt of the GRF has declined from $7.01 billion to $3.68 billion, as follows:

A decreasing net debt is an indicator of increased flexibility over future spending.

 Government of Saskatchewan – 2010-11 Public Accounts  23

Financial Statement Discussion and Analysis

Growth and Financial Security Fund

The Growth and Financial Security Fund (GFSF) was established during 2008-09 under The Growth and Financial Security Act.  At that time, the balances in the Fiscal Stabilization Fund and the Saskatchewan Infrastructure Fund were transferred to the GFSF.  The Growth and Financial Security Act requires:

•	the Government to balance the GRF budget each fiscal year;
•	the annual preparation of four-year financial plans and public debt management plans; and
•	that 50 per cent of the annual surplus in the GRF be transferred to the GFSF.

The stabilization balance for the past five years was as follows:

The balance in the GFSF at March 31, 2011 was $1.01 billion.  This increased from the previous year, as a result of a $48 million transfer to the fund, representing 50 per cent of the GRF pre-transfer surplus.

Growth and Financial Security Fund - Current Year Activity
(millions of dollars)	2011

Opening balance	958
Transfer from the GRF (50 per cent of GRF pre-transfer surplus)	48
Transfer to the GRF	-
Closing balance	1,006

  24 Government of Saskatchewan – 2010-11 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Financial Highlights

(millions of dollars)			Change
			from
	2011	2010	2010

Revenue	12,328	11,243	1,085
Expense	13,311	12,486	825
Deficit from government service organizations	(983)	(1,243)	260
Income from government business enterprises	970	834	136
Deficit	(13)	(409)	396

Financial assets	10,270	10,355	(85)
Less: Liabilities	(14,053)	(13,914)	(139)
Net debt	(3,783)	(3,559)	(224)
Plus: Non-financial assets	6,744	6,395	349
Accumulated Surplus	2,961	2,836	125

Reporting Entity

The Summary financial statements (SFS) include the financial activities of organizations controlled by the Government.  These organizations are segregated into two classifications, government service organizations (GSOs) and government business enterprises (GBEs).  GBEs are self-sufficient government organizations that have the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as their principal activity. All other organizations, including the General Revenue Fund, are GSOs.  A complete listing of the organizations included in the government reporting entity is provided in schedule 18 of the SFS.

Deficit

Comparison to Previous Year

The deficit of $13 million in 2010-11 was an improvement of $396 million over the $409 million deficit reported in 2009-10.

This was primarily due to a $260 million improvement in the net operating results of GSOs.  Revenue from GSOs increased in 2010-11 by $1.09 billion, primarily due to increases in non-renewable resources ($617 million) and taxation ($410 million) revenue.   At the same time, expense for GSOs increased in 2010-11 by $825 million, primarily in agriculture ($507 million), health ($157 million) and education ($88 million).

There was a $136 million increase in income from GBEs.  This increase was mainly the result of higher operating profits and stronger investment earnings.

Credit Rating Upgrade

In May 2011, the Province received a credit rating upgrade from Standard & Poor’s, moving it to the highest level possible.  For the first time in Saskatchewan’s history, the credit rating is at the AAA level.

 Government of Saskatchewan – 2010-11 Public Accounts  25

Financial Statement Discussion and Analysis

Summary Financial Statements

Financial Highlights (continued)

Comparison to Budget

The Government prepares a Summary Financial Budget, which is based on the entities that are included in the SFS.  In this budget, the categorization of organizations is aligned with the Cabinet Committee (CIC Board or Treasury Board) that examines an organization’s budget.  There is also a category for Not-for-Profit Insurance organizations, which are intended to be actuarially sound over the long term.  As the categorization is different than that used for reporting purposes in the SFS, actual results are most easily compared to budget based on the annual surplus/deficit.

2010-11 Deficit - Comparison to Budget			Change
(millions of dollars)	2011		from
	Estimated1	Actual1	Estimated

Treasury Board Organizations
General Revenue Fund	20	48	28
Growth and Financial Security Fund	(194)	48	242
Other Treasury Board Organizations	238	842	604
Less: Dividends included in General Revenue Fund surplus	(453)	(448)	5
Adjustment for pension liability accrual	(289)	(304)	(15)
	(678)	186	864
CIC Board Organizations	250	312	62
Less: Dividends included in General Revenue Fund surplus	(276)	(480)	(204)
	(704)	18	722
Not-for-Profit Insurance Organizations	81	(31)	(112)
Deficit	(623)	(13)	610

1           Presented on the basis of the Summary Financial Budget.

The 2010-11 SFS report a deficit of $13 million, $610 million less than the $623 million budget deficit.  This lower-than-budget deficit was largely due to budget-to-actual variances in the General Revenue Fund (GRF).  GRF revenue was $1.11 billion higher than budgeted as a result of stronger than originally expected performance in the non-renewable resources sector and robust growth in tax revenue.  Additional details are found in the GRF financial statement discussion and analysis.

  26 Government of Saskatchewan – 2010-11 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Surplus/Deficit

The SFS have reported the following results over the past ten years:

*	Since 2003-04, tangible capital assets have been capitalized and expensed over their useful lives rather than being fully expensed in their year of acquisition.

Accumulated Surplus

The accumulated surplus is the sum of all the annual results reported to date by the Government.  An accumulated surplus indicates that a government has net resources that can be used to provide future services. The SFS accumulated surplus (deficit) for the past ten years was as follows:

*	Since 2003-04, tangible capital assets have been capitalized and expensed over their useful lives rather than being fully expensed in their year of acquisition.
**	Includes a $1.58 billion increase for the first-time inclusion of the Boards of Education.

 Government of Saskatchewan – 2010-11 Public Accounts  27

Financial Statement Discussion and Analysis

Summary Financial Statements

Revenue

The SFS sources of revenue for 2010-11 were as follows:

In the last five fiscal years, the SFS revenue was derived from the following sources:

*   The increase in 2010 taxation revenue is primarily due to the impact of recording education property tax resulting from the first-time inclusion of Boards of Education.

  28  Government of Saskatchewan – 2010-11 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Expense

Expense by Theme

The SFS expense by theme for 2010-11 was as follows:

*	Key components of “other” include protection of persons and property (4%), community development (4%) and transportation (4%).

In the last five fiscal years, the SFS expense by theme was as follows:

 Government of Saskatchewan – 2010-11 Public Accounts  29

Financial Statement Discussion and Analysis

Summary Financial Statements

Expense (continued)

Expense by Object

In addition to reporting expense by theme, the SFS also present expense by object, or major type of expense.  The SFS expense by object for 2010-11 was as follows:

*	The key component of “other” is amortization of tangible capital property.

In the last five fiscal years, the SFS expense by object was as follows:

*   The increase in 2010 salaries and benefits expense and corresponding decrease in transfers expense are primarily due to the impact of the first-time inclusion of Boards of Education.

  30  Government of Saskatchewan – 2010-11 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Income from Government Business Enterprises

Government business enterprises are independently managed, profit-oriented organizations that are controlled by the Government.  The SFS reported the following income from government business enterprises over the past ten years:

Future Accounting Policy Changes

Government business enterprises are required to adopt International Financial Reporting Standards (IFRS) in fiscal years beginning on or after January 1, 2011.  The Government is not required to adopt these standards; however, the Summary financial statements could be affected by this change to the extent that government business enterprises are impacted.  The respective entities are finalizing their conversion to IFRS.  The impact of the IFRS conversion will be reflected in the 2011-12 Summary financial statements.

 Government of Saskatchewan – 2010-11 Public Accounts  31

Financial Statement Discussion and Analysis

Summary Financial Statements

Public Debt and Debt Charges

Public Debt

Public debt consists of gross debt net of sinking funds and includes:

•	general debt, which is:
▪	debt issued by the GRF and other government service organizations; and
▪	debt issued by government service organizations and subsequently loaned to government business enterprises; and
•
government business enterprise specific debt, which is debt issued by government service organizations specifically on behalf of government business enterprises where the Government expects to realize the receivables from the government business enterprises and settle the external debt simultaneously.

Public debt on the Summary Statement of Financial Position is presented net of government business enterprise specific debt.  The SFS public debt for the past ten years was as follows:

At March 31, 2011, the SFS report public debt of $4.89 billion.  Since 2001-02, public debt has declined $3.45 billion, from $8.34 billion to $4.89 billion.

At March 31, 2011, government business enterprise specific debt was $3.46 billion.  Government business enterprise specific debt is included in the Investment in (or net assets of) Government Business Enterprises reported on the Summary Statement of Financial Position and disclosed in schedule 3 of the SFS.  Since 2001-02, government business enterprise specific debt has remained relatively stable, increasing slightly from $3.09 billion to $3.46 billion.

  32  Government of Saskatchewan – 2010-11 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Public Debt and Debt Charges (continued)

Credit Rating

The improvement in the Government’s finances since 2001-02 has led to a series of upgrades in its credit ratings.  One of the world’s leading credit rating agencies is Standard & Poor’s.  Its credit rating for the Province of Saskatchewan at March 31, each fiscal year since 2001-02 is shown below.

At March 31, 2011, the credit ratings for Saskatchewan and each of the other jurisdictions are shown below.  In May 2011, Standard & Poor’s upgraded Saskatchewan’s credit rating from AA+ to AAA.  Saskatchewan was the only jurisdiction to receive a credit rating upgrade at that time.

Credit Ratings - March 2011

Rating Agency1
Jurisdiction	Moody's Investors Service Inc.	Standard & Poor's	Dominion Bond Rating Service
Alberta	Aaa	AAA	AAA
British Columbia	Aaa	AAA	AA(high)
Saskatchewan	Aa1	AA+*	AA
Manitoba	Aa1	AA	A(high)
Ontario	Aa1	AA-	AA (low)
Quebec	Aa2	A+	A(high)
New Brunswick	Aa2	AA-	A(high)
Nova Scotia	Aa2	A+	A
Newfoundland & Labrador	Aa2	A+	A
Prince Edward Island	Aa2	A	A(low)

1
The rating agencies assign letter ratings to borrowers.  The major A bracket categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A.  The ‘1’, ‘2’, ‘3’, ‘high’, ‘low’, ‘-’, and ‘+’ modifiers show relative standing within the major categories.  For example, AAA exceeds AA, Aa1 exceeds Aa2 and AA exceeds AA-.

*	positive outlook or trend.

 Government of Saskatchewan – 2010-11 Public Accounts  33

Financial Statement Discussion and Analysis

Summary Financial Statements

Public Debt and Debt Charges (continued)

Debt Charges

The Government incurs interest and other costs to service its public debt.  The amount of these costs is determined by the amount of public debt and the interest rate attached to that debt.  The average effective interest rate on gross debt during 2010-11 was 6.4 per cent (2009-10 - 6.7 per cent).

Net Debt

Net debt is one measure of the amount of debt that has been left to future generations.  It is the difference between the SFS liabilities and its financial assets.

During 2010-11, net debt increased by $224 million.  This increase can be attributed to the SFS deficit of $13 million plus amounts invested in tangible capital assets and other non-financial assets.

Since 2001-02, the net debt of the SFS has declined from $8.71 billion to $3.78 billion, as follows:

Lower levels of net debt indicate increased flexibility over future spending.

  34  Government of Saskatchewan – 2010-11 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Financial Assets

Financial assets represent the amount of resources that are available to the Government that can be converted to cash to meet obligations or fund operations.  In the past five years, the SFS financial assets were as follows:

*   In 2010-11, primarily accounts receivable ($1.42 billion) and other investments ($1.14 billion).

Liabilities

Liabilities represent the obligations that the Government has to others arising from past transactions or events.  In the past five years, the SFS liabilities were as follows:

*   In 2010-11, primarily accounts payable ($2.22 billion).

From 2006-07 to 2010-11, liabilities decreased by $457 million.  This is the net result of a $2.74 billion decrease in public debt, partially offset by a $1.53 billion increase in pension liabilities.  Information relating to public debt can be found in more detail in the public debt and debt charges section found on page 34.

The total pension liability has increased from $4.65 billion in 2006-07 to $6.18 billion in 2010-11.  The increase is due to pension costs, including interest on the pension liabilities, exceeding payments to the pension plans and retirees.  The liabilities are projected to increase until the majority of plan members are retired around 2014.  In subsequent years, the liabilities will decline as pensions are paid to retired members.

 Government of Saskatchewan – 2010-11 Public Accounts  35

Financial Statement Discussion and Analysis

Summary Financial Statements

Non-financial Assets

Non-financial assets typically represent resources that the Government can use to provide services in the future.  Non-financial assets primarily consist of tangible capital assets but also include inventories held for consumption and prepaid expenses.

Tangible Capital Assets

The Statement of Financial Position reports the net book value of tangible capital assets held by government service organizations and does not include the capital assets held by government business enterprises.  The capital assets held by government business enterprises are included in the Investment in (or net assets of) Government Business Enterprises reported on the Statement of Financial Position and disclosed in schedule 3 of the SFS.  The net book value of capital assets of government service organizations in the past five years is as follows:

*	The increase in net book value of tangible capital assets in 2010 is primarily due to the impact of the first-time inclusion of Boards of Education.

The net book value represents the original cost of capital assets net of accumulated amortization and any write-down in value.  The net book value of capital assets held by the Government has steadily increased over the last five years indicating an increase in the future service potential of the Government’s capital assets.

  36  Government of Saskatchewan – 2010-11 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Assessment of Financial Condition

Financial condition describes a government’s financial health or its ability to meet its existing financial obligations, both with respect to its service commitments to the public and its financial commitments to creditors, employees and others.  The following assessment of the Government’s financial condition considers three elements: sustainability, flexibility and vulnerability.

Sustainability

Sustainability is the degree to which a government can maintain its existing service commitments and meet its existing financial obligations without increasing its debt or tax burden relative to the economy within which it operates.

Net Debt to the Province’s Gross Domestic Product

Gross domestic product (GDP) is a measure of the value of the goods and services produced during a year, indicating the size of the provincial economy.  Net debt is the difference between a government’s liabilities and financial assets and represents the future revenue that is required to pay for past transactions and events.  Net debt as a percentage of the Province’s GDP provides a measure of the level of financial demands placed on the economy by the Government’s spending and taxation policies.  A higher ratio means the net debt of the Government is more onerous on the economy, which may not be sustainable.  Therefore, a lower net debt to GDP ratio is desired and indicates higher sustainability.

The overall downward trend illustrated by this ratio is a result of growth in the provincial economy together with a declining net debt over the ten-year period.

 Government of Saskatchewan – 2010-11 Public Accounts  37

Financial Statement Discussion and Analysis

Summary Financial Statements

Assessment of Financial Condition (continued)

Net Debt to Total Revenue

Another measure of a government’s sustainability is net debt as a percentage of total revenue.  Net debt provides a measure of the future revenue that is required to pay for past transactions and events.  A lower net debt to revenue ratio indicates higher sustainability, as less time is required to eliminate net debt.

When expressed as a percentage of total revenue, the Government’s net debt has declined from 133.49 per cent to 30.69 per cent of total revenue since 2001-02.  The reduction in this ratio indicates that the Government’s annual revenue has been sufficient not only to pay for current transactions and events, but also to pay off a portion of past deficits.

  38  Government of Saskatchewan – 2010-11 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Assessment of Financial Condition (continued)

Flexibility

Flexibility is the degree to which a government can change its debt or tax burden and still meet its existing service commitments and financial obligations.

Debt Charges to Total Revenue

A debt charges to revenue ratio, often referred to as the interest bite, indicates the proportion of provincial revenue that is required to pay interest charges on public debt and therefore, is not available to pay for essential public services and programs.  A lower ratio means that there is more money available to provide government services.

Over the last ten years, the interest bite has decreased due to both increased revenue and decreased interest costs.  In 2010-11, the Government spent approximately 5.75 cents of each dollar of revenue on debt charges on public debt, compared to 13.79 cents in 2001-02.  This reduction leaves more resources available to the Government to provide services without increasing its revenue.

 Government of Saskatchewan – 2010-11 Public Accounts  39

Financial Statement Discussion and Analysis

Summary Financial Statements

Assessment of Financial Condition (continued)

Own-source Revenue to the Province’s Gross Domestic Product

This ratio measures the extent to which the Government is taking income out of the provincial economy, either through taxation or user fees.  An increase in this ratio indicates that the Government’s own-source revenue is growing faster than the economy, reducing the Government’s flexibility to increase revenue without slowing the growth of the provincial economy.

Own-source revenue as a percentage of GDP has remained relatively stable over the last ten years meaning that the Government has not significantly changed its demands on the provincial economy over this time.  This indicates that the Government’s flexibility is largely unchanged over the last ten years.

  40  Government of Saskatchewan – 2010-11 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Assessment of Financial Condition (continued)

Vulnerability

Vulnerability is the degree to which a government is dependent on sources of funding outside of its control or is exposed to risks that could impair its ability to meet its existing service commitments and financial obligations.

Transfers from the Federal Government to Total Revenue

The Government has no control over the amount of federal transfers that it receives each year.  Transfers from the federal government as a percentage of total revenue is therefore an indicator of the degree of vulnerability the Government has as a result of reliance on the federal government for revenue.  Generally, a decreasing ratio indicates that a government is less reliant on federal transfers to fund its programs, making it less vulnerable.

For the past ten years, the percentage of total revenue attributable to transfers from the federal government was as follows:

In 2010-11, 17.07 per cent of the Government’s revenue came from transfers from the federal government with the remainder coming from Saskatchewan sources.  The Government’s ability to fund essential programs and services from own-source revenue has remained fairly stable over the past several years.

 Government of Saskatchewan – 2010-11 Public Accounts  41

Financial Statement Discussion and Analysis

Risks and Uncertainties

The Government is subject to risks and uncertainties that arise from variables which the Government can not directly control.  These risks and uncertainties include:

•	changes in economic factors such as economic growth, commodity and non-renewable resource prices, inflation, interest rates, population growth, personal income and retail sales;
•	financial risks including interest rate risk, foreign exchange rate risk, credit risk and liquidity risk;
•	changes in transfers from the federal government;
•	utilization of Government services, such as crop insurance, health care and social services;
•	other unforeseen developments including natural and other disasters, changes in environmental liabilities and legal obligations; and
•	changes in accounting standards.

The Government has implemented strategies that limit its exposure to such risks and uncertainties.  The key component of this fiscal management plan is The Growth and Financial Security Act (the Act), legislation that provides a fiscal framework to ensure balanced GRF budgets and the appropriate use of surplus revenue.

The Act imposes discipline into the budgetary process and reduces risk to external events by requiring annual program reviews and the tabling of balanced budgets and debt management plans, yet the fiscal framework has the flexibility to respond to sudden and rapid changes in factors beyond Government’s influence or control.  Specifically, the Act:

•	requires a four-year financial plan with balanced budgets to be prepared annually;
•	requires a four-year debt management plan to be prepared annually;
•	requires actual revenue in each fiscal year to be greater than actual expense;
•	requires deficits to be fully offset in the following fiscal year;
•
establishes the Growth and Financial Security Fund to assist in providing for financial security from year to year and to provide a source of funds available for use for promoting or enhancing the economic development of Saskatchewan;

•	requires 50 per cent of any GRF pre-transfer surplus to be transferred to the Growth and Financial Security Fund;
•	requires the remaining 50 per cent of any GRF pre-transfer surplus to be applied to the Debt Retirement Fund; and
•	contains provisions for extraordinary events, such as natural or other disasters, that lead to unanticipated spending or reduced revenue.

In addition, recognizing that Saskatchewan is heavily reliant on non-renewable resources and external events, the Government takes a prudent approach in developing its budget assumptions for macroeconomic variables and non-renewable resource prices.  Government makes use of a number of forecasts from national forecasting agencies and banks, private industry and private sector analysts when developing the underlying assumptions to fiscal forecasts both at budget and throughout the fiscal year.

The fiscal impact of changes in the underlying economic assumptions, including non-renewable resource prices, are estimated on a regular basis in order to quantify the risk associated with each forecast assumption.  By understanding the size of the risk inherent in the fiscal projections, Government is better able to make sound financial decisions.

Finally, the Government requires regular fiscal updates during the fiscal year.  These updates are based on the continual monitoring of monthly financial results and current economic conditions, as well as the early identification of potential spending pressures.  The Government publishes quarterly reports that contain revised fiscal and economic forecasts so that Saskatchewan residents are well-informed as to the Government’s current fiscal position and the risks and uncertainties associated with the Government’s fiscal plan.

Risk management specific to public debt is discussed in note 3 of the GRF financial statements and note 3 of the SFS.

  42  Government of Saskatchewan – 2010-11 Public Accounts

General Revenue Fund Financial Statements

General Revenue Fund

Responsibility for the General Revenue Fund Financial
Statements

The Government is responsible for the General Revenue Fund Financial Statements.  The Government maintains a system of accounting and administrative controls to ensure that accurate and reliable financial statements are prepared and to obtain reasonable assurance that transactions are authorized, assets are safeguarded, and financial records are maintained.

The Provincial Comptroller prepares these statements in accordance with the Government's stated accounting policies, using the Government's best estimates and judgement when appropriate.

The Provincial Auditor expresses an independent opinion on these statements.  His report, which appears on the following page, provides the scope of his audit and states his opinion.

Treasury Board approves the General Revenue Fund Financial Statements.  The statements are tabled in the Legislative Assembly as part of the Public Accounts and referred to the Standing Committee on Public Accounts for review.

On behalf of the Government of the Province of Saskatchewan.

/s/ Ken Krawetz

Ken Krawetz
Deputy Premier
Minister of Finance

/s/ Karen Layng

Karen Layng
Deputy Minister of Finance

/s/ Terry Paton

Terry Paton
Provincial Comptroller

Regina, Saskatchewan
June 2011

 Government of Saskatchewan – 2010-11 Public Accounts  45

General Revenue Fund

Independent Auditor's Report

To the Members of the Legislative Assembly of Saskatchewan

I have audited the accompanying financial statements of the General Revenue Fund, which comprise the statement of financial position as at March 31, 2011, and the statements of operations, accumulated deficit, change in net debt, and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with Canadian public sector accounting principles for Treasury Board’s approval, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

My responsibility is to express an opinion on these financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

Basis for Qualified Opinion

1.
The Government through the General Revenue Fund is responsible for the liabilities of several pension plans and a disability benefit plan. Notes 1 and 4 state that the pension liabilities and a disability benefit liability are not recorded in these financial statements. Canadian public sector accounting principles require that the pension and disability benefit liabilities be recorded in the financial statements. Had the pension and disability benefit liabilities been recorded, liabilities and accumulated deficit would increase by $6,024 million (2010 - $5,783 million) as at March 31, 2011 and, for the year, expenses would increase by $241 million (2010 - $341 million), and surplus would decrease by the same amounts.

2.
The Government records transactions between the General Revenue Fund and the Growth and Financial Security Fund (GFSF) as revenue or expense of the General Revenue Fund. The substance of the transactions between the General Revenue Fund and the GFSF is that the amounts the General Revenue Fund owes the GFSF must be repaid by the GFSF to the General Revenue Fund. Canadian public sector accounting principles do not allow the General Revenue Fund to record changes in the amount due to the GFSF as revenue or expense of the General Revenue Fund.

 Government of Saskatchewan – 2010-11 Public Accounts  47

General Revenue Fund

The financial statements show an expense (as Transfer to the GFSF) of $48 million (2010 - net Transfer from the GFSF of $257 million). It is not appropriate to record an expense because the GFSF must return all amounts due to the General Revenue Fund. Likewise, it is not appropriate to record revenue for it is only the amount the GFSF has returned to the General Revenue Fund in the year. Instead of recording an expense or revenue, the financial statements should record an asset equal to the amount it owed or paid to the GFSF. Had the Government properly recorded the transactions, Total Financial Assets would increase by $1,006 million (2010 - $958 million) and accumulated deficit would decrease by the same amount as at March 31, 2011 and, Surplus for the year would increase by $48 million (2010 - decrease by $257 million).

Qualified Opinion

In my opinion, except for the effects of not recording pension and disability benefit liabilities and recording the amounts that the General Revenue Fund has paid to the GFSF as expense of the General Revenue Fund as described in the preceding paragraphs, the financial statements present fairly, in all material respects, the financial position of the General Revenue Fund as at March 31, 2011, and the results of its operations, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Usefulness of these Financial Statements is Limited

These financial statements contain qualifications from Canadian public sector accounting standards and only report transactions and events of the General Revenue Fund, a component of the Summary Financial Statements. Therefore, readers should not use the General Revenue Fund financial statements to understand and assess the Government’s overall management of public financial affairs and provincial resources. Rather, they should use the Summary Financial Statements of the Government of the Saskatchewan.

The Government is comprised of over 270 different entities other than the General Revenue Fund. The extent of the Government’s controlled financial activities outside of this Fund is significant. Consideration of the financial activities of these entities, and adjusting for the qualifications to the General Revenue Fund has the following impact: total financial assets increase by $7,188 million (2010 - $6,661 million); total liabilities increase by $7,295 million (2010 - $6,582 million); net debt increases by $107 million (2010 - decreases by $79 million); total non-financial assets increase by $3,567 million (2010 - $3,304 million); accumulated deficit decreases by $3,460 million (2010 - $3,382 million); total revenue including net income from government business enterprises increases by $2,237 million (2010 - $1,469 million); total expense increases by $2,298 million (2010 - $2,303 million); and the annual surplus decreases by $61 million (2010 - $834 million).

Only the Summary Financial Statements report the full nature and extent of the overall financial affairs and resources of the Government of the Province of Saskatchewan.

/s/ Bonnie Lysyk

Bonnie Lysyk, MBA, CA
Provincial Auditor

Regina, Saskatchewan
June 16, 2011

  48  Government of Saskatchewan – 2010-11 Public Accounts

General Revenue Fund

Statement of Financial Position
As at March 31, 2011
(thousands of dollars)

	2011	2010
Financial Assets
Cash and temporary investments (note 2)	457,912	858,427
Accounts receivable (schedule 1)	857,866	855,117
Deferred charges	7,128	9,775
Loans to Crown corporations (schedule 2)	609,044	818,751
Other loans (schedule 3)	91,165	100,168
Equity investment in Crown Investments Corporation of Saskatchewan	1,058,889	1,051,152
Total Financial Assets	3,082,004	3,693,390
Liabilities
Accounts payable and accrued liabilities (schedule 4)	1,513,501	1,896,708
Deposits held (schedule 5)	403,672	396,122
Unearned revenue	91,323	75,642
Public debt
Government general debt (note 3)(schedule 6)	4,135,226	4,140,482
Crown corporation general debt (note 3)(schedule 6)	609,044	818,751
Unamortized foreign exchange gain	5,231	3,939
Total Liabilities	6,757,997	7,331,644
Net Debt	(3,675,993)	(3,638,254)
Non-financial Assets
Prepaid expenses	11,435	7,004
Inventories held for consumption	120,652	109,411
Tangible capital assets (schedule 9)	3,045,147	2,975,411
Total Non-financial Assets	3,177,234	3,091,826
Accumulated Deficit	(498,759)	(546,428)
Employee future benefits (note 4)
Contingencies (note 5)
Guaranteed debt (note 5)(schedule 8)
Contractual obligations (note 6)
The accompanying notes and schedules are an integral part of these financial statements.

 Government of Saskatchewan – 2010-11 Public Accounts  49

General Revenue Fund

Statement of Operations
For the Year Ended March 31, 2011
(thousands of dollars)
	2011		2010
	Budget	Actual	Actual
Revenue
Taxation	4,859,200	5,131,642	4,732,273
Non-renewable resources	2,108,000	2,527,799	1,910,624
Transfers from government entities	768,500	964,682	1,249,096
Other own-source revenue	514,500	836,307	770,432
Transfers from the federal government	1,699,700	1,600,248	1,604,033
Total Revenue (schedule 10)	9,949,900	11,060,678	10,266,458
Expense
Ministries and Agencies
Advanced Education, Employment and Immigration1	846,131	935,426	866,110
Agriculture	385,776	482,306	373,246
Corrections, Public Safety and Policing	336,205	390,156	340,314
Education	1,312,414	1,363,639	1,334,346
Energy and Resources	37,720	77,621	40,546
Enterprise and Innovation	9,547	24,114	22,497
Enterprise Saskatchewan	37,036	39,586	45,406
Environment	174,299	213,895	172,304
Executive Council	12,177	11,629	8,478
Finance	324,827	314,102	326,558
Finance Debt Servicing (schedule 14)	435,000	424,334	479,962
First Nations and Métis Relations	85,740	71,630	86,842
Government Services	12,472	10,972	15,215
Government Services - commercial operations (schedule 11)	-	83,868	82,030
Health	4,202,106	4,547,793	3,934,231
Highways and Infrastructure	402,939	427,471	418,279
Highways and Infrastructure - commercial operations (schedule 11)	-	5,925	3,281
Information Technology Office	16,472	16,744	11,834
Information Technology Office - commercial operations (schedule 11)	-	1,931	1,574
Innovation Saskatchewan	1,318	9,818	-
Intergovernmental Affairs	-	-	3,295
Justice and Attorney General	140,350	145,871	145,293
Municipal Affairs	382,207	363,669	409,956
Office of the Provincial Capital Commission	10,082	10,166	-
Office of the Provincial Secretary	3,417	3,466	4,879
Public Service Commission	36,873	36,238	50,229
Saskatchewan Research Council	16,633	16,633	15,016
Social Services	753,703	795,778	740,087
Tourism, Parks, Culture and Sport	110,071	102,289	129,703
Legislative Assembly and its Officers
Chief Electoral Officer	1,679	2,023	1,679
Children's Advocate	1,621	1,648	1,628
Conflict of Interest Commissioner	156	298	143
Information and Privacy Commissioner	927	964	874
Legislative Assembly	23,950	23,081	23,295
Ombudsman	2,221	2,228	2,152
Provincial Auditor	8,017	8,028	7,471
Total Expense (schedules 12 and 13)	10,124,086	10,965,340	10,098,753
Pre-transfer (deficit) surplus	(174,186)	95,338	167,705
Transfer to the Growth and Financial Security Fund	-	(47,669)	(83,853)
Transfer from the Growth and Financial Security Fund	194,186	-	340,648
Surplus	20,000	47,669	424,500

1
For 2011, Advanced Education, Employment and Immigration includes expenses for which administration has been transferred to the Ministry of Labour
Relations and Workplace Safety and the Ministry of Social Services.

The accompanying notes and schedules are an integral part of these financial statements.

  50  Government of Saskatchewan – 2010-11 Public Accounts

General Revenue Fund

Statement of Accumulated Deficit
For the Year Ended March 31, 2011
(thousands of dollars)

	2011		2010
	Budget	Actual	Actual

Accumulated deficit, beginning of year	(546,428)	(546,428)	(970,928)
Surplus	20,000	47,669	424,500
Accumulated Deficit, End of Year	(526,428)	(498,759)	(546,428)
Statement of Change in Net Debt
For the Year Ended March 31, 2011
(thousands of dollars)

	2011		2010
	Budget	Actual	Actual

Surplus	20,000	47,669	424,500
Tangible Capital Assets
Acquisitions (schedule 9)	(347,983)	(390,042)	(388,541)
Amortization (schedule 9)	165,903	179,522	160,175
Net loss (gain) on disposal	18,000	(7,138)	(13,284)
Net transfers to (from) government organizations	-	127,737	(1,396)
Proceeds on disposal	-	19,914	40,332
Write-downs (schedule 9)	-	271	180
Net Acquisition of Tangible Capital Assets	(164,080)	(69,736)	(202,534)
Other Non-financial Assets
Net acquisition of prepaid expenses	-	(4,431)	(102)
Net acquisition of inventories held for consumption	-	(11,241)	(12,066)
Net Acquisition of Other Non-financial Assets	-	(15,672)	(12,168)

(Increase) decrease in net debt	(144,080)	(37,739)	209,798
Net debt, beginning of year	(3,638,254)	(3,638,254)	(3,848,052)
Net Debt, End of Year	(3,782,334)	(3,675,993)	(3,638,254)
The accompanying notes and schedules are an integral part of these financial statements.

 Government of Saskatchewan – 2010-11 Public Accounts  51

General Revenue Fund

Statement of Cash Flow
For the Year Ended March 31, 2011
(thousands of dollars)

	2011	2010
Operating Activities
Surplus	47,669	424,500
Non-cash items included in surplus (schedule 15)	23,472	(10,122)
Net change in non-cash operating activities (schedule 15)	(383,300)	226,875
Cash (Used for) Provided by Operating Activities	(312,159)	641,253
Capital Activities
Acquisition of tangible capital assets (schedule 9)	(390,042)	(388,541)
Proceeds on disposal of tangible capital assets	19,914	40,332
Cash Used for Capital Activities	(370,128)	(348,209)
Investing Activities
Loan advances	(197,319)	(352,586)
Loan repayments	408,767	114,977
Sinking funds
Contributions for general debt	(60,045)	(64,558)
Contributions received for Crown corporation general debt	5,436	4,644
Redemptions for general debt	502,972	892,655
Redemptions disbursed for Crown corporation general debt	-	(48,993)
Equity investment in Crown Investments Corporation of Saskatchewan	120,000	-
Cash Provided by Investing Activities (schedule 15)	779,811	546,139
Financing Activities
Proceeds from general debt	182,719	508,629
Repayment of general debt	(688,308)	(867,047)
Increase (decrease) in deposits held	7,550	(198,233)
Cash Used for Financing Activities	(498,039)	(556,651)
(Decrease) increase in cash and temporary investments	(400,515)	282,532
Cash and temporary investments, beginning of year	858,427	575,895
Cash and Temporary Investments, End of Year	457,912	858,427
The accompanying notes and schedules are an integral part of these financial statements.

  52  Government of Saskatchewan – 2010-11 Public Accounts

General Revenue Fund

Notes to the Financial Statements
As at March 31, 2011

1. Significant Accounting Policies

Basis of accounting

These financial statements are prepared in accordance with Canadian public sector accounting standards, with the following exceptions:

•	transfers to and from the Growth and Financial Security Fund are included in the determination of surplus for the year; and
•
pension liabilities and a disability benefit liability are not recorded in the financial statements.  The General Revenue Fund accounts for defined benefit pension plans and a disability benefit plan on a cash basis.

Reporting entity

The General Revenue Fund is the general fund, which receives all revenues unless otherwise specified by law.  Spending from the General Revenue Fund is appropriated by the Legislative Assembly.

Other government entities such as special purpose funds, government business enterprises and other Crown corporations and agencies report separately in other financial statements.  Only financial transactions to or from these other entities are included in the General Revenue Fund.  The net expenses/recoveries for revolving funds’ operations are charged to expense.

Government business enterprises are self-sufficient government organizations that have the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as their principal activity.

The Government’s Summary financial statements, which include the financial activities of the General Revenue Fund and other government entities, are provided separately.

Specific accounting policies

Financial assets

Financial assets are assets that could be used to discharge existing liabilities or finance future operations and are not for consumption in the normal course of operations.

Temporary investments are recorded at the lower of cost or market.

Deferred charges include issue costs and net discounts or premiums incurred on the issue of general debt and related derivative instruments.  They are recorded at cost and amortized on a straight-line basis over the remaining life of the debt issue.

Loans to Crown corporations and Other loans generally have fixed repayment terms and are interest bearing.  Promissory notes issued by Crown corporations are recorded at par; all other loans are recorded at cost.  Loans to Crown corporations are presented net of amounts Crown corporations have contributed to sinking funds and net of government business enterprise specific debt.

Equity investment in Crown Investments Corporation of Saskatchewan is an advance to the corporation to form its equity capitalization and is recorded at cost.

Where there has been a loss in value that is other than a temporary decline, loans and equity investments are written down to recognize the loss.

Liabilities

Liabilities are present obligations to individuals and organizations outside of the General Revenue Fund as a result of transactions and events occurring prior to year-end, which will be satisfied in the future through the transfer or use of assets or another form of economic settlement.  They consist of obligations to provide authorized transfers where any eligibility criteria have been met, to repay borrowings, to pay for goods and services acquired prior to year-end and to deliver goods or services in the future where payment has been received.  Liabilities include contingencies when it is likely that a liability exists and the amount can be reasonably estimated.

Unearned revenue consists mainly of revenue for Crown mineral leases and motor vehicle fees that will be earned in a subsequent fiscal year.

 Government of Saskatchewan – 2010-11 Public Accounts  53

General Revenue Fund

Notes to the Financial Statements

1. Significant Accounting Policies (continued)

Public debt is recorded at par, and is comprised of:

•	government general debt, which is debt issued by the General Revenue Fund to fund government spending;
•	Crown corporation general debt, which is debt issued by the General Revenue Fund and subsequently loaned to a Crown corporation; and
•
government business enterprise specific debt, which is debt issued by the General Revenue Fund specifically on behalf of government business enterprises, where the government expects to realize the receivables from the government business enterprises and settle the external debt simultaneously.  Government business enterprises for which the government issues debt specifically are listed in schedule 6.

On the Statement of Financial Position, public debt is presented net of loans to Crown corporations for government business enterprise specific debt.  Debt servicing costs on the Statement of Operations are presented net of reimbursements of interest for government business enterprise specific debt.

Certain debenture issues require contributions to a sinking fund.  These obligations are recorded at principal less sinking fund balances where applicable.  The General Revenue Fund is reimbursed by Crown corporations for all sinking fund contributions made for debt incurred on their behalf.  Premiums and discounts on long-term investments within these sinking funds are amortized on a constant yield basis.

Debt issues and sinking fund investments held in foreign currencies are converted to the Canadian dollar equivalent at the exchange rate in effect at March 31.

Premiums, discounts and issue costs incurred on general debt are recorded as deferred charges.  Premiums, discounts and commissions on government business enterprise specific debt are netted against reimbursements by these entities.

Unamortized foreign exchange gain or loss includes unrealized foreign exchange gains and losses resulting from conversion of general debt and sinking fund investments held in a foreign currency to the Canadian dollar equivalent at the exchange rate in effect at March 31. Unrealized foreign exchange gains and losses are amortized on a straight-line basis over the remaining life of the debt issue.  Realized foreign exchange gains and losses resulting from general debt transactions are included in debt servicing costs.

Guaranteed debt includes guarantees by the Minister of Finance made through specific agreements or legislation to pay all or part of the principal and/or interest on a debt obligation in the event of default by the borrower.  Loss provisions on guaranteed debt are recorded as a liability and an expense when it is likely that a loss will occur.  The amount of the loss provision represents the best estimate of future payments net of recoveries.

Non-financial assets

Non-financial assets are acquired, constructed or developed assets that do not normally provide resources to discharge existing liabilities, but instead are normally employed to deliver government services, may be consumed in the normal course of operations and are not for sale in the normal course of operations.

Inventories held for consumption are recorded at cost and are expensed as they are consumed.

Tangible capital assets are recorded at cost and include all amounts directly attributable to the acquisition, construction, development or betterment of the asset but does not include interest.  Tangible capital assets are generally amortized on a straight-line basis over the estimated useful life of each asset.

Revenue

Revenues are recorded on the accrual basis.  For corporate and individual income taxes, cash received from the federal government is used as the basis for estimating the tax revenue.  Government transfers are recognized as revenue in the period during which the transfer is authorized and any eligibility criteria are met.

Expense

Expenses are recorded on the accrual basis, except for costs related to defined benefit pension plans and a disability benefit plan, which are recorded on the cash basis.  Government transfers are recognized as expenses in the period during which the transfer is authorized and any eligibility criteria are met.

  54  Government of Saskatchewan – 2010-11 Public Accounts

General Revenue Fund

Notes to the Financial Statements

1. Significant Accounting Policies (continued)

Measurement uncertainty

Uncertainty in the determination of the amount at which an item is recognized or disclosed in financial statements is known as measurement uncertainty.  Such uncertainty exists when there is a variance between the recognized or disclosed amount and another reasonably possible amount.

Measurement uncertainty that may be material to these financial statements exists:

•	in corporate and individual income tax revenue of $2,951.1 million (2010 - $2,772.3 million) because final tax assessments may differ from initial estimates on which cash payments are based;
•	in oil and natural gas non-renewable resource revenue of $1,303.8 million (2010 - $1,334.7 million) because of price and production sensitivities in the royalty revenue structures;
•
in resource surcharge non-renewable resource revenue of $360.8 million (2010 - $475.6 million) because the final valuation of resource sales may differ from initial estimates on which installments are based;

•	in potash non-renewable resource revenue of $262.5 million (2010 - $(183.9) million) because actual operating profits may differ from initial estimates;
•
in the Canada Health Transfer and Canada Social Transfer revenue of $1,138.0 million (2010 - $1,154.2 million) because of changes in the economic and demographic conditions in the Province and the country;

•
in agricultural income stability programs expense of $141.2 million (2010 - $131.4 million) because actual program uptake may differ from initial estimates which are based on farm income forecasts; and

•	in the disclosure of liabilities for defined benefit pension plans of $6,004.6 million (2010 - $5,760.7 million) because actual experience may differ from actuarial estimations and assumptions.

While best estimates are used for reporting items subject to measurement uncertainty, it is reasonably possible that changes in future conditions, occurring within one fiscal year, could require a material change in the amounts recognized or disclosed.

2. Temporary Investments

Temporary investments are recorded at $459.8 million (2010 - $782.9 million), consist of investment grade money market securities and are generally for less than 30 days.  Due to their short-term nature, market value approximates cost.

3. Risk Management of Public Debt

Funds are borrowed in both domestic and foreign capital markets by issuing Government of Saskatchewan securities.  This borrowing activity finances government operations and the activities of Crown corporations.  These transactions result in exposure to four types of risk:  interest rate risk, foreign exchange rate risk, credit risk and liquidity risk.

To manage these risks, a preference for fixed rate Canadian dollar denominated debt is maintained.  Where market conditions dictate that other forms of debt are more attractive, opportunities are sought to use derivative financial instruments to reduce these risks.  A derivative financial instrument is a contract, the value of which is based on the value of another asset or index.

Interest rate risk is the risk that debt servicing costs will increase due to changes in interest rates.  This risk is managed by issuing debt securities at predominantly fixed rates of interest rather than at floating rates of interest.

Floating rate debt is defined as the sum of floating rate debentures, short-term promissory notes, fixed rate debt maturing within one year and Saskatchewan Savings Bonds.  Opportunities are sought to effectively convert floating rate debt into fixed rate debt through the use of interest rate swaps.  There are interest rate swaps on a notional value of debt of $66.0 million (2010 - $66.0 million).  At March 31, 2011, 90.3 per cent (2010 - 85.6 per cent) of the gross debt effectively carried a rate of interest that was fixed for greater than a one-year period.

Gross debt includes floating rate debt of $1,027.1 million (2010 - $1,535.5 million).  A one percentage point increase in interest rates would decrease the surplus by $8.9 million in 2010-11.

Foreign exchange rate risk is the risk that debt servicing costs will increase due to a decline in the value of the Canadian dollar relative to other currencies.  This risk is managed by maintaining a preference for issuing debt that is denominated in Canadian dollars. Where debt has been issued in foreign currencies, opportunities are sought to effectively convert it into Canadian dollar debt through the use of cross currency swaps.  At March 31, 2011, 97.5 per cent (2010 - 97.4 per cent) of the gross debt is effectively denominated in Canadian dollars.  A one cent change in the value of the U.S. dollar compared to the Canadian dollar from the March 31, 2011 level would have an insignificant effect on debt and debt servicing costs.

 Government of Saskatchewan – 2010-11 Public Accounts  55

General Revenue Fund

Notes to the Financial Statements

3. Risk Management of Public Debt (continued)

The following foreign denominated items have been hedged to Canadian dollars using cross currency swaps:

•	debentures totalling 1,225.0 million U.S. dollars (2010 - 1,225.0 million) fully hedged to $1,619.3 million Canadian (2010 - $1,619.3 million);
•	debentures totalling 300.0 million Swiss francs (2010 - 300.0 million) fully hedged to $274.7 million Canadian (2010 - $274.7 million); and
•	interest payments on debentures of 275.0 million U.S. dollars (2010 - 275.0 million) hedged to Canadian dollars at an exchange rate of 1.2325 (2010 - 1.2325).

In total, there are cross currency swaps on a notional value of debt of $2,507.5 million (2010 - $2,507.5 million).  The effectiveness of these hedges is assessed on an ongoing basis by monitoring the credit ratings of the counterparties to the hedges.

Credit risk is the risk that a loss may occur from the failure of another party to meet its obligations under a derivative financial instrument contract.  This risk is managed by dealing only with counterparties that have good credit ratings and by establishing limits on individual counterparty exposures and monitoring those exposures on a regular basis.  At March 31, 2011, 100 per cent (2010 - 100 per cent) of counterparties held a Standard and Poor’s credit rating of A or higher.

Liquidity risk is a risk that financial commitments will not be met over the short term.  This risk is managed by distributing debt maturities over many years, maintaining sinking funds on long-term debt issues and maintaining adequate cash reserves and short-term borrowing programs as contingent sources of liquidity.

4. Employee Future Benefits

Pension Plans

The Government sponsors several defined benefit pension plans and a defined contribution pension plan.

Pension fund assets of government sponsored defined benefit and defined contribution pension plans are invested in fixed income securities, equities, real estate and short-term monetary items.  The investment in Government of Saskatchewan securities is insignificant for all plans.

Defined benefit plans

Defined benefit plans provide benefits based on length of service and pensionable earnings.  A typical defined benefit plan provides pensions equal to 2.0 per cent of a member’s average five years highest salary, multiplied by the years of service to a maximum of 35 years.  Members contribute a percentage of salary, which may vary based on age, to their plan.  Pensions and contribution rates are integrated with the Canada Pension Plan.

The two main plans are the Teachers’ Superannuation Plan (TSP) and the Public Service Superannuation Plan (PSSP).  Other plans include Judges of the Provincial Court Superannuation Plan (Judges), Saskatchewan Transportation Company Employees Superannuation Plan (STC), Anti-TB League Employees Superannuation Plan (ATB) and the Saskatchewan Pension Annuity Fund, an annuity underwriting operation.  Obligations for allowances payable to members of the former Members of the Legislative Assembly Superannuation Fund (MLA) are part of the General Revenue Fund.

Actuarial valuations are performed at least triennially.  An actuary extrapolates these valuations when a valuation is not done in the current fiscal year.  Valuations are based on a number of assumptions about future events, such as inflation rates, interest rates, wage and salary increases and employee turnover and mortality.  These assumptions reflect estimates of expected long-term rates and short-term forecasts.  Estimates vary based on the individual plan.

The accrued benefit obligation is determined using the projected benefit method prorated on services.  Pension fund assets are valued at market related values based on actual market values averaged over a four-year period.  In the periods between valuations, the actuary estimates the market related value of pension fund assets using expected long-term rates of return for the individual plans.

The Government is required to match member current service contributions for all plans except the PSSP and Judges.  Separate pension funds are maintained for all plans except the PSSP and the MLA.  The PSSP member contributions are deposited into the General Revenue Fund.  All pension obligations arising under the PSSP and the MLA are paid from the General Revenue Fund.

  56  Government of Saskatchewan – 2010-11 Public Accounts

General Revenue Fund

Notes to the Financial Statements

4. Employee Future Benefits (continued)

Information on the defined benefit plans is as follows:
	2011						2010
	TSP	PSSP		Others		Total	Total

Plan status	closed	closed		closed1		n/a	n/a
Member contribution rate (percentage of salary)	7.85	7.00-9.00	2	5.00-9.00	2	n/a	n/a
Number of active members	1,499	623		55		2,177	2,842
Average age of active members (years)	56.2	57.5		57.7		56.6	56.0
Number of former members entitled to deferred
pension benefits	4,583	94		10		4,687	4,779
Number of superannuates and surviving spouses	11,280	5,698		2,249		19,227	19,020
Actuarial valuation date	June 30/09	Dec. 31/08		Various		n/a	n/a
Long-term assumptions used
Rate of compensation increase (percentage)	3.50	3.50		3.50		n/a	n/a
Expected rate of return on plan assets (percentage)	6.60	n/a		5.75-6.15		n/a	n/a
Discount rate (percentage)	4.80	4.70		4.20-5.00		n/a	n/a
Inflation rate (percentage)	2.50	2.50		2.50		n/a	n/a
Expected average remaining service life (years)	4.0	1.5		1.5-7.5		n/a	n/a
Post-retirement index (percentage of annual increase in
Consumer Price Index)	80	70		70-75		n/a	n/a

1	Judges is open to new membership; all other plans are closed.
2	Contribution rate varies based on age upon joining the plan.

Based on the latest actuarial valuations, extrapolated to March 31, 2011, the present value of accrued pension benefits and the market related value of pension fund assets are shown in the table below:
(thousands of dollars)	2011				2010
	TSP1	PSSP	Others	Total	Total
Accrued benefit obligation,
beginning of year	5,152,049	1,898,650	323,160	7,373,859	7,216,147
Current period benefit cost	35,032	9,127	5,020	49,179	59,296
Plan amendment	-	-	-	-	(173)
Interest cost	255,397	90,465	15,200	361,062	371,145
Actuarial losses	-	33,903	10,863	44,766	180,926
Benefit payments	(323,573)	(121,377)	(22,515)	(467,465)	(453,482)
Accrued Benefit Obligation, End of Year	5,118,905	1,910,768	331,728	7,361,401	7,373,859
Plan assets, beginning of year	1,174,158	-	195,260	1,369,418	1,486,890
Employer contributions	89,271	119,065	6,131	214,467	173,376
Employee contributions	8,662	2,312	534	11,508	14,840
Return on plan assets	70,048	-	13,190	83,238	89,439
Actuarial gains	-	-	6,214	6,214	58,355
Benefit payments	(323,573)	(121,377)	(22,515)	(467,465)	(453,482)
Plan Assets, End of Year 2	1,018,566	-	198,814	1,217,380	1,369,418
	4,100,339	1,910,768	132,914	6,144,021	6,004,441
Unamortized estimation adjustments3	(68,955)	(64,768)	(5,739)	(139,462)	(243,702)
Total Pension Liabilities4	4,031,384	1,846,000	127,175	6,004,559	5,760,739
1	The TSP had an actual rate of return on plan assets of 10.8 per cent (2010 - 15.0 per cent).
2
At March 31, 2011, the market value of plan investments was $1,114.3 million (2010 - $1,233.1 million).  Of this amount, 42.7 per cent (2010 - 42.9 per cent) was invested in fixed income securities and 44.9 per cent (2010 - 47.7 per cent) in equity investments.

3
Unamortized estimation adjustments are amortized against the net obligation over periods ranging from 3.7 to 4.0 years for the TSP, from 1.5 to 3.9 years for the PSSP and from 1.5 to 10.0 years for the other plans. These represent the expected average remaining service life of active plan members at the time the estimation adjustments arose.

4
Changes in assumptions can result in significantly higher or lower estimates of pension liabilities.  A one percentage point decrease in the discount rate would result in a $624.2 million and $227.4 million increase in the pension liabilities for the TSP and the PSSP respectively, and a one percentage point increase would result in a $516.1 million and $189.2 million decrease in the pension liabilities for the TSP and the PSSP respectively.

 Government of Saskatchewan – 2010-11 Public Accounts  57

General Revenue Fund

Notes to the Financial Statements

4. Employee Future Benefits (continued)

Defined contribution plans

Defined contribution plans provide pensions based on accumulated contributions and investment earnings.  Employees contribute a percentage of salary.

The Government sponsors the Public Employees Pension Plan (PEPP), a multi-employer defined contribution plan.  Employers are required to provide contributions at specified rates for employee current service.  The General Revenue Fund has fully funded its share of contributions. The General Revenue Fund also contributes to the Saskatchewan Teachers’ Retirement Plan (STRP), sponsored by the Saskatchewan Teachers’ Federation.

Information on the defined contribution plans to which the General Revenue Fund contributes is as follows:
	2011				2010
	PEPP		STRP¹	Total	Total

Plan status	open		n/a	n/a	n/a
Member contribution rate (percentage of salary)	5.00-9.00	2	n/a	n/a	n/a
Government contribution rate (percentage of salary)	6.00-9.00	2	n/a	n/a	n/a
Number of active members, all employers	25,382		n/a	25,382	28,801
General Revenue Fund participation
Number of active members	11,956		n/a	11,956	14,373
Member contributions (thousands of dollars)	52,784		n/a	52,784	52,023
Government contributions (thousands of dollars)	57,384		60,654	118,038	111,809

1	The STRP is a contributory defined benefit pension plan. The Government contributes an amount which is set through provincial negotiations.
2	Contribution rate varies based on employee group.

Pension expense

Pensions are accounted for on a cash basis.  The pension liabilities are not recorded in the financial statements.
(thousands of dollars)	2011	2010

Defined benefit plans	214,467	173,376
Defined contribution plans	118,038	111,809
Total Pension Expense	332,505	285,185

Other Employee Future Benefits

The Government provides long-term disability benefits to members of the TSP.  The disability benefit plan liability of $19.2 million (2010 - $22.6 million) is not recorded in the financial statements.  The benefit expense on a cash basis is $4.6 million (2010 - $5.4 million).

5. Contingencies

Guaranteed debt

The Minister of Finance has guaranteed the debt of others of $35.4 million (2010 - $17.1 million).  Schedule 8 provides a listing of guaranteed debt.

Lawsuits

The Government is involved in various legal actions, the outcome of which is not determinable.  Up to $396.3 million may be paid depending on the outcome of lawsuits in progress.  The lawsuits in progress include aboriginal land claims, claims for damages to persons and property, disputes of taxes and various other legal actions.

  58  Government of Saskatchewan – 2010-11 Public Accounts

General Revenue Fund

Notes to the Financial Statements

6. Contractual Obligations

Operating and capital lease obligations are as follows:
(thousands of dollars)	Operating	Capital
Future minimum lease payments
2011-12	38,972	4,764
2012-13	34,105	3,876
2013-14	30,154	1,831
2014-15	25,358	1,338
2015-16	19,022	1,006
Thereafter	68,672	3,901
	216,283	16,716
Interest and executory costs	-	(7,369)
Total Lease Obligations	216,283	9,347

Significant other contractual obligations include:

•	contracts for the construction and acquisition of tangible capital assets of $389.3 million over the next four years;
•	computer service agreements of $68.3 million over the next five years;
•	research and development projects for agriculture technology and opportunities in the agri-food industry of $26.9 million over the next five years;
•	beverage container collection and recycling programs of $20.6 million in 2011-12;
•	fire suppression aerial fleet renewal agreements of $13.9 million over the next three years;
•	projects to expand innovation and enhance the competitive ability of the Saskatchewan economy of $12.9 million over the next five years; and
•
treaty land entitlement agreements valued at approximately $6.9 million over the next three years, and rural municipality and school division tax loss compensation of approximately $13.1 million as land achieves reserve status over the course of the agreements.

7. Related Party Transactions

Included in these financial statements are transactions with various Saskatchewan Crown corporations, agencies, boards, and commissions related to the General Revenue Fund by virtue of common control by the Government of Saskatchewan.

Transactions include transfers to related parties of $5,272.4 million (2010 - $4,534.2 million).

Routine operating transactions with related parties are recorded at the rates charged by those organizations and are settled on normal trade terms.  These transactions include:

•	payments to Saskatchewan Telecommunications Holding Corporation of approximately $23.8 million (2010 - $21.9 million); and
•
taxation and non-renewable resource revenue received from related parties during 2010-11 of approximately $105.2 million (2009-10 - $92.9 million).  In addition, Saskatchewan Provincial Sales Tax and Fuel Tax are received from related parties on all taxable purchases.

Amounts due to or from related parties are described separately in these financial statements.

 Government of Saskatchewan – 2010-11 Public Accounts  59

General Revenue Fund

Notes to the Financial Statements

8. Trust Funds

The General Revenue Fund has no equity in trust fund assets.  Trust fund assets held and administered but not owned by the General Revenue Fund are as follows:
(thousands of dollars)	2011	2010

Pension plans	7,788,957	7,367,998
Public Guardian and Trustee of Saskatchewan	158,830	152,540
Other	65,468	51,707
Total Trust Fund Assets1	8,013,255	7,572,245

1	Amounts are based on the latest financial statements of the funds closest to March 31, 2011, where available.

9. Debt Retirement Fund

This fund was established pursuant to The Growth and Financial Security Act and is an accounting of the surpluses of the General Revenue Fund commencing April 1, 2008.

(thousands of dollars)	Budget	Actual

Debt Retirement Fund, beginning of year	2,813,363	2,813,363
Surplus for the year	20,000	47,669
Debt Retirement Fund, End of Year	2,833,363	2,861,032

10. Comparative Figures

Certain 2010 comparative figures have been reclassified to conform with the current year’s presentation.  With regard to expenses, the figures are reported on the same basis as the Estimates for the prior year.

  60  Government of Saskatchewan – 2010-11 Public Accounts

General Revenue Fund

Accounts Receivable				Schedule 1
As at March 31, 2011
(thousands of dollars)

			2011	2010

Taxation			198,145	186,825
Non-renewable resources			210,545	223,969
Transfers from government entities			124,855	139,336
Other own-source revenue			117,124	109,872
Transfers from the federal government			214,454	182,126
Other			53,626	73,548
			918,749	915,676
Provision for loss			(60,883)	(60,559)
Total Accounts Receivable1			857,866	855,117
1 Accounts receivable include $149.3 million due from related parties (2010 - $176.6 million).
Loans to Crown Corporations				Schedule 2
As at March 31, 2011
(thousands of dollars)

			2011	2010
Promissory Notes
Municipal Financing Corporation of Saskatchewan			6,249	6,356
Saskatchewan Opportunities Corporation			-	11,099
Saskatchewan Power Corporation			-	300,000
Saskatchewan Telecommunications Holding Corporation			-	29,500
Saskatchewan Water Corporation			15,112	23,675
SaskEnergy Incorporated			210,000	85,000
Total Promissory Notes			231,361	455,630
	Principal	Sinking
	Outstanding	Fund Equity
		(schedule 7)
Long-term Loans
Information Services Corporation of Saskatchewan	13,547	-	13,547	13,547
Saskatchewan Housing Corporation	52,004	(22,242)	29,762	31,649
Saskatchewan Opportunities Corporation	36,684	(514)	36,170	23,437
Saskatchewan Power Corporation	100,000	(2,177)	97,823	98,953
Saskatchewan Water Corporation	39,800	(5,761)	34,039	27,298
SaskEnergy Incorporated	170,000	(3,658)	166,342	168,237
Total Long-term Loans	412,035	(34,352)	377,683	363,121
Total Loans to Crown Corporations1			609,044	818,751
1	Loans to Crown corporations are presented net of government business enterprise specific debt of $3,373.8 million (2010 - $3,033.4 million) (schedule 6).

 Government of Saskatchewan – 2010-11 Public Accounts  61

General Revenue Fund

Other Loans				Schedule 3
As at March 31, 2011
(thousands of dollars)

	2011		2010
Advanced Education, Employment and Immigration
Saskatchewan Student Aid Fund		79,004		80,004

Agriculture
Agricultural Credit Corporation of Saskatchewan		-		6,150
Short-term hog loans	8,722		15,017
Provision for loss	(6,500)	2,222	(11,924)	3,093

Enterprise and Innovation
Economic development loans	8,521		9,525
Provision for loss	(2,278)	6,243	(2,626)	6,899

First Nations and Métis Relations
Economic development loans	2,540		2,817
Provision for loss	(1,938)	602	(1,952)	865

Other		3,094		3,157
Total Other Loans		91,165		100,168

  62  Government of Saskatchewan – 2010-11 Public Accounts

General Revenue Fund

Accounts Payable and Accrued Liabilities		Schedule 4
As at March 31, 2011
(thousands of dollars)

	2011	2010

Salaries and benefits	80,356	84,730
Transfers
Capital	252,314	326,814
Operating	391,253	317,021
Goods and services	107,624	82,394
Accrued interest	107,236	111,631
Equalization and Canada Health and Social Transfer repayable to the federal
government	251,191	275,000
Transfers to the federal government	119,083	149,019
Tangible capital assets	81,205	84,415
Other	123,239	465,684
Total Accounts Payable and Accrued Liabilities1	1,513,501	1,896,708
1 Includes $399.6 million payable to related parties (2010 - $707.1 million) and $376.2 million payable to the federal government (2010 - $426.1 million).

Deposits Held		Schedule 5
As at March 31, 2011
(thousands of dollars)

	2011	2010
Deposits held on behalf of government entities and others
Cattle Marketing Deductions Fund	-	5,455
Crop Reinsurance Fund of Saskatchewan	56,983	38,308
eHealth Saskatchewan	28,650	29,868
Enterprise Saskatchewan	21,748	24,639
Extended Health Care Plans	16,999	15,255
Innovation Saskatchewan	9,086	-
Liquor and Gaming Authority	44,363	44,094
New Crops Insurance Program	-	6,537
Oil and Gas Orphan Fund	6,809	5,461
Public Employees' Dental Plan	31,107	29,397
Public Employees' Pension Plan	6,327	7,392
Queen's Bench Court Accounts	10,060	8,931
Saskatchewan Agricultural Stabilization Fund	14,431	18,059
Saskatchewan Crop Insurance Corporation	40,705	54,826
Saskatchewan Grain Car Corporation	5,001	3,995
Saskatchewan Financial Services Commission Fund	12,922	8,729
Saskatchewan Student Aid Fund	14,073	20,655
School Division Tax Loss Compensation Fund	7,086	7,190
Transportation Partnerships Fund	8,771	6,305
Victims' Fund	7,022	5,611
Other	36,736	37,017
Conditional receipts	24,793	18,398
Total Deposits Held	403,672	396,122

 Government of Saskatchewan – 2010-11 Public Accounts  63

General Revenue Fund

Public Debt						Schedule 6
As at March 31, 2011
(thousands of dollars)

	2011			2010
		Government			Government
		Business			Business
		Enterprise			Enterprise
	General	Specific	Public	General	Specific	Public
	Debt1	Debt1	Debt	Debt1	Debt1	Debt

Government	4,135,226	-	4,135,226	4,140,482	-	4,140,482

Crown Corporation
Information Services Corporation of
Saskatchewan	13,547	-	13,547	13,547	-	13,547
Municipal Financing Corporation of
Saskatchewan	6,249	97,330	103,579	6,356	90,154	96,510
Saskatchewan Gaming Corporation	-	6,000	6,000	-	6,000	6,000
Saskatchewan Housing Corporation	29,762	-	29,762	31,649	-	31,649
Saskatchewan Opportunities Corporation	36,170	-	36,170	34,536	-	34,536
Saskatchewan Power Corporation	97,823	2,415,601	2,513,424	398,953	2,117,440	2,516,393
Saskatchewan Telecommunications
Holding Corporation	-	369,928	369,928	29,500	255,616	285,116
Saskatchewan Water Corporation	49,151	-	49,151	50,973	-	50,973
SaskEnergy Incorporated	376,342	484,933	861,275	253,237	564,207	817,444
Total Crown Corporation ²	609,044	3,373,792	3,982,836	818,751	3,033,417	3,852,168
Public Debt 3 4	4,744,270	3,373,792	8,118,062	4,959,233	3,033,417	7,992,650

1	General debt and government business enterprise specific debt are net of sinking funds.
2	On the Statement of Financial Position, public debt is presented net of loans to Crown corporations for government business enterprise specific debt of $3,373.8 million (2010 - $3,033.4 million).
3
Public debt repayable in U.S. dollars of 38.3 million (2010 - 53.8 million) has been converted to $37.2 million Canadian (2010 - $54.6 million) at the exchange rate in effect at March 31, 2011 of 0.9718 (2010 - 1.0156).

Public debt is comprised of gross debt net of sinking funds as follows:

	2011
	Gross	Sinking	Public
	Debta	Funds	Debt
		(schedule 7)

Government	6,111,642	(1,976,416)	4,135,226
Crown Corporation
Information Services Corporation of Saskatchewan	13,547	-	13,547
Municipal Financing Corporation of Saskatchewan	105,153	(1,574)	103,579
Saskatchewan Gaming Corporation	6,000	-	6,000
Saskatchewan Housing Corporation	52,004	(22,242)	29,762
Saskatchewan Opportunities Corporation	36,684	(514)	36,170
Saskatchewan Power Corporation	2,812,158	(298,734)	2,513,424
Saskatchewan Telecommunications Holding Corporation	436,600	(66,672)	369,928
Saskatchewan Water Corporation	54,912	(5,761)	49,151
SaskEnergy Incorporated	921,183	(59,908)	861,275
Total Crown Corporation	4,438,241	(455,405)	3,982,836
Public Debt	10,549,883	(2,431,821)	8,118,062

a
The average effective interest rate on gross debt during 2010-11 was 6.3 per cent (2009-10 - 6.6 per cent), and includes the impact of foreign exchange and the amortization of any premiums and discounts associated with the debentures.  The average term to maturity of gross debt is 11.6 years (2010 - 11.5 years).

  64  Government of Saskatchewan – 2010-11 Public Accounts

General Revenue Fund

Public Debt (continued)		Schedule 6

4 Debt principal payment requirements in each of the next five years and thereafter are as follows:
	2011	2010

Year of Maturity

Short-term promissory notes	586,293	650,000
2010-11	-	649,074
2011-12	259,014	260,706
2012-13	1,159,159	1,161,548
2013-14	837,664	840,109
2014-15	897,584	898,882
2015-16	491,870	-
6-10 years	1,735,518	1,246,072
Thereafter	4,582,781	4,983,634
Gross debt a	10,549,883	10,690,025
Sinking funds	(2,431,821)	(2,697,375)
Public Debt	8,118,062	7,992,650

a
Gross debt includes debentures of $104.5 million (2010 - $104.5 million) that provide the holder with a choice of dates on which the debt matures.  The year of maturity reflects the earliest possible date of maturity rather than maximum term to maturity.

Gross debt includes Canada Pension Plan debentures of $745.1 million (2010 - $745.1 million).  These debentures are callable in whole or in part before maturity at the option of the Minister of Finance of Saskatchewan.

 Government of Saskatchewan – 2010-11 Public Accounts  65

General Revenue Fund

Sinking Funds						Schedule 7
As at March 31, 2011
(thousands of dollars)

	2010	2011
	Sinking				Currency	Sinking
	Funds	Contributions1	Earnings2	Redemptions3	Adjustment	Funds

Government	2,286,526	54,609	148,794	(502,972)	(10,541)	1,976,416

Crown Corporation
Municipal Financing Corporation of Saskatchewan	1,150	332	92	-	-	1,574
Saskatchewan Housing Corporation	20,355	520	1,367	-	-	22,242
Saskatchewan Opportunities Corporation	247	237	30	-	-	514
Saskatchewan Power Corporation	255,872	24,722	18,140	-	-	298,734
Saskatchewan Telecommunications Holding
Corporation	70,984	2,366	4,582	(11,260)	-	66,672
Saskatchewan Water Corporation	3,502	1,979	280	-	-	5,761
SaskEnergy Incorporated	58,739	7,112	4,066	(10,009)	-	59,908
Total Crown Corporation	410,849	37,268	28,557	(21,269)	-	455,405
Total Sinking Funds4	2,697,375	91,877	177,351	(524,241)	(10,541)	2,431,821

1
Annual contributions, established by Order in Council, are set at not less than one per cent of debentures outstanding.  The aggregate amount of contributions estimated to be required in each of the next five years and thereafter to meet sinking fund requirements by debt classification are as follows:

	2012	2013	2014	2015	2016	Thereafter	Total
Government general debta	46,717	45,672	45,672	39,286	29,975	306,491	513,813
Crown corporation general debt	3,935	3,935	3,935	3,435	3,435	57,262	75,937
Government business enterprise
specific debt	35,834	35,334	35,334	34,312	33,812	480,220	654,846
Total Sinking Fund Contributions	86,486	84,941	84,941	77,033	67,222	843,973	1,244,596
	a	Each year until 2015 includes contributions of 1.0 million U.S. dollars.
2	Sinking fund earnings include gains on investment sales of $71.6 million (2010 - $67.9 million).
3	The redemption value is based on the market value of the sinking fund units at the date of redemption.
4	The market value of total sinking funds is $2,415.6 million (2010 - $2,701.8 million).

Total sinking funds by debt classification are as follows:

	2010	2011
	Sinking				Currency	Sinking
	Funds	Contributions	Earnings	Redemptions	Adjustment	Funds

Government general debt	2,286,526	54,609	148,794	(502,972)	(10,541)	1,976,416
Crown corporation general debt	26,914	5,436	2,002	-	-	34,352
Total sinking funds of general debt	2,313,440	60,045	150,796	(502,972)	(10,541)	2,010,768
Government business enterprise specific debt	383,935	31,832	26,555	(21,269)	-	421,053
Total Sinking Funds	2,697,375	91,877	177,351	(524,241)	(10,541)	2,431,821
Sinking fund assets have been invested as follows:
					2011	2010
Long-term investments in securities of:
Government of other provinces (coupon interest range 0.0% to 9.6%; maturing in 2.9 to 31.2 years)					1,257,328	1,165,580
Government of Saskatchewan (coupon interest range 0.0% to 10.3%; maturing in 2.2 to 29.2 years)					382,781	469,604
Government of Canada (coupon interest range 3.0% to 5.0%; maturing in 4.0 to 30.2 years)					128,655	464,899
Corporations (coupon interest 5.0%; maturing in 2.6 years)					10,499	10,680
Government of the United States (coupon interest range 3.9% to 4.5%; maturing in 27.1 to 29.4 years)					6,954	24,648
Cash, short-term investments and accrued interest a					645,604	561,964
Total Sinking Fundsb					2,431,821	2,697,375

a	Cash, short-term investments and accrued interest are disclosed net of $0.5 million (2010 - $0.6 million) in liabilities.

b
Included in total sinking funds are U.S. dollar cash, investments and accrued interest converted to $230.1 million Canadian (2010 - $224.7 million) at the exchange rate in effect at March 31, 2011 of 0.9718 (2010 - 1.0156).

  66  Government of Saskatchewan – 2010-11 Public Accounts

General Revenue Fund

Guaranteed Debt		Schedule 8
As at March 31, 2011
(thousands of dollars)

	2011	2010
Crown Corporation
The Crown Corporations Act, 1993
Federal immigrant investor loans	18,529	-
The Power Corporation Act
Saskatchewan Power savings bonds
Series I - series VIl (matured)	18	18
Total Crown Corporation	18,547	18
Other
The Farm Financial Stability Act
Breeder associations loan guarantees	8,830	9,095
Feeder associations loan guarantees	5,963	5,778
Feedlot construction loan guarantees	1,996	2,107
Individual cattle feeder loan guarantees	61	23
The Student Assistance and Student Aid Fund Act	31	37
Total Other	16,881	17,040
Total Guaranteed Debt1	35,428	17,058

1	In addition to the amount shown, there is a contingent liability for interest accrued on certain of these items.

Total guaranteed debt is net of a loss provision of $0.1 million (2010 - $0.3 million).

Breeder and Feeder Associations

The Minister of Finance provides guarantees to lenders who make loans to production associations.  The Minister of Finance guarantees the repayment of 25 per cent of the outstanding loan balance at the time of a first default on any advance, plus accrued interest as of the time that payment is to be made on the guarantee.  Guarantees for each cattle association are limited to $6 million under the breeder option.  Guarantees for each bison and sheep association are limited to $6 million and $4 million respectively, under both the breeder and feeder options.

 Government of Saskatchewan – 2010-11 Public Accounts  67

General Revenue Fund

Tangible Capital Assets							Schedule 9
As at March 31, 2011
(thousands of dollars)

	2011						2010
	Land,	Machinery	Trans-	Office &
	Buildings &	&	portation	Information	Infra-
	Improvements	Equipment	Equipment	Technology	structure	Total	Total
	15 years-
Estimated useful life	Indefinite	10-20 years	10-40 years	5-10 years	15-40 years

Opening Net Book Value of
Tangible Capital Assets1	775,489	105,143	186,076	35,224	1,873,479	2,975,411	2,772,877
Opening cost	1,171,843	171,334	273,450	104,078	3,586,984	5,307,689	4,985,305
Acquisitions	39,726	8,327	10,247	25,073	306,669	390,042	388,541
Transfers2	(178,014)	(19,267)	-	(2,426)	16,464	(183,243)	1,396
Write-downs	(210)	-	-	(61)	-	(271)	(180)
Disposals	(37,594)	(4,943)	(6,446)	(817)	(19,978)	(69,778)	(67,373)
Closing Cost3	995,751	155,451	277,251	125,847	3,890,139	5,444,439	5,307,689
Opening accumulated amortization	396,354	66,191	87,374	68,854	1,713,505	2,332,278	2,212,428
Annual amortization	32,785	8,226	17,249	8,838	112,424	179,522	160,175
Transfers2	(54,361)	-	-	(2,426)	1,281	(55,506)	-
Disposals	(29,307)	(3,689)	(3,650)	(774)	(19,582)	(57,002)	(40,325)
Closing Accumulated Amortization	345,471	70,728	100,973	74,492	1,807,628	2,399,292	2,332,278
Closing Net Book Value of
Tangible Capital Assets1	650,280	84,723	176,278	51,355	2,082,511	3,045,147	2,975,411

1	Net book value of tangible capital assets does not include the following:
	•	works of art and historical treasures, such as the Legislative Building;
	•	items inherited by right of the Crown, such as Crown lands, forests, water and mineral resources, which are not recognized in these financial statements; and
	•	intangible assets.

2
During 2010-11, the General Revenue Fund transferred capital assets with a cost of $181.8 million and accumulated amortization of $54.1 million to the Crown Investments Corporation of Saskatchewan in exchange for an equity investment in Crown Investments Corporation of Saskatchewan of $127.7 million.

3	Closing cost includes work-in-progress of $111.8 million (2010 - $151.8 million).

  68  Government of Saskatchewan – 2010-11 Public Accounts

General Revenue Fund

Revenue			Schedule 10
For the Year Ended March 31, 2011
(thousands of dollars)

	2011		2010
	Budget	Actual	Actual
Taxation
Corporation income	762,500	1,155,273	881,424
Fuel	452,700	463,147	441,533
Individual income	1,964,700	1,795,788	1,890,848
Provincial sales	1,186,300	1,186,992	1,084,001
Tobacco	235,100	237,507	196,868
Other	257,900	292,935	237,599
Total Taxation	4,859,200	5,131,642	4,732,273
Non-renewable Resources
Crown land sales	202,800	466,993	151,455
Natural gas	42,200	29,741	40,078
Oil	1,098,300	1,274,053	1,294,670
Potash	221,000	262,540	(183,887)
Resource surcharge	398,700	360,848	475,632
Other	145,000	133,624	132,676
Total Non-renewable Resources	2,108,000	2,527,799	1,910,624
Transfers from Government Entities
Crown Investments Corporation of Saskatchewan	266,000	266,000	185,000
- Special dividend	10,000	213,500	570,000
Liquor and Gaming Authority	445,600	437,063	429,924
Other enterprises and funds	46,900	48,119	64,172
Total Transfers from Government Entities	768,500	964,682	1,249,096
Other Own-source Revenue
Fines, forfeits, and penalties	11,800	13,170	13,219
Interest, premiums, discounts, and exchange	134,300	209,704	237,372
Motor vehicle fees	152,400	161,093	158,303
Other licences and permits	27,100	29,425	34,587
Sales, services, and service fees	108,300	132,073	110,555
Transfers from other governments	15,600	15,791	18,421
Commercial operations (schedule 11)	-	91,874	87,771
Other1	65,000	183,177	110,204
Total Other Own-source Revenue	514,500	836,307	770,432
Total Own-source Revenue	8,250,200	9,460,430	8,662,425
Transfers from the Federal Government
Canada Health Transfer	811,800	795,422	819,262
Canada Social Transfer	342,400	342,626	334,976
Other	545,500	462,200	449,795
Total Transfers from the Federal Government	1,699,700	1,600,248	1,604,033
Total Revenue	9,949,900	11,060,678	10,266,458

1	Includes reversals and refunds of prior year expenses of $151.8 million (2010 - $62.0 million).

 Government of Saskatchewan – 2010-11 Public Accounts  69

General Revenue Fund

Commercial Operations			Schedule 11
For the Year Ended March 31, 2011
(thousands of dollars)

	2011		2010
	Budget	Actual	Actual
Commercial Operations Revenue1
Recovery from external sources
Government Services	72,832	83,789	82,914
Highways and Infrastructure	4,000	6,392	3,558
Information Technology Office	1,627	1,940	1,574
Recovery of overhead costs2
Highways and Infrastructure	-	(247)	(275)
Commercial Operations Revenue (schedule 10)	78,459	91,874	87,771
Commercial Operations Expense
Government Services	72,832	83,868	82,030
Highways and Infrastructure	4,000	5,925	3,281
Information Technology Office	1,627	1,931	1,574
Commercial Operations Expense	78,459	91,724	86,885
Net Results
Government Services	-	(79)	884
Highways and Infrastructure	-	220	2
Information Technology Office	-	9	-
Net Results	-	150	886

1	With the approval of the Lieutenant Governor in Council, revenues from commercial-type activities may be used to pay for the related costs without requiring an appropriation.

2
Where a portion of the revenue collected relates to the recovery of overhead costs (e.g. employee benefit cost) paid for by another ministry, the revenue is included in sales, services and service fees.

Expense by Object		Schedule 12
For the Year Ended March 31, 2011
(thousands of dollars)

	2011	2010

Salaries and benefits	1,030,725	1,041,285
Transfers
Capital (schedule 16)	784,177	538,950
Operating	7,903,627	7,258,021
Goods and services	589,463	597,648
Debt servicing (schedule 14)	424,334	479,962
Amortization of tangible capital assets (schedule 9)	179,522	160,175
Other	53,492	22,712
Total Expense	10,965,340	10,098,753

  70  Government of Saskatchewan – 2010-11 Public Accounts

General Revenue Fund

Expense by Theme		Schedule 13
For the Year Ended March 31, 2011
(thousands of dollars)

	2011	2010

Agriculture	482,306	373,246
Community development	449,351	527,425
Debt servicing (schedule 14)	424,334	479,962
Economic development	233,146	190,880
Education	2,196,536	2,095,131
Environment and natural resources	224,810	180,453
Health	4,547,793	3,934,231
Protection of persons and property	480,312	430,356
Social services and assistance	911,095	859,565
Transportation	476,158	466,935
Other	539,499	560,569
Total Expense	10,965,340	10,098,753
Debt Servicing		Schedule 14
For the Year Ended March 31, 2011
(thousands of dollars)

	2011	2010

Total interest costs	645,622	698,859
Interest reimbursed for government business enterprise specific debt1	(225,651)	(223,675)
Net foreign exchange gain	(213)	(511)
Other costs	4,576	5,289
Total Debt Servicing	424,334	479,962

1	Interest reimbursed for debt issued by the General Revenue Fund specifically on behalf of government business enterprises.

 Government of Saskatchewan – 2010-11 Public Accounts  71

General Revenue Fund

Supplemental Cash Flow Information		Schedule 15
For the Year Ended March 31, 2011
(thousands of dollars)

	2011	2010
Non-cash Items Included in Surplus
Amortization of tangible capital assets (schedule 9)	179,522	160,175
Net gain on disposal of tangible capital assets	(7,138)	(13,284)
Net gain on transfer of tangible capital assets	-	(1,396)
Write-downs of tangible capital assets (schedule 9)	271	180
Net (gain) loss on loans and investments	(176)	3,369
Amortization of foreign exchange gain (schedule 14)	(213)	(511)
Earnings retained in sinking funds	(148,794)	(158,655)
Total Non-cash Items Included in Surplus	23,472	(10,122)
Net Change in Non-cash Operating Activities
(Increase) decrease in accounts receivable	(2,749)	60,272
Decrease in deferred charges	2,647	4,391
(Decrease) increase in accounts payable and accrued liabilities	(383,207)	175,192
Increase (decrease) in unearned revenue	15,681	(812)
Increase in prepaid expenses	(4,431)	(102)
Increase in inventories held for consumption	(11,241)	(12,066)
Net Change in Non-cash Operating Activities	(383,300)	226,875
Other Supplemental Information
Cash interest paid during the year	426,082	495,587
Cash interest received during the year	134,105	159,001

	2011		2010
Investing Activities	Receipts	Disbursements	Receipts	Disbursements
Loans
Municipal Financing Corporation of Saskatchewan	107	-	-	5,294
Saskatchewan Crop Insurance Corporation	-	-	50,000	-
Saskatchewan Opportunities Corporation	11,099	13,000	2,760	-
Saskatchewan Power Corporation	300,000	-	-	260,000
Saskatchewan Telecommunications Holding Corporation	29,500	-	-	600
Saskatchewan Water Corporation	8,563	9,000	-	10,892
SaskEnergy Incorporated	-	125,000	-	32,500
Other	59,498	50,319	62,217	43,300
Total Loan Receipts and Disbursements	408,767	197,319	114,977	352,586
Sinking Funds (schedule 7)
Contributions	5,436	60,045	4,644	64,558
Redemptions	502,972	-	892,655	48,993
Total Sinking Fund Receipts and Disbursements	508,408	60,045	897,299	113,551
Equity Investment in Crown Investments
Corporation of Saskatchewan	120,000	-	-	-
Total Receipts and Disbursements	1,037,175	257,364	1,012,276	466,137
Net Receipts	779,811		546,139

  72  Government of Saskatchewan – 2010-11 Public Accounts

General Revenue Fund

Capital Investment				Schedule 16
For the Year Ended March 31, 2011
(thousands of dollars)

	2011			2010
	Capital		Total	Total
	Asset	Capital	Capital	Capital
	Acquisitions	Transfers	Investment	Investment
	(schedule 9)	(schedule 12)

Ministries and Agencies
Advanced Education, Employment and Immigration	3,236	110,336	113,572	111,615
Agriculture	1,145	8,000	9,145	144
Corrections, Public Safety and Policing	11,932	-	11,932	20,808
Education	1,965	55,519	57,484	56,762
Energy and Resources	7,480	-	7,480	6,375
Environment	14,139	-	14,139	21,328
Finance	853	-	853	38
Government Services	14,340	-	14,340	23,042
Health	2,675	318,645	321,320	82,378
Highways and Infrastructure	310,743	64,085	374,828	332,594
Information Technology Office	1,574	-	1,574	650
Justice and Attorney General	6,427	-	6,427	12,870
Municipal Affairs	-	159,615	159,615	206,557
Public Service Commission	136	-	136	2,646
Social Services	8,524	56,758	65,282	30,447
Tourism, Parks, Culture and Sport	4,796	11,219	16,015	19,055
Legislative Assembly and its Officers
Chief Electoral Officer	-	-	-	23
Legislative Assembly	77	-	77	130
Ombudsman	-	-	-	29
Total Capital Investment	390,042	784,177	1,174,219	927,491

 Government of Saskatchewan – 2010-11 Public Accounts  73

Summary Financial Statements

Summary Financial Statements

Responsibility for the Summary Financial Statements

The Government is responsible for the Summary Financial Statements.  The Government maintains a system of accounting and administrative controls to ensure that accurate and reliable financial statements are prepared and to obtain reasonable assurance that transactions are authorized, assets are safeguarded, and financial records are maintained.

The Provincial Comptroller prepares these statements in accordance with generally accepted accounting principles for the public sector, using the Government's best estimates and judgement when appropriate.  He uses information from the accounts of the General Revenue Fund, Crown corporations and other government organizations to prepare these statements.

The Provincial Auditor expresses an independent opinion on these statements.  His report, which appears on the following page, provides the scope of his audit and states his opinion.

Treasury Board approves the Summary Financial Statements.  The statements are tabled in the Legislative Assembly as part of the Public Accounts and referred to the Standing Committee on Public Accounts for review.

On behalf of the Government of the Province of Saskatchewan.

/s/ Ken Krawetz

Ken Krawetz
Deputy Premier
Minister of Finance

/s/ Karen Layng

Karen Layng
Deputy Minister of Finance

/s/ Terry Paton

Terry Paton
Provincial Comptroller

Regina, Saskatchewan
June 2011

 Government of Saskatchewan – 2010-11 Public Accounts  77

Summary Financial Statements

Independent Auditor’s Report

To the Members of the Legislative Assembly of Saskatchewan

I have audited the accompanying financial statements of the Government of Saskatchewan, which comprise the summary statement of financial position as at March 31, 2011, and the summary statements of operations, accumulated surplus, change in net debt, and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with Canadian public sector accounting standards for Treasury Board’s approval, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

My responsibility is to express an opinion on these financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

Opinion

In my opinion, the financial statements present fairly, in all material respects, the financial position of the Government of Saskatchewan as at March 31, 2011, and the results of its operations, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

/s/ Bonnie Lysyk

Bonnie Lysyk, MBA, CA
Provincial Auditor

Regina, Saskatchewan
June 16, 2011

 Government of Saskatchewan – 2010-11 Public Accounts  79

Summary Financial Statements

Summary Statement of Financial Position
As at March 31, 2011
(thousands of dollars)

	2011	2010
Financial Assets
Cash and temporary investments (note 2)	3,111,646	3,597,304
Accounts receivable (schedule 1)	1,415,310	1,372,164
Inventories held for resale	2,046	3,370
Deferred charges	14,466	17,926
Loans receivable (schedule 2)	606,394	822,086
Investment in government business enterprises (schedule 3)	3,977,239	3,557,103
Other investments (schedule 4)	1,142,956	984,600
Total Financial Assets	10,270,057	10,354,553
Liabilities
Accounts payable and accrued liabilities (schedule 5)	2,215,925	2,253,988
Other liabilities (schedule 6)	391,816	373,829
Unearned revenue (schedule 7)	378,859	321,301
Public debt (note 3)(schedule 8)	4,885,776	5,089,292
Unamortized foreign exchange gain	5,231	3,939
Pension liabilities (note 4)(schedule 10)	6,175,795	5,871,770
Total Liabilities	14,053,402	13,914,119
Net Debt	(3,783,345)	(3,559,566)
Non-financial Assets
Prepaid expenses	46,783	41,423
Inventories held for consumption	152,263	142,296
Tangible capital assets (schedule 11)	6,545,414	6,211,612
Total Non-financial Assets	6,744,460	6,395,331
Accumulated Surplus	2,961,115	2,835,765
Contingencies (note 5)
Contractual obligations (note 6)
The accompanying notes and schedules are an integral part of these financial statements.

 Government of Saskatchewan – 2010-11 Public Accounts  81

Summary Financial Statements

Summary Statement of Operations
For the Year Ended March 31, 2011
(thousands of dollars)

	2011	2010
Revenue
Taxation	5,737,137	5,327,423
Non-renewable resources	2,527,799	1,910,624
Other own-source revenue	1,957,897	2,001,680
Transfers from the federal government	2,104,853	2,003,047
Total Revenue (schedule 12)	12,327,686	11,242,774
Expense
Agriculture	1,134,690	627,774
Community development	532,166	576,005
Debt charges (schedule 14)	709,275	773,892
Economic development	291,552	279,196
Education	2,997,736	2,910,231
Environment and natural resources	241,247	225,195
Health	4,676,530	4,519,904
Protection of persons and property	537,419	480,166
Social services and assistance	1,079,279	1,032,358
Transportation	505,754	499,618
Other	605,243	561,279
Total Expense (schedule 13)	13,310,891	12,485,618
Deficit from government service organizations	(983,205)	(1,242,844)
Income from government business enterprises (schedule 3)	969,913	833,599
Deficit (schedule 15)	(13,292)	(409,245)
The accompanying notes and schedules are an integral part of these financial statements.

  82  Government of Saskatchewan – 2010-11 Public Accounts

Summary Financial Statements

Summary Statement of Accumulated Surplus
For the Year Ended March 31, 2011
(thousands of dollars)

	2011		2010
	Estimated	Actual	Actual

Accumulated surplus, beginning of year	2,835,765	2,835,765	1,396,880
Adjustment for Boards of Education (note 10)	-	-	1,576,916
Deficit	(622,676)	(13,292)	(409,245)
Other comprehensive income (schedule 3)	-	138,642	271,214
Accumulated Surplus, End of Year	2,213,089	2,961,115	2,835,765

Summary Statement of Change in Net Debt
For the Year Ended March 31, 2011
(thousands of dollars)

	2011		2010
	Estimated	Actual	Actual

Deficit	(622,676)	(13,292)	(409,245)
Tangible Capital Assets
Acquisitions (schedule 11)	(668,703)	(814,084)	(772,771)
Amortization (schedule 11)	434,913	450,715	416,234
Proceeds on disposal	18,000	29,863	54,632
Write-downs (schedule 11)	-	5,469	4,632
Net gain on disposal	-	(5,765)	(20,574)
Net Acquisition of Tangible Capital Assets	(215,790)	(333,802)	(317,847)
Other Non-financial Assets
Net acquisition of prepaid expenses	-	(5,360)	(2,504)
Net acquisition of inventories held for consumption	-	(9,967)	(29,392)
Net Acquisition of Other Non-financial Assets	-	(15,327)	(31,896)
Increase in net debt	(838,466)	(362,421)	(758,988)
Net debt, beginning of year	(3,559,566)	(3,559,566)	(3,523,947)
Adjustment for Boards of Education (note 10)	-	-	404,040
Adjustment to tangible capital assets (schedule 11)	-	-	48,115
Other comprehensive income (schedule 3)	-	138,642	271,214
Net Debt, End of Year	(4,398,032)	(3,783,345)	(3,559,566)
The accompanying notes and schedules are an integral part of these financial statements.

 Government of Saskatchewan – 2010-11 Public Accounts  83

Summary Financial Statements

Summary Statement of Cash Flow
For the Year Ended March 31, 2011
(thousands of dollars)

	2011	2010
Operating Activities
Deficit	(13,292)	(409,245)
Non-cash items included in the deficit
Income from government business enterprises (schedule 3)	(969,913)	(833,599)
Other non-cash items included in the deficit (schedule 16)	300,476	229,382
Net change in non-cash operating activities (schedule16)	269,831	567,782
Dividends received from government business enterprises (schedule 3)	688,419	638,730
Dividends received from other investments	2,732	926
Cash Provided by Operating Activities	278,253	193,976
Capital Activities
Acquisition of tangible capital assets (schedule 11)	(814,084)	(772,771)
Adjustment to tangible capital assets (schedule 11)	-	48,115
Proceeds on disposal of tangible capital assets	29,863	54,632
Cash Used for Capital Activities	(784,221)	(670,024)
Investing Activities
Net decrease (increase) in loans receivable	217,142	(300,580)
Decrease in equity advances to government business enterprises	-	10,000
Acquisition of other investments	(970,998)	(1,240,734)
Disposition of other investments	807,394	1,202,100
Sinking fund contributions for general debt (schedule 9)	(60,045)	(64,558)
Sinking fund redemptions for general debt (schedule 9)	502,972	892,655
Cash Provided by Investing Activities	496,465	498,883
Financing Activities
Proceeds from public debt	221,537	530,764
Repayment of public debt	(715,679)	(990,912)
Net increase in other liabilities	17,987	9,278
Cash Used for Financing Activities	(476,155)	(450,870)
Decrease in cash and temporary investments	(485,658)	(428,035)
Cash and temporary investments, beginning of year	3,597,304	3,831,588
Adjustment for Boards of Education (note 10)	-	193,751
Cash and Temporary Investments, End of Year	3,111,646	3,597,304
The accompanying notes and schedules are an integral part of these financial statements.

  84  Government of Saskatchewan – 2010-11 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements
As at March 31, 2011

1. Significant Accounting Policies

Basis of accounting

These Summary financial statements are prepared in accordance with Canadian public sector accounting standards.

Government reporting entity

The government reporting entity consists of organizations controlled by the Government.  These government entities are segregated into two classifications.  Entities that are self-sufficient and have the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as their principal activity are classified as government business enterprises.  All other government entities are government service organizations.

A listing of the organizations included in the government reporting entity is provided in schedule 18.  Unless otherwise noted, the financial activities of all subsidiaries of these organizations have also been included.

Trust funds are administered but not controlled by the Government and, therefore, are excluded from the government reporting entity.

Government partnerships

The Government has entered into various partnerships where there is a contractual arrangement between the Government and one or more partners outside the government reporting entity and where these partners share, on an equitable basis, the significant risks and benefits associated with operating the partnership.

Method of consolidation

Government service organizations are consolidated after adjustment to a basis consistent with the accounting policies described in this note.  Significant inter-organization balances and transactions are eliminated.  Government service organizations in which a non-controlling interest exists are proportionately consolidated.

Government business enterprises are accounted for by the modified equity method.  Using this method, the Government’s investment in government business enterprises, which is initially recorded at cost, is adjusted annually to include the Government’s proportionate share of net earnings or losses and certain other net equity changes of the enterprise without adjustment to conform with the accounting policies described in this note.  With the exception of dividends declared by March 31, inter-organization balances and transactions are not eliminated.

Government partnerships are proportionately consolidated after adjustment to a basis consistent with the accounting policies described in this note and are disclosed in note 7.  Significant inter-organization balances and transactions are eliminated.

Financial results of government organizations with fiscal year-ends other than March 31 are adjusted for transactions having a significant impact on these financial statements.

Specific accounting policies

Financial assets

Financial assets are assets that could be used to discharge existing liabilities or finance future operations and are not for consumption in the normal course of operations.

Temporary investments are recorded at the lower of cost or market.

Inventories held for resale are valued at the lower of cost and net realizable value.

Deferred charges include issue costs and net discounts or premiums incurred on the issue of debt and related derivative instruments.  They are recorded at cost and amortized on a straight-line basis over the remaining life of the debt issue.

Loans receivable are initially recorded at cost.  Where there has been a loss in value that is other than a temporary decline, the loan is written down to recognize the loss.  Interest is recognized on the accrual basis; when collection is uncertain, it is recorded on the cash basis.

 Government of Saskatchewan – 2010-11 Public Accounts  85

Summary Financial Statements

Notes to the Summary Financial Statements

1. Significant Accounting Policies (continued)

Other investments are accounted for by various methods as described below and are written down to their market value when there is evidence of a permanent decline in value.

Equities are investments in shares of private or public companies.  Investments that are subject to significant influence but in which the Government has less than a controlling interest are accounted for by the modified equity method.  Using this method, the Government’s investment, which is initially recorded at cost, is adjusted annually for the Government’s share of the investees’ net earnings or losses and is reduced by dividends and partnership distributions received from these investments.  Investments that are not subject to significant influence are recorded at cost; dividends from these shares are recorded as income when receivable.

Pooled investment funds are recorded at market value.

All other investments are recorded at amortized cost.

Liabilities

Liabilities are present obligations to individuals and organizations outside the government reporting entity as a result of transactions and events occurring prior to year-end, which will be satisfied in the future through the transfer or use of assets or another form of economic settlement.  They consist of obligations to provide retirement benefits to employees, to repay borrowings, to provide authorized transfers where any eligibility criteria have been met, to pay for goods and services acquired prior to year-end and to deliver goods or services in the future where payment has been received.  Liabilities include contingencies when it is likely that a liability exists and the amount can be reasonably estimated.

Unearned revenue includes externally restricted funding from the federal government and other organizations and individuals.

Public debt is recorded at par, and is comprised of:

•	general debt, which is debt issued by government service organizations and includes issued amounts subsequently transferred to government business enterprises; and
•	government business enterprise specific debt, which is debt issued by, or specifically on behalf of, government business enterprises.

On the Statement of Financial Position public debt includes only general debt.  Government business enterprise specific debt is listed separately on schedule 8.

Certain debenture issues require contributions to a sinking fund.  These obligations are recorded at principal less sinking fund balances where applicable.  Premiums and discounts on long-term investments within these sinking funds are amortized on a constant yield basis.

Debt issues and sinking fund investments held in foreign currencies are converted to the Canadian dollar equivalent at the exchange rate in effect at March 31.

Premiums, discounts and issue costs are recorded as deferred charges.

Unamortized foreign exchange gain or loss includes unrealized foreign exchange gains and losses resulting from the conversion of debentures due and sinking funds held in a foreign currency to the Canadian dollar equivalent at the exchange rate in effect at March 31.  Unrealized foreign exchange gains and losses are amortized on a straight-line basis over the remaining life of the debt issue. Realized foreign exchange gains and losses are included in the surplus or deficit.

Pension liabilities are calculated using the projected benefit method prorated on services, except as otherwise disclosed in note 4.  Pension fund assets are valued at market-related values.  Changes in the pension liabilities that result from estimation adjustments due to experience gains and losses and changes in actuarial assumptions are amortized on a straight-line basis over the expected average remaining service life of the related employee group.  Gains or losses resulting from plan amendments are recognized in the period of the plan amendment.

Guaranteed debt includes guarantees of the Government made through specific agreements or legislation to pay all or part of the principal or interest on a debt obligation in the event of default by the borrower.  Loss provisions on guaranteed debt are recorded as a liability and an expense when it is likely that a loss will occur.  The amount of the loss provision represents the Government’s best estimate of future payments net of recoveries.

  86  Government of Saskatchewan – 2010-11 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

1. Significant Accounting Policies (continued)

Non-financial assets

Non-financial assets are acquired, constructed or developed assets that do not normally provide resources to discharge existing liabilities, but instead are normally employed to deliver government services, may be consumed in the normal course of operations and are not for sale in the normal course of operations.

Inventories held for consumption are recorded at cost and are expensed as they are consumed.

Tangible capital assets are recorded at cost and include all amounts directly attributable to the acquisition, construction, development or betterment of the asset.  Tangible capital assets are generally amortized on a straight-line basis over the estimated useful life of each asset.

Revenue

Revenues are recorded on the accrual basis.  For corporate and individual income taxes, cash received from the federal government is used as the basis for estimating the tax revenue.  Government transfers are recognized as revenue in the period during which the transfer is authorized and any eligibility criteria are met.

Expense

Expenses are recorded on the accrual basis.  Government transfers are recognized as expenses in the period during which the transfer is authorized and any eligibility criteria are met.

Measurement uncertainty

Uncertainty in the determination of the amount at which an item is recognized or disclosed in financial statements is known as measurement uncertainty.  Such uncertainty exists when there is a variance between the recognized or disclosed amount and another reasonably possible amount.

Measurement uncertainty, disclosed in aggregate for government service organizations and government business enterprises, that may be material to these financial statements exists:

•
in pension obligations of $6,094.7 million (2010 - $5,783.2 million), insurance claim obligations of $2,720.9 million (2010 - $2,563.1 million) and environmental obligations of $307.2 million (2010 - $269.4 million) because actual experience may differ significantly from actuarial or historical estimations and assumptions;

•	in corporate and individual income taxation revenue of $2,951.1 million (2010 - $2,772.3 million) because final tax assessments may differ from initial estimates on which cash payments are based;
•	in oil and natural gas non-renewable resource revenue of $1,303.8 million (2010 - $1,334.7 million) because of price and production sensitivities in the royalty revenue structures;
•
in resource surcharge non-renewable resource revenue of $360.8 million (2010 - $475.6 million) because the final valuation of resource sales may differ from initial estimates on which installments are based;

•	in potash non-renewable resource revenue of $262.5 million (2010 - negative $183.9 million) because actual operating profits may differ from initial estimates;
•
in the Canada Health Transfer and Canada Social Transfer revenue of $1,138.0 million (2010 - $1,154.2 million) because of changes in economic and demographic conditions in the Province and the country;

•	in unbilled utility revenue of $128.4 million (2010 - $137.8 million) because actual usage may differ from estimated usage; and
•	in agricultural income stability programs expense of $176.2 million (2010 - $232.2 million) because actual program uptake may differ from initial estimates which are based on farm income forecasts.

While best estimates are used for reporting items subject to measurement uncertainty, it is reasonably possible that changes in future conditions, occurring within one fiscal year, could require a material change in the amounts recognized or disclosed.

Future accounting policy changes

Government business enterprises are required to adopt International Financial Reporting Standards (IFRS) in fiscal years beginning on or after January 1, 2011.  The Government is not required to adopt these standards; however, the Summary financial statements could be affected by this change to the extent that government business enterprises are impacted.  The respective entities are finalizing their conversion to IFRS.  The impact of the IFRS conversion will be reflected in the 2011-12 Summary financial statements.

 Government of Saskatchewan – 2010-11 Public Accounts  87

Summary Financial Statements

Notes to the Summary Financial Statements

2. Cash and Temporary Investments

Temporary investments are $1,800.1 million (2010 - $2,467.1 million) and mature in less than one year.  Due to the short-term nature of these investments, market value approximates cost.  Cash and temporary investments includes $76.2 million (2010 - $32.5 million) restricted as a result of agreements with external parties.

3. Risk Management of Public Debt

The Government borrows funds in both domestic and foreign capital markets by issuing Government of Saskatchewan securities.  As a result, the Government is exposed to four types of risk: interest rate risk, foreign exchange rate risk, credit risk and liquidity risk.

To manage these risks, the Government maintains a preference for fixed rate Canadian dollar denominated debt.  Where market conditions dictate that other forms of debt are more attractive, the Government seeks opportunities to use derivative financial instruments to reduce these risks.  A derivative financial instrument is a contract, the value of which is based on the value of another asset or index.

Interest rate risk is the risk that the Government’s debt charges will increase due to changes in interest rates.  This risk is managed by issuing debt securities at predominantly fixed rates of interest rather than at floating rates of interest.

Floating rate debt is defined as the sum of floating rate debentures, short-term promissory notes, fixed rate debt maturing within one year and Saskatchewan Savings Bonds.  The Government seeks opportunities to effectively convert floating rate debt into fixed rate debt through the use of interest rate swaps. The Government has interest rate swaps on a notional value of debt of $77.7 million (2010 - $80.3 million).  At March 31, 2011, 90.3 per cent (2010 - 85.9 per cent) of the Government’s gross debt effectively carried a rate of interest that was fixed for greater than a one-year period.

Public debt includes floating rate debt of $1,040.6 million (2010 - $1,540.7 million).  A one percentage point increase in interest rates would increase the deficit by $10.4 million in 2011-12.

Foreign exchange rate risk is the risk that the Government’s debt charges will increase due to a decline in the value of the Canadian dollar relative to other currencies.  This risk is managed by maintaining a preference for issuing debt that is denominated in Canadian dollars.  Where debt has been issued in foreign currencies, the Government seeks opportunities to effectively convert it into Canadian dollar debt through the use of cross currency swaps and foreign currency forward exchange contracts.  At March 31, 2011, 97.4 per cent (2010 - 97.5 per cent) of the Government’s gross debt is effectively denominated in Canadian dollars.  A one cent change in the value of the U.S. dollar compared to the Canadian dollar from the March 31, 2011 level would have an insignificant effect on debt and debt servicing costs.

The following foreign denominated items have been hedged to Canadian dollars using cross currency swaps:

•	debentures totalling 1,225.0 million U.S. dollars (2010 - 1,225.0 million) fully hedged to $1,619.3 million Canadian (2010 - $1,619.3 million);
•	debentures totalling 300.0 million Swiss francs (2010 - 300.0 million) fully hedged to $274.7 million Canadian (2010 - $274.7 million); and
•	interest payments on debentures of 275.0 million U.S. dollars (2010 - 275.0 million) hedged to Canadian dollars at an exchange rate of 1.2325 (2010 - 1.2325).

In total, the Government has cross currency swaps on a notional value of debt of $2,507.5 million (2010 - $2,507.5 million).  The effectiveness of these hedges is assessed on an ongoing basis by monitoring the credit ratings of the counterparties to the hedges.

Credit risk is the risk that a loss may occur from the failure of another party to meet its obligations under a derivative financial instrument contract.  This risk is managed by dealing only with counterparties that have good credit ratings and by establishing limits on individual counterparty exposures and monitoring those exposures on a regular basis.  At March 31, 2011, 100 per cent (2010 - 100 per cent) of the Government’s counterparties held a Standard and Poor’s credit rating of A or better.

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term.  This risk is managed by distributing debt maturities over many years, maintaining sinking funds on long-term debt issues and maintaining adequate cash reserves and short-term borrowing programs as contingent sources of liquidity.

  88  Government of Saskatchewan – 2010-11 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

4. Employee Future Benefits

Pension plans

The Government sponsors several defined benefit and defined contribution pension plans.  The Government also participates in a joint defined benefit pension plan.

Defined benefit plans provide benefits based on length of service and pensionable earnings.  A typical defined benefit plan provides pensions equal to 2.0 per cent of a member’s average five years highest salary, multiplied by the years of service to a maximum of 35 years.  Members contribute a percentage of salary, which may vary based on age, to their plan.  Pensions and contribution rates are integrated with the Canada Pension Plan.

Actuarial valuations are performed at least triennially.  An actuary extrapolates these valuations when a valuation is not done in the current fiscal year.  Valuations are based on a number of assumptions about future events, such as inflation rates, interest rates, wage and salary increases and employee turnover and mortality.  These assumptions reflect estimates of expected long-term rates and short-term forecasts.  Estimates vary based on the individual plan.

The accrued benefit obligation is determined using the projected benefit method prorated on services.  Pension fund assets are valued at market related values based on the actual market values averaged over a four-year period.  In the periods between valuations, the actuary estimates the market related value of pension fund assets using expected long-term rates of return for the individual plans.

Joint defined benefit plans are governed by a formal agreement between the joint sponsors (i.e., employer and plan members), which establishes that the joint sponsors have shared control over the plan.  Funding contributions are shared mutually between the employer and plan members.  The sponsors share, on an equitable basis, the significant risks of each plan.  Accordingly, the Government accounts for only its portion of the plan.  Plan assets and surpluses are restricted for member benefits or certain other purposes set out in the agreement.  Plan benefits are determined on the same basis as defined benefit plans.

The accrued benefit obligation is determined using the projected accrued benefit actuarial cost method.  Pension fund assets are valued at market related values by averaging the difference between the net investment income on a market value basis and the expected investment income determined by the actuary, over a five-year period.

Defined contribution plans provide pensions based on accumulated contributions and investment earnings.  Employees contribute a percentage of salary.  The Government provides contributions at specified rates for employee current service.

Pension fund assets of government sponsored defined benefit and defined contribution plans are invested in fixed income securities, equities, real estate and short-term monetary items.  The investment in Government of Saskatchewan securities is insignificant for all plans.

Government service organizations

a) Defined benefit plans and joint defined benefit plan

The two main defined benefit plans are the Teachers’ Superannuation Plan (TSP) and the Public Service Superannuation Plan (PSSP).  Other plans include Judges of the Provincial Court Superannuation Plan (Judges), Saskatchewan Transportation Company Employees Superannuation Plan (STC), Anti-TB League Employees Superannuation Plan (ATB), Pension Plan for the Non-Teaching Employees of the Saskatoon School Division No. 13 (PPNTE), and the Saskatchewan Pension Annuity Fund, an annuity underwriting operation.  Defined benefits are also payable to members of the former Members of the Legislative Assembly Superannuation Fund (MLA).

The Government is required to match member current service contributions for all plans except the PSSP, Judges and PPNTE.  Funding contributions are required for the PPNTE.  Separate pension funds are maintained for all plans except the PSSP and the MLA, for which member contributions are received and pension obligations are paid directly by the Government.

The Government also participates in the Saskatchewan Healthcare Employees’ Pension Plan (SHEPP), a joint defined benefit plan for employees of the Regional Health Authorities.  The Government contributes to the plan at the ratio of 1.12 to 1 of employee contributions.  Any actuarially determined deficiency is the responsibility of participating employers and employees in the ratio of 1.12 to 1.  The Government’s participating employer contributions for the SHEPP represents approximately 94 per cent (2010 - 93 per cent) of the total employer contributions to the plan.

 Government of Saskatchewan – 2010-11 Public Accounts  89

Summary Financial Statements

Notes to the Summary Financial Statements

4. Employee Future Benefits (continued)

Information on the defined benefit plans and the joint defined benefit plan of government service organizations is as follows:

	2011							2010
	TSP	PSSP		Others		SHEPP	Total	Total

Plan status	closed	closed		closed	1	open	n/a	n/a
Member contribution rate (percentage of salary)	7.85	7.00-9.00	2	4.40-9.00	2	7.20-9.60	n/a	n/a
Number of active members	1,499	623		946		33,923	36,991	36,866
Average age of active members (years)	56.2	57.5		46.3		45.3	46.0	46.1
Number of former members entitled to deferred
pension benefits	4,583	94		144		1,494	6,315	6,411
Number of superannuates and surviving spouses	11,280	5,698		2,439		11,174	30,591	29,816
Actuarial valuation date	June 30/09	Dec. 31/08		Various		Dec. 31/09	n/a	n/a
Long-term assumptions used
Rate of compensation increase (percentage)	3.50	3.50		3.50-4.00		3.50	n/a	n/a
Expected rate of return on plan assets (percentage)	6.60	n/a		5.75-6.15		7.25	n/a	n/a
Discount rate (percentage)	4.80	4.70		4.20-6.00		7.25	n/a	n/a
Inflation rate (percentage)	2.50	2.50		2.50-3.00		2.50	n/a	n/a
Expected average remaining service life (years)	4.0	1.5		1.5-13.0		11.5	n/a	n/a
Post-retirement index (percentage of annual
increase in Consumer Price Index)	80	70		70-100		Ad hoc	n/a	n/a

1	Judges and PPNTE are open to new membership; all other plans are closed.
2	Contribution rate varies based on age upon joining the plan.

b) Defined contribution plans

The two main multi-employer defined contribution plans sponsored by the Government are the Public Employees Pension Plan (PEPP) and the Capital Pension Plan (Capital).  The Government provides contributions to the plans at specified rates for employee current service.  The Government also contributes to the Saskatchewan Teachers’ Retirement Plan (STRP), sponsored by the Saskatchewan Teachers’ Federation, the Municipal Employees’ Pension Plan (MEPP) and the Regina Civic Employees’ Superannuation and Benefit Plan (RCESP).  The Government has fully funded its share of contributions to the defined contribution plans.

Information on the defined contribution plans of government service organizations is as follows:

	2011								2010
	Government Sponsored
	PEPP		Capital		STRP 1	MEPP 2	RCESP 3	Total	Total

Plan status	open		open		open	open	open	n/a	n/a
Member contribution rate (percentage of salary)	5.00-9.00	4	5.00-7.50	4	7.00-9.00	6.40	8.42-13.96	n/a	n/a
Government contribution rate (percentage of salary)	5.00-9.00	4	5.50-8.00	4	7.00-9.00	6.40	8.42-13.96	n/a	n/a
Government service organization participation
Number of active members	15,598		735		13,509	9,052	2,122	41,016	43,261
Member contributions (thousands of dollars)	67,302		2,666		59,156	14,763	11,592	155,479	147,083
Government contributions (thousands of dollars)	72,106		3,375		60,654	14,763	12,289	163,187	153,807

1
Teachers employed by Boards of Education after July 1, 1980 participate in the STRP, a contributory defined benefit pension plan.  The Government contributes an amount which is set through provincial negotiations.

2
Certain employees of Boards of Education and Regional Colleges participate in the MEPP, a multi-employer defined benefit plan.  All costs, including costs of any actuarially determined deficiency, are equally shared by the employees and employers.  At December 31, 2010, audited financial statements for the MEPP reported an accrued benefit obligation of $1,353.3 million (2009 - $1,204.8 million) and pension fund assets at market value of $1,371.5 million (2009 - $1,255.9 million).

3
Certain employees of a Regional Health Authority and a Board of Education participate in the RCESP, a multi-employer defined benefit plan.  All costs, including costs of any actuarially determined deficiency, are equally shared by the employees and employers.  At December 31, 2010, audited financial statements for the RCESP reported an accrued benefit obligation of $1,084.7 million (2009 - $994.5 million) and pension fund assets at market value of $875.7 million (2009 - $787.3 million).

4	Contribution rate varies based on employee group.

  90  Government of Saskatchewan – 2010-11 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

4. Employee Future Benefits (continued)

c) Pension expense

Pension expense for government service organizations is primarily allocated to education expense, health expense and other expense.  Pension interest expense is included in debt charges.  The total pension expense of government service organizations includes the following:

(thousands of dollars)	2011	2010

Defined benefit plans
Current period benefit cost	53,445	63,353
Plan amendment	-	(173)
Amortization of estimation adjustments	143,047	191,525
Employee contributions	(12,899)	(16,163)
Cost of financing unfunded pension obligation (pension interest expense)	277,991	281,705
Pension expense, defined benefit plans	461,584	520,247
Other plans
Pension expense, joint defined benefit plan	168,671	172,434
Pension expense, defined contribution plans	163,187	153,807
Total Pension Expense	793,442	846,488

Government business enterprises

a) Defined benefit plans

There are additional employee pension plans of government business enterprises which are accounted for in the investment in government business enterprises.  The two main defined benefit plans of government business enterprises are the Power Corporation Superannuation Plan (SaskPower) and the Saskatchewan Telecommunications Pension Plan (SaskTel).  Other plans include the Saskatchewan Government Insurance Superannuation Plan, the Liquor Board Superannuation Plan, and the Pension Plan for the Employees of the Saskatchewan Workers’ Compensation Board.

The Government contributes the amount necessary to fund the payment of pension benefits.

Information on the defined benefit plans of government business enterprises is as follows:

	2011				2010
	SaskPower	SaskTel	Others	Total	Total
					(Restated)

Plan status	closed	closed	closed	n/a	n/a
Number of active members	286	116	50	452	577
Number of former members, superannuates and surviving spouses	1,777	2,057	441	4,275	4,252
Member contributions (thousands of dollars)	880	360	151	1,391	2,194
Government contributions (thousands of dollars)	27,337	16,450	3,368	47,155	37,142
Benefits paid (thousands of dollars)	49,841	65,849	8,346	124,036	119,330
Actuarial valuation date	Sept. 30/10	Nov. 30/09	Various	n/a	n/a
Long-term assumptions used
Rate of compensation increase (percentage)	3.50	3.00	2.50-3.50	n/a	n/a
Expected rate of return on plan assets (percentage)	6.75	6.75	4.50-6.25	n/a	n/a
Discount rate (percentage)	5.00	5.25	4.50-5.10	n/a	n/a
Inflation rate (percentage)	2.50	2.50	2.25-2.50	n/a	n/a
Post-retirement index (percentage of annual increase in
Consumer Price Index)	70	100	50-70	n/a	n/a

 Government of Saskatchewan – 2010-11 Public Accounts  91

Summary Financial Statements

Notes to the Summary Financial Statements

4. Employee Future Benefits (continued)

Based on the latest actuarial valuation for SaskPower at September 30, 2010 and extrapolations for the other plans to December 31, 2010, the present value of accrued pension benefits and the market value of pension fund assets are shown in the table below:

(thousands of dollars)	2011				2010
	SaskPower	SaskTel	Others	Total	Total

Accrued benefit obligation	915,415	1,050,704	130,219	2,096,338	1,939,101
Fair value of plan assets1	732,608	945,668	83,198	1,761,474	1,654,583
Plan deficit	182,807	105,036	47,021	334,864	284,518
Unamortized amounts2	(164,628)	(237,729)	(13,575)	(415,932)	(346,038)
Corporate contributions	-	-	-	-	(27,079)
Pension (Assets) Liabilities	18,179	(132,693)	33,446	(81,068)	(88,599)

1	At December 31, 2010, 29.9 per cent (2009 - 30.6 per cent) of pension plan assets were invested in fixed income securities and 57.0 per cent (2009 - 57.3 per cent) in equity investments.
2
Includes unamortized transitional assets, unamortized actuarial gains (losses) and unamortized past service costs.  SaskTel’s amounts are amortized to pension expense over the average remaining life of retired members of 22 years.  SaskPower and the other plans’ amounts are amortized to pension expense over periods ranging from 1 to 2 years, which is the expected average remaining service life of active plan members at the time the amounts arose.

b) Defined contribution plans

Information on the defined contribution plans of government business enterprises is as follows:

	2011			2010
	PEPP	Capital	Total	Total

Plan status	open	open	n/a	n/a
Member contribution rate (percentage of salary)1	4.00-7.00	4.00-5.50	n/a	n/a
Government contribution rate (percentage of salary)1	6.00-7.00	5.50-6.00	n/a	n/a
Government business enterprise participation
Number of active members	9,134	2,709	11,843	12,474
Government contributions (thousands of dollars)	39,693	7,642	47,335	45,740

1	Contribution rate varies based on employee group.

c) Pension expense

Pension expense and pension interest expense for government business enterprises are included in income from government business enterprises.  The pension expense is $55.0 million (2010 - $31.5 million) for the defined benefit plans and $47.3 million (2010 - $45.7 million) for the defined contribution plans.

Other employee future benefits

Government service organizations

Other employee future benefits of government service organizations include long-term disability benefit plans, a group life insurance plan providing waiver of premiums during disability and other benefits.  The benefit liability of $56.4 million (2010 - $59.7 million) is recorded in accounts payable and accrued liabilities, and the benefit expense of $23.6 million (2010 - $32.9 million) is recorded in education expense and health expense.

Government business enterprises

Other employee future benefits of government business enterprises include a defined benefit severance plan, a supplementary superannuation plan, two defined benefit service recognition plans, a defined benefit retiring allowance plan and a voluntary early retirement plan.  The accrued benefit liability is $89.2 million (2010 - $86.7 million) and the benefit expense is $18.1 million (2010 - $17.9 million).

  92  Government of Saskatchewan – 2010-11 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

5. Contingencies

Guaranteed debt

The Government has guaranteed the debt of others of $29.1 million (2010 - $23.4 million).

Significant guarantees include $14.8 million (2010 - $14.9 million) provided to lenders who make loans to breeder and feeder production associations under The Farm Financial Stability Act.  The Government guarantees the repayment of 25 per cent of the outstanding loan balance at the time of a first default on any advance, plus accrued interest as of the time that payment is to be made on the guarantee.  Guarantees for each cattle association are limited to $6 million under the breeder option.  Guarantees for each bison and sheep association are limited to $6 million and $4 million respectively, under both the breeder and feeder options.  These guarantees are net of a recorded loss provision of $0.1 million (2010 - $0.3 million).

Lawsuits

The Government is involved in various legal actions, the outcome of which is not determinable.  Up to $431.8 million may be paid depending on the outcome of lawsuits in progress.  The lawsuits in progress include aboriginal land claims, claims for damages to persons and property, disputes of taxes and various other legal actions.

Other

The Government has issued $32.0 million (2010 - $28.9 million) in letters of credit as security for outstanding insurance claims, electricity trading and natural gas purchases.  An estimate of $10.9 million (2010 - $10.9 million) has been recorded as the likely cost related to these letters of credit.

6. Contractual Obligations

The Government has operating and capital lease obligations as follows:

(thousands of dollars)	Operating1	Capital 2

Future minimum lease payments
2011-12	164,285	14,552
2012-13	122,841	13,041
2013-14	103,071	8,779
2014-15	46,659	6,360
2015-16	36,813	4,888
Thereafter	42,243	16,715
	515,912	64,335
Interest and executory costs	-	(19,450)
Total Lease Obligations	515,912	44,885

1	Total operating lease obligations include $232.6 million for government service organizations and $283.3 million for government business enterprises.
2	Total capital lease obligations include $37.4 million for government service organizations (schedule 6) and $7.5 million for government business enterprises.

The Government has significant other contractual obligations including:

•
forward purchase agreements of approximately $11,736.6 million for power over the next 26 years, $1,180.6 million for future minimum coal deliveries valued at current prices over the next 14 years and $234.9 million for natural gas over the next five years;

•	contracts for the construction and acquisition of tangible capital assets of $1,949.8 million over the next five years;
•	computer service agreements of $145.8 million over the next five years;
•	agreements to provide housing subsidies and transfers of $91.2 million over the next five years;
•	projects to expand innovation and enhance the competitive ability of the Saskatchewan economy of $64.7 million over the next five years;
•	agreements to provide loss of income subsidies to previous purveyors of gaming services of $61.3 million over the next 17 years;

 Government of Saskatchewan – 2010-11 Public Accounts  93

Summary Financial Statements

Notes to the Summary Financial Statements

6. Contractual Obligations (continued)

•	an agreement to make contributions to the Power Corporation Superannuation Plan as a result of a binding court settlement of $27.1 million in the next year;
•	research and development projects for agriculture technology and opportunities in the agri-food industry of $26.9 million over the next five years;
•	beverage container collection and recycling programs of $20.6 million in 2011-12;
•	capital grant projects of $19.8 million over the next two years;
•	fire suppression aerial fleet renewal agreements of $13.9 million over the next three years;
•
treaty land entitlement agreements valued at approximately $6.9 million over the next three years, and rural municipality tax loss compensation of approximately $6.0 million as land achieves reserve status over the course of the agreements; and

•	other contractual obligations for various government service organizations of $33.9 million over the next 20 years.

7. Government Partnerships

The Government has entered into various contractual arrangements with parties outside the government reporting entity resulting in shared control of certain organizations.  The Government’s holdings in government partnerships include:

•	a 60 per cent interest in Apex Investment Limited Partnership, which invests in a variety of industries in the prairie region of Canada;
•
a 50 per cent interest in Meadow Lake Pulp Limited Partnership (MLPLP), which operated a pulp mill near Meadow Lake.  MLPLP is in receivership, and the Government expects to be paid any remaining cash upon the wind up of MLPLP;

•	a 45.5 per cent interest in Saskatchewan Entrepreneurial Fund Joint Venture, which assists with the development and growth of small business in the province;
•	a 33.3 per cent interest in Foragen Technologies Limited Partnership, a venture capital fund which provides seed capital to technology corporations; and
•	shared control of Prairie Diagnostic Services Inc., which provides veterinary diagnostic services to veterinary and livestock industries in the province.

The Government’s pro-rata share of its government partnerships is as follows:

(thousands of dollars)	2011	2010

Financial assets	49,656	48,959
Liabilities	6,763	6,131
Net assets	42,893	42,828
Non-financial assets	551	639
Accumulated Surplus	43,444	43,467

Revenue	7,416	12,792
Expense	5,824	5,274
Surplus	1,592	7,518
Recovery of partnership interest	423	122
Accumulated partnership earnings, beginning of year	16,171	8,531
Accumulated partnership earnings, end of year	18,186	16,171
Equity advances from government organizations	25,258	27,296
Accumulated Surplus	43,444	43,467

8. Non-controlling Interest

Government service organizations controlled by the Government may also have ownership by individuals or organizations outside of the government reporting entity.  This outside ownership is a non-controlling interest.  The 49.2 per cent non-controlling interest of Prairie Ventures Limited Partnership, a subsidiary of CIC Asset Management Inc., amounts to $6.7 million (2010 - $7.8 million) in accumulated surplus, which has been excluded from these financial statements.

  94  Government of Saskatchewan – 2010-11 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

9. Trust Funds

Trust fund assets held and administered by the Government are as follows:

(thousands of dollars)	2011	2010

Pension plans	10,634,991	10,024,894
Employee benefit plans	250,623	176,973
Public Guardian and Trustee of Saskatchewan	158,830	152,540
Other	47,065	37,147
Total Trust Fund Assets1	11,091,509	10,391,554

1	Amounts are based on the latest financial statements of the funds closest to March 31, 2011, where available.

10. Adjustment for Boards of Education

During 2009-10, amendments were made to The Education Act, 1995 that changed the relationship between the Government and the Boards of Education of Saskatchewan School Divisions (Boards of Education), such that the Boards of Education meet the criteria for inclusion in the government reporting entity.

At April 1, 2009, the date of inclusion of the Boards of Education, these financial statements were adjusted as follows:

(thousands of dollars)

Financial assets
Cash and temporary investments	193,751
Other investments	4,104
Other1	510,547
Liabilities
Public debt	101,716
Other liabilities	3,790
Other1 2	198,856
Decrease in net debt	404,040
Non-financial assets
Prepaid expenses1	7,850
Inventories held for consumption1	3,592
Tangible capital assets	1,161,434
Increase in Accumulated Surplus	1,576,916

1	Represents the adjustment to non-cash operating activities of $323.1 million (schedule 16).
2	Includes net pension plan assets of $0.6 million.

11. Comparative Figures

Certain 2010 comparative figures have been reclassified to conform with the current year’s presentation.

 Government of Saskatchewan – 2010-11 Public Accounts  95

Summary Financial Statements

Accounts Receivable		Schedule 1
As at March 31, 2011
(thousands of dollars)

	2011	2010

Taxation	388,868	386,021
Non-renewable resources	210,545	223,969
Other own-source revenue	505,971	511,408
Transfers from the federal government	415,021	349,107
	1,520,405	1,470,505
Provision for loss	(105,095)	(98,341)
Total Accounts Receivable	1,415,310	1,372,164

Loans Receivable		Schedule 2
As at March 31, 2011
(thousands of dollars)

	2011	2010

Government business enterprises	480,414	688,046
Student loans	129,929	126,213
Agricultural loans	53,218	66,008
Other	24,956	25,392
	688,517	905,659
Provision for loss	(82,123)	(83,573)
Total Loans Receivable	606,394	822,086

Government Business Enterprises

Loans to government business enterprises are presented net of government business enterprise specific debt of $3.4 billion (2010 - $3.0 billion).

Saskatchewan Power Corporation (SaskPower)

The Government has $100.0 million (2010 - $400.0 million) in loans receivable from SaskPower.  The entire balance (2010 - $100.0 million) is repayable over 30 years and bears interest at 4.8 per cent (2010 - 4.8 per cent).  In 2010, an additional $300.0 million was repayable on demand at a floating rate of interest.  The loans are recorded net of $2.2 million (2010 - $1.0 million) for SaskPower’s equity in sinking funds administered by the Government.

SaskEnergy Incorporated (SaskEnergy)

The Government has $380.0 million (2010 - $255.0 million) in loans receivable from SaskEnergy.  Of this, $170.0 million (2010 - $170.0 million) is repayable over terms not exceeding 30 years and bears interest at rates between 4.5 and 4.9 per cent (2010 - 4.5 and 4.9 per cent).  The remaining $210.0 million (2010 - $85.0 million) is repayable on demand at a floating rate of interest.  The loans are recorded net of $3.6 million (2010 - $1.8 million) for SaskEnergy’s equity in sinking funds administered by the Government.

  96  Government of Saskatchewan – 2010-11 Public Accounts

Summary Financial Statements

Loans Receivable (continued)	Schedule 2

Government Business Enterprises (continued)

Other government business enterprise loans

The Government has $6.2 million (2010 - $35.9 million) in loans receivable from other government business enterprises.  The loans are repayable on demand at a floating rate of interest.

Student Loans

The program operates under the authority of The Student Assistance and Student Aid Fund Act, 1985.  Loans are interest free until the discontinuance of full-time studies or graduation.  Interest rates are prescribed by the Government and range between 3.0 and 9.3 per cent (2010 - 4.8 and 12.0 per cent).  Student bursaries, study grants and other varieties of loan forgiveness are available to students who meet specific criteria.

The administration and delivery of the federal and provincial student loans programs is integrated.  The Government approves applications for both provincial and federal loans.  External agencies are contracted to disburse, administer and collect loans, and the federal government is responsible for collection of loans in default.

Student loans approved between August 1996 and July 2001 are lender financed, disbursed, managed and collected by a bank.  The Government retained responsibility for loan approval during this period and pays a risk premium of 5.0 per cent to the bank when loans become repayable.

A loss provision of $62.2 million (2010 - $56.2 million) has been recorded on these loans.

Agricultural Loans

Short-term cattle loan program

The Government holds $32.1 million (2010 - $33.7 million) in loans under the short-term cattle loan program.  These loans are repayable over terms not exceeding four years at a floating rate of interest between 0.4 and 1.2 per cent (2010 - 0.3 and 0.5 per cent).  The loans are secured by general security agreements.  The program operates under The Agricultural Credit Corporation of Saskatchewan Act.  A loss provision of $5.1 million (2010 - $5.0 million) has been recorded on these loans.

Capital loan program

The Government holds $10.4 million (2010 - $13.0 million) in loans under the capital loan program.  These loans are repayable over terms not exceeding 25 years and bear interest at rates between 5.0 and 8.0 per cent (2010 - 5.0 and 8.0 per cent).  Security on individual loans varies and may include mortgages on real property, security agreements and guarantees.  The program operates under The Agricultural Credit Corporation of Saskatchewan Act.  A loss provision of $1.5 million (2010 - $2.2 million) has been recorded on these loans.

Short-term hog loan program

The Government holds $8.7 million (2010 - $15.0 million) in loans under the short-term hog loan program.  These loans are repayable over terms not exceeding five years at a floating rate of interest between 0.3 and 1.1 per cent (2010 - 0.2 and 0.5 per cent).  The loans are secured by general security agreements.  The program operates under The Farm Financial Stability Act.  A loss provision of $6.5 million (2010 - $11.9 million) has been recorded on these loans.

Other agricultural loans

The Government holds $2.0 million (2010 - $4.3 million) in loans under various other agricultural loan programs.  The interest on these loans ranges from 0.0 to 12.0 per cent (2010 - 0.0 to 10.5 per cent).  Generally, the loans are secured by promissory notes and, where applicable, by guarantees or general security arrangements.  A loss provision of $1.0 million (2010 - $2.3 million) has been recorded on these loans.

Other

The Government’s loan portfolio also consists of numerous other loans at various interest rates with maturities not exceeding 15 years.  Security on the loans may include promissory notes or charges against residential property.  A loss provision of $5.8 million (2010 - $6.0 million) has been recorded on these loans.

 Government of Saskatchewan – 2010-11 Public Accounts  97

Summary Financial Statements

Investment in Government Business Enterprises
As at March 31, 2011
(thousands of dollars)

	SaskEnergy	SaskPower	SaskTel	SGI	Auto Fund1

Assets
Cash and temporary investments
Due from government organizations	-	-	-	-	-
Other	1,085	(4,991)	12,886	27,809	80,286
Accounts receivable
Due from government organizations	4,452	10,476	-	-	-
Other	108,230	210,887	86,983	127,479	165,149
Inventories	288,518	144,291	5,810	-	3,336
Prepaid expenses
Paid to government organizations	-	-	-	8,676	16,021
Other	-	16,545	14,100	102,719	11,180
Long-term investments
In government organizations	-	-	-	6,155	5,601
Other	29,338	35,059	2,782	585,206	1,305,872
Capital assets	1,055,935	4,535,035	1,068,519	11,121	41,076
Intangible assets	17,990	23,922	137,911	481	14,762
Sinking funds (schedule 8)	58,839	290,890	64,769	-	-
Other assets	78,530	594	186,676	3,169	2,787
Total Assets	1,642,917	5,262,708	1,580,436	872,815	1,646,070
Liabilities
Accounts payable and accrued liabilities
Due to government organizations	6,743	67,798	4,534	16,776	35,564
Other	127,253	207,770	123,563	37,332	31,536
Dividends payable to government organizations	22,184	-	16,157	15,462	-
Gross debt (schedule 8)
Owing to government organizations	948,829	2,865,743	492,656	-	-
Other	4,816	75,736	-	-	-
Unearned revenue
Received from government organizations	-	-	41,163	-	2,116
Other	-	-	67,400	245,680	323,053
Provision for insurance claims	-	-	-	316,820	1,011,069
Other liabilities	71,092	254,067	7,644	2,428	-
Total Liabilities	1,180,917	3,471,114	753,117	634,498	1,403,338
Net Assets (Debt)	462,000	1,791,594	827,319	238,317	242,732
Revenue
From government organizations	37,067	156,360	41,875	-	4,707
Other	915,092	1,635,251	1,082,790	445,776	811,513
Total Revenue	952,159	1,791,611	1,124,665	445,776	816,220
Expense
Paid and owing to government organizations	61,325	263,568	54,577	16,307	54,709
Other	853,849	1,368,573	919,013	381,113	693,159
Total Expense3	915,174	1,632,141	973,590	397,420	747,868
Income (loss) before non-recurring items	36,985	159,470	151,075	48,356	68,352
Non-recurring items	-	-	4,127	-	-
Net Income	36,985	159,470	155,202	48,356	68,352
Retained earnings (deficit), beginning of year	405,788	972,656	561,799	126,479	88,555
Dividends to government organizations	(48,800)	-	(139,682)	(43,520)	-
Retained earnings (deficit), end of year	393,973	1,132,126	577,319	131,315	156,907
Equity advances from government organizations	71,531	659,993	250,000	80,000	-
Accumulated other comprehensive income (loss)4	(3,504)	(525)	-	27,002	85,825
Net Assets (Debt)	462,000	1,791,594	827,319	238,317	242,732

1	Net assets are restricted as disclosed on page 100.
2	Adjustments include:
•	the disposition of discontinued operations prior to March 31, 2011 for a gain on sale of $30.4 million;
•	reclassifying dividends paid by March 31, 2011; and
•	eliminating unrealized inter-organizational losses on transactions with government organizations.
3
Total expense includes debt charges, net of sinking fund earnings, of $201.4 million (2010 - $217.9 million - restated).  Interest in the amount of $209.1 million (2010 - $221.6 million) was paid and owing to government organizations.

4
Accumulated other comprehensive income (loss) consists primarily of market value adjustments on investments and includes other comprehensive income of $138.6 million (2010 - $271.2 million).  The other comprehensive income consists of $219.6 million net unrealized gains (2010 - $225.4 million) less $81.0 million net realized gains (2010 - plus $45.8 million net realized losses) recognized in net income.

  98  Government of Saskatchewan – 2010-11 Public Accounts

Summary Financial Statements

						Schedule 3

WCB1	SLGA	SGC	MFC	Adjustments2	2011	2010

-	43,216	-	1	-	43,217	42,577
45,082	1,590	9,993	-	14,204	187,944	20,066

-	-	-	-	-	14,928	12,453
20,404	49,675	309	1,395	-	770,511	784,099
-	27,602	314	-	-	469,871	488,463

-	-	-	-	-	24,697	23,041
292	1,025	414	-	-	146,275	129,271

10,481	-	-	6,388	-	28,625	43,594
1,401,662	-	-	104,321	-	3,464,240	3,185,880
13,881	39,776	60,125	-	-	6,825,468	6,362,826
17,138	-	-	-	-	212,204	183,246
-	-	-	-	1,552	416,050	372,219
7,602	-	-	42	(48,073)	231,327	256,179
1,516,542	162,884	71,155	112,147	(32,317)	12,835,357	11,903,914

10,125	-	5,086	-	-	146,626	141,753
18,557	24,507	8,798	588	-	579,904	580,681
-	98,303	2,825	-	(56,628)	98,303	116,121

-	-	6,000	95,051	1,552	4,409,831	4,097,407
-	-	10,023	-	-	90,575	106,524

-	-	-	-	(41,163)	2,116	2,175
-	-	-	-	-	636,133	586,570
1,021,265	-	-	-	-	2,349,154	2,250,469
165,106	45,222	7,561	-	(7,644)	545,476	465,111
1,215,053	168,032	40,293	95,639	(103,883)	8,858,118	8,346,811
301,489	(5,148)	30,862	16,508	71,566	3,977,239	3,557,103

26,298	-	-	-	(1,237)	265,070	208,894
268,571	1,012,873	137,396	4,763	-	6,314,025	6,279,046
294,869	1,012,873	137,396	4,763	(1,237)	6,579,095	6,487,940

21,694	-	21,675	3,379	-	497,234	492,564
261,064	570,371	94,217	25	5,094	5,146,478	5,171,181
282,758	570,371	115,892	3,404	5,094	5,643,712	5,663,745
12,111	442,502	21,504	1,359	(6,331)	935,383	824,195
-	-	-	-	30,403	34,530	9,404
12,111	442,502	21,504	1,359	24,072	969,913	833,599
170,756	(10,587)	8,907	15,149	47,487	2,386,989	2,192,120
-	(437,063)	(19,354)	-	-	(688,419)	(638,730)
182,867	(5,148)	11,057	16,508	71,559	2,668,483	2,386,989
-	-	19,805	-	7	1,081,336	1,081,336
118,622	-	-	-	-	227,420	88,778
301,489	(5,148)	30,862	16,508	71,566	3,977,239	3,557,103

 Government of Saskatchewan – 2010-11 Public Accounts  99

Summary Financial Statements

Investment in Government Business Enterprises (continued)	Schedule 3

The investment in government business enterprises is comprised of the Government’s equity in the entities listed below.  The financial statements of these entities are prepared in accordance with Canadian generally accepted accounting principles, and will be impacted by the future accounting policy changes mentioned in note 1.

SaskEnergy Incorporated (SaskEnergy)

SaskEnergy promotes, transports, stores and distributes natural gas in Saskatchewan.

Saskatchewan Power Corporation (SaskPower)

SaskPower generates, purchases, transmits, distributes and sells electricity and related products and services.

Saskatchewan Telecommunications Holding Corporation (SaskTel)

SaskTel markets and supplies a range of voice, data, internet, wireless, text, image, security and entertainment products, systems and services. Through interconnection agreements, SaskTel is part of the national and global communications network.

Saskatchewan Government Insurance (SGI) and Saskatchewan Auto Fund (Auto Fund)

SGI’s competitive general insurance business, SGI CANADA, offers a comprehensive line of home, tenant, farm, automobile extension and commercial coverages.

The Auto Fund, the provincial compulsory vehicle insurance program, is administered by SGI on behalf of the Government.  Any net assets of the Auto Fund are held on behalf of Saskatchewan’s motoring public and cannot be used for any other purpose.

Workers’ Compensation Board (Saskatchewan) (WCB)

WCB provides workers’ compensation insurance to Saskatchewan workers and employers.  Any net assets of the WCB cannot be used for any other purpose.

Liquor and Gaming Authority (SLGA)

SLGA’s mandate is to control the manufacturing and distribution of beverage alcohol throughout the Province, to oversee the licensing of all establishments selling alcohol in the Province and to maintain the integrity of all licensed gaming while ensuring maximum benefit to Saskatchewan charities.

To fulfill its mandate, SLGA operates retail liquor stores and video lottery terminals.  It also owns and manages all slot machines at Saskatchewan Indian Gaming Authority casinos.

Saskatchewan Gaming Corporation (SGC)

SGC manages and operates Casino Regina and Casino Moose Jaw.

Municipal Financing Corporation of Saskatchewan (MFC)

MFC assists municipalities in financing their capital requirements.

  100  Government of Saskatchewan – 2010-11 Public Accounts

Summary Financial Statements

Other Investments		Schedule 4
As at March 31, 2011
(thousands of dollars)

	2011	2010

Bonds and debentures	834,784	632,028
Pooled investment funds	96,185	82,162
Equities	75,262	129,784
Loans and advances	34,292	39,521
Other	102,433	101,105
Total Other Investments	1,142,956	984,600

Bonds and Debentures

Bonds and debentures held by the Government have a market value of $835.7 million (2010 - $632.8 million), and include securities of:

	2011	2010

Governments of other provinces (coupon interest range 0.0% to 8.5%; maturing in 1.0 to 26.0 years)	435,676	370,163
Corporations (coupon interest range 2.0% to 10.5%; maturing in 1.0 to 41.3 years)	239,649	204,699
Government of Canada (coupon interest range 2.5% to 10.8%; maturing in 1.3 to 26.2 years)	149,206	41,145
Government of Saskatchewan (coupon interest range 4.2% to 5.8%; maturing in 1.3 to 17.9 years)	4,657	5,697
Other (coupon interest range 3.9% to 5.4%; maturing in 1.3 to 45.3 years)	5,596	10,324
Total Bonds and Debentures	834,784	632,028

Pooled Investment Funds

Pooled investment funds represent the Government’s investment in units of various funds consisting primarily of debt and equities.

Equities

Equities include $64.9 million (2010 - $87.5 million) invested in shares of private companies and $10.4 million (2010 - $42.3 million) invested in Canadian and international equity markets for which the quoted market value is $12.4 million (2010 - $50.1 million).  Investments in equities are as follows:

	2011	2010

Equities subject to significant influence
Meadow Lake OSB Limited Partnership1	23,695	24,620
Other	16,766	21,583
Other
Premium Brands Holding Corporation2	1,676	10,796
Crescent Point Energy Corporation3	-	19,412
Other	33,125	53,373
Total Equities	75,262	129,784

1
The Government, as a limited partner, holds a 25 per cent interest in Meadow Lake OSB Limited Partnership (ML OSB), an oriented strand board facility near Meadow Lake.  The Government has issued options to purchase its units of ML OSB, which, if exercised, would reduce the Government’s interest to 17.6 per cent.

2
The Government owns units in Premium Brands Holding Corporation (PBH) with a market value of $2.7 million (2010 - $17.0 million).  PBH owns a broad range of leading branded specialty food businesses with manufacturing and distribution facilities located throughout Western Canada.  During the year, the Government sold a significant portion of its interest in PBH for proceeds of $15.0 million realizing a gain on sale of $5.8 million.

3	During the year, the Government disposed of its interest in Crescent Point Energy Corporation for proceeds of $22.4 million realizing a gain on sale of $2.9 million.

 Government of Saskatchewan – 2010-11 Public Accounts  101

Summary Financial Statements

Other Investments (continued)	Schedule 4

Loans and Advances

Loans and advances include loan agreements between the Government and companies in which the Government holds shares.

Other

Other investments include various fixed rate securities having a market value of $103.2 million (2010 - $101.5 million).

  102  Government of Saskatchewan – 2010-11 Public Accounts

Summary Financial Statements

Accounts Payable and Accrued Liabilities		Schedule 5
As at March 31, 2011
(thousands of dollars)

	2011	2010

Accrued salaries and benefits	594,461	608,935
Transfers
Operating1	464,437	404,191
Capital	51,153	59,628
Supplier payments	375,211	378,571
Equalization and Canada Health and Social Transfer repayable to the federal
government	251,191	275,000
Accrued interest	109,987	114,179
Other	369,485	413,484
Total Accounts Payable and Accrued Liabilities	2,215,925	2,253,988
1 Includes transfers to the federal government of $119.6 million (2010 - $150.1 million).

Other Liabilities		Schedule 6
As at March 31, 2011
(thousands of dollars)

	2011	2010

Environmental	161,816	132,903
Funds held on behalf of government business enterprises and others
Liquor and Gaming Authority	44,363	44,094
Other	54,005	54,264
Capital leases (note 6)	37,356	40,351
Other	94,276	102,217
Total Other Liabilities	391,816	373,829

Unearned Revenue		Schedule 7
As at March 31, 2011
(thousands of dollars)

	2011	2010

Housing contributions	139,637	121,583
Education contributions	51,727	62,819
Motor vehicle licensing fees	50,441	37,366
Water supply and infrastructure	45,097	7,365
Health contributions	39,773	38,638
Crown mineral leases	20,950	19,860
Other	31,234	33,670
Total Unearned Revenue	378,859	321,301

 Government of Saskatchewan – 2010-11 Public Accounts  103

Summary Financial Statements

Public Debt						Schedule 8
As at March 31, 2011
(thousands of dollars)

	2011			2010
		Government			Government
		Business			Business
		Enterprise			Enterprise
	General	Specific	Public	General	Specific	Public
	Debt1 2 3	Debt 2	Debt	Debt1 2 3	Debt 2	Debt

General Revenue Fund	4,135,226	-	4,135,226	4,140,482	-	4,140,482
Less amounts held by
government service organizations	(45,211)	-	(45,211)	(43,732)	-	(43,732)
Saskatchewan Power Corporation4	97,823	2,490,267	2,588,090	398,953	2,196,212	2,595,165
SaskEnergy Incorporated4	376,342	489,749	866,091	253,237	569,023	822,260
Saskatchewan Telecommunications Holding
Corporation4	-	369,928	369,928	29,500	262,151	291,651
Municipal Financing Corporation
of Saskatchewan4	6,249	97,330	103,579	6,356	90,154	96,510
Regional Health Authorities	81,227	-	81,227	74,717	-	74,717
Boards of Education	74,079	-	74,079	87,332	-	87,332
Saskatchewan Water Corporation	49,151	-	49,151	50,973	-	50,973
Saskatchewan Housing Corporation	38,745	-	38,745	41,748	-	41,748
Saskatchewan Opportunities Corporation	36,170	-	36,170	34,536	-	34,536
Saskatchewan Immigrant Investor Fund Inc.	17,297	-	17,297	-	-	-
Saskatchewan Gaming Corporation4	-	14,585	14,585	-	20,178	20,178
Information Services Corporation
of Saskatchewan	13,547	-	13,547	13,547	-	13,547
Other	5,131	-	5,131	1,643	-	1,643
Public Debt1 5	4,885,776	3,461,859	8,347,635	5,089,292	3,137,718	8,227,010

1	Public debt on the Statement of Financial Position includes only general debt.

2	General debt and government business enterprise specific debt are presented net of sinking funds.

3	General debt includes $78.9 million (2010 - $82.5 million) primarily secured by assets with a carrying value of $113.7 million (2010 - $154.1 million).

4
Public debt of government business enterprises includes both general debt and government business enterprise specific debt.  General debt of government business enterprises represents amounts transferred from the General Revenue Fund to government business enterprises and recorded as loans receivable (schedule 2).  Government business enterprise specific debt represents debt issued by, or specifically on behalf of, government business enterprises.

Schedule 3 provides information on government business enterprises as presented in their audited financial statements closest to March 31, 2011.  Public debt of government business enterprises shown above has been adjusted for transactions occurring from the audited financial statements to March 31, 2011 as follows:

	2011			2010
	Government
	Business
	Enterprise	Transactions	Public	Public
	Debt	to March 31	Debt	Debt
	(schedule 3)a

Saskatchewan Power Corporation	2,650,589	(62,499)	2,588,090	2,595,165
SaskEnergy Incorporated	894,806	(28,715)	866,091	822,260
Saskatchewan Telecommunications Holding Corporation	427,887	(57,959)	369,928	291,651
Municipal Financing Corporation of Saskatchewan	95,051	8,528	103,579	96,510
Saskatchewan Gaming Corporation	16,023	(1,438)	14,585	20,178
Total Government Business Enterprises	4,084,356	(142,083)	3,942,273	3,825,764

a	Includes gross debt net of sinking funds reported on schedule 3.

  104  Government of Saskatchewan – 2010-11 Public Accounts

Summary Financial Statements

Public Debt (continued)	Schedule 8

5
Public debt payable in U.S. dollars of 38.8 million (2010 - 53.8 million) has been converted to $37.2 million Canadian (2010 - $54.6 million) at the exchange rate in effect at March 31, 2011 of 0.9718 (2010 - 1.0156).

Public debt is comprised of gross debt net of sinking funds as follows:

	2011
	Gross	Sinking	Public
	Debta	Funds	Debt
		(schedule 9)

General Revenue Fund	6,111,642	(1,976,416)	4,135,226
Less amounts held by government service organizations	(45,211)	-	(45,211)
Saskatchewan Power Corporation	2,886,824	(298,734)	2,588,090
SaskEnergy Incorporated	925,999	(59,908)	866,091
Saskatchewan Telecommunications Holding Corporation	436,600	(66,672)	369,928
Municipal Financing Corporation of Saskatchewan	105,153	(1,574)	103,579
Regional Health Authorities	81,227	-	81,227
Boards of Education	74,079	-	74,079
Saskatchewan Water Corporation	54,912	(5,761)	49,151
Saskatchewan Housing Corporation	60,987	(22,242)	38,745
Saskatchewan Opportunities Corporation	36,684	(514)	36,170
Saskatchewan Immigrant Investor Fund Inc.	17,297	-	17,297
Saskatchewan Gaming Corporation	14,585	-	14,585
Information Services Corporation of Saskatchewan	13,547	-	13,547
Other	5,131	-	5,131
Public Debt	10,779,456	(2,431,821)	8,347,635

a
The average effective interest rate on gross debt during 2010-11 was 6.4 per cent (2009-10 - 6.7 per cent) and includes the impact of foreign exchange and the amortization of any premiums or discounts associated with the debentures.  The average term to maturity of gross debt is 11.5 years (2010 - 11.1 years).

Debt principal payment requirements in each of the next five years and thereafter are as follows:

	2011	2010
Year of Maturity

Short-term promissory notes	586,293	650,000
2010-11	-	678,616
2011-12	292,342	285,263
2012-13	1,184,522	1,186,233
2013-14	819,201	822,463
2014-15	925,781	926,434
2015-16	538,696	-
6-10 years	1,799,612	1,325,946
Thereafter	4,633,009	5,049,430
Gross debta	10,779,456	10,924,385
Sinking funds	(2,431,821)	(2,697,375)
Public Debt	8,347,635	8,227,010

a
Gross debt includes debentures of $104.5 million (2010 - $104.5 million) that provide the holder with a choice of dates on which the debt matures.  The year of maturity reflects the earliest possible date of maturity rather than the maximum term to maturity.

Gross debt includes Canada Pension Plan debentures of $745.1 million (2010 - $745.1 million).  These debentures are callable in whole or in part before maturity, at the option of the Minister of Finance of Saskatchewan.

 Government of Saskatchewan – 2010-11 Public Accounts  105

Summary Financial Statements

Sinking Funds						Schedule 9
As at March 31, 2011
(thousands of dollars)

	2010	2011
	Sinking				Currency	Sinking
	Funds	Contributions1	Earnings2	Redemptions3	Adjustment	Funds

General Revenue Fund	2,286,526	54,609	148,794	(502,972)	(10,541)	1,976,416
Saskatchewan Power Corporation	255,872	24,722	18,140	-	-	298,734
Saskatchewan Telecommunications Holding
Corporation	70,984	2,366	4,582	(11,260)	-	66,672
SaskEnergy Incorporated	58,739	7,112	4,066	(10,009)	-	59,908
Saskatchewan Housing Corporation	20,355	520	1,367	-	-	22,242
Saskatchewan Water Corporation	3,502	1,979	280	-	-	5,761
Municipal Financing Corporation of Saskatchewan	1,150	332	92	-	-	1,574
Saskatchewan Opportunities Corporation	247	237	30	-	-	514
Total Sinking Funds4	2,697,375	91,877	177,351	(524,241)	(10,541)	2,431,821

1
Annual contributions, established by Order in Council, are set at not less than one per cent of debentures outstanding.  The aggregate amount of contributions estimated to be required in each of the next five years and thereafter to meet sinking fund requirements by debt classification (see footnote 4) are as follows:

	2012	2013	2014	2015	2016	Thereafter	Total

General debta	50,652	49,607	49,607	42,721	33,410	363,753	589,750
Government business enterprise
specific debt	35,834	35,334	35,334	34,312	33,812	480,220	654,846
Total Sinking Fund Contributions	86,486	84,941	84,941	77,033	67,222	843,973	1,244,596

a	Each year, until 2015, includes contributions of 1.0 million U.S. dollars.

2	Sinking fund earnings include gains on investment sales of $71.6 million (2010 - $67.9 million).

3	The redemption value is based on the market value of the sinking fund units at the date of redemption.

4	The market value of total sinking funds is $2,415.6 million (2010 - $2,701.8 million). Total sinking funds by debt classification are as follows:

	2010	2011
	Sinking				Currency	Sinking
	Funds	Contributions	Earnings	Redemptions	Adjustment	Funds

General Debt	2,313,440	60,045	150,796	(502,972)	(10,541)	2,010,768
Government business enterprise specific debt	383,935	31,832	26,555	(21,269)	-	421,053
Total Sinking Funds	2,697,375	91,877	177,351	(524,241)	(10,541)	2,431,821

Sinking fund assets have been invested as follows:

	2011	2010
Long-term investments in securities of:
Governments of other provinces (coupon interest range 0.0% to 9.6%; maturing in 2.9 to 31.2 years)	1,257,328	1,165,580
Government of Saskatchewan (coupon interest range 0.0% to 10.3%; maturing in 2.2 to 29.2 years)	382,781	469,604
Government of Canada (coupon interest range 3.0% to 5.0%; maturing in 4.0 to 30.2 years)	128,655	464,899
Corporations (coupon interest 5.0%; maturing in 2.6 years)	10,499	10,680
Government of the United States (coupon interest range 3.9% to 4.5%; maturing in 27.1 to 29.4 years)	6,954	24,648
Cash, short-term investments and accrued interesta	645,604	561,964
Total Sinking Fundsb	2,431,821	2,697,375
a	Cash, short-term investments and accrued interest are disclosed net of $0.5 million (2010 - $0.6 million) in liabilities.

b
Included in total sinking funds are U.S. dollar cash, investments and accrued interest converted to $230.1 million Canadian (2010 - $224.7 million) at the exchange rate in effect at March 31, 2011 of 0.9718 (2010 - 1.0156).

  106  Government of Saskatchewan – 2010-11 Public Accounts

Summary Financial Statements

Pension Liabilities					Schedule 10
As at March 31, 2011
(thousands of dollars)

	2011				2010
	TSP1	PSSP	Others	Total	Total
Accrued benefit obligation,
beginning of year	5,152,049	1,898,650	510,065	7,560,764	7,248,816
Adjustment for Boards of Education (note 10)					71,396
Current period benefit cost	35,032	9,127	9,286	53,445	63,353
Plan amendment					(173)
Interest cost	255,397	90,465	19,775	365,637	375,420
Actuarial losses		33,903	10,863	44,766	180,926
Joint defined benefit plan (SHEPP)2			59,786	59,786	78,851
Benefit payments	(323,573)	(121,377)	(25,035)	(469,985)	(457,825)
Accrued Benefit Obligation, End of Year	5,118,905	1,910,768	584,740	7,614,413	7,560,764
Plan assets, beginning of year	1,174,158		267,847	1,442,005	1,486,890
Adjustment for Boards of Education (note 10)					72,011
Employer contributions	89,271	119,065	9,009	217,345	176,037
Employee contributions	8,662	2,312	1,925	12,899	16,163
Return on plan assets	70,048		17,598	87,646	93,715
Actuarial gains			3,681	3,681	55,014
Benefit payments	(323,573)	(121,377)	(25,035)	(469,985)	(457,825)
Plan Assets, End of Year3	1,018,566		275,025	1,293,591	1,442,005
	4,100,339	1,910,768	309,715	6,320,822	6,118,759
Unamortized estimation adjustments4	(68,955)	(64,768)	(11,304)	(145,027)	(246,989)
Total Pension Liabilities5	4,031,384	1,846,000	298,411	6,175,795	5,871,770

1	The TSP had an actual rate of return on plan assets of 10.8 per cent (2010 - 15.0 per cent).

2
The joint defined benefit plan includes only the Government’s employer portion of the pension liability.  At December 31, 2010, the SHEPP had a total accrued benefit obligation of $3,763.3 million (2009 - $3,779.5 million) and pension fund assets of $3,467.2 million (2009 - $3,278.5 million) at market related values and unamortized estimation adjustment gains of $48.9 million (2009 - losses of $274.0 million).  The pension liability would increase by $547.9 million or would decrease by $445.2 million if the discount rate was decreased or increased by one percentage point respectively.  The market value of the pension fund investments was $3,330.9 million (2009 - $2,942.7 million).  Of this amount, 34.0 per cent (2009 - 36.6 per cent) was invested in fixed income securities and 59.0 per cent (2009 - 59.2 per cent) in equity investments.  The plan assets had an actual rate of return of 11.6 per cent (2009 - 14.6 per cent).  The Government and member contributions to the plan totalled $108.9 million (2009 - $93.6 million) and $103.7 million (2009 - $89.9 million) respectively.  Benefit payments from the plan totalled $143.5 million (2009 - $130.0 million).

3
At March 31, 2011, the market value of defined benefit plan investments was $1,185.5 million (2010 - $1,299.4 million).  Of this amount, 42.6 per cent (2010 - 43.0 per cent) was invested in fixed income securities and 45.2 per cent (2010 - 48.1 per cent) in equity investments.

4
Unamortized estimation adjustments are amortized to pension expense over periods ranging from 3.7 to 4.0 years for the TSP, from 1.5 to 3.9 years for the PSSP and from 1.5 to 13 years for the other plans.  These represent the expected average remaining service life of active plan members at the time the estimation adjustments arose.

5
 The total pension liabilities are based on the latest actuarial valuations extrapolated to March 31, 2011 for the defined benefit plans and December 31, 2010 for the joint defined benefit plan.  Changes in assumptions can result in significantly higher or lower estimates of pension liabilities.  A one percentage point decrease in the discount rate would result in a $624.2 million and $227.4 million increase in the pension liabilities for the TSP and the PSSP respectively, and a one percentage point increase would result in a $516.1 million and $189.2 million decrease in the pension liabilities for the TSP and the PSSP respectively.

 Government of Saskatchewan – 2010-11 Public Accounts  107

Summary Financial Statements

Tangible Capital Assets								Schedule 11
As at March 31, 2011
(thousands of dollars)

	2011							2010
	Land &	Buildings &	Machinery	Trans-	Office &
	Improve-	Improve-	&	portation	Information	Infra-
	ments	ments	Equipment	Equipment	Technology	structure	Total	Total
	3 years-
Estimated useful life	Indefinite	2-75 years	2-33 years	3-40 years	2-25 years	3-60 years

Opening Net Book Value of
Tangible Capital Assets1	397,761	2,705,133	351,030	273,320	231,397	2,252,971	6,211,612	4,780,446

Opening cost	445,537	5,096,063	1,107,367	490,087	678,614	4,109,253	11,926,921	9,118,944
Adjustment for:
Boards of Education (note 10)	-	-	-	-	-	-	-	2,212,134
Other 3	-	-	-	-	-	-	-	(48,327)
Acquisitions	22,050	255,500	51,624	30,069	101,574	353,267	814,084	772,771
Write-downs	(180)	(7,352)	(2,792)	(1,756)	(19,322)	-	(31,402)	(17,285)
Disposals	(11,336)	(12,252)	(22,306)	(14,207)	(17,972)	(19,980)	(98,053)	(111,316)
Closing Cost 2	456,071	5,331,959	1,133,893	504,193	742,894	4,442,540	12,611,550	11,926,921
Opening accumulated amortization	47,776	2,390,930	756,337	216,767	447,217	1,856,282	5,715,309	4,338,498
Adjustment for:
Boards of Education (note 10)	-	-	-	-	-	-	-	1,050,700
Other 3	-	-	-	-	-	-	-	(212)
Annual amortization	2,403	152,910	64,246	31,037	77,057	123,062	450,715	416,234
Write-downs	(30)	(3,686)	(1,296)	(1,735)	(19,186)	-	(25,933)	(12,653)
Disposals	(2,381)	(4,161)	(19,377)	(11,378)	(17,074)	(19,584)	(73,955)	(77,258)
Closing Accumulated Amortization	47,768	2,535,993	799,910	234,691	488,014	1,959,760	6,066,136	5,715,309
Closing Net Book Value of
Tangible Capital Assets1	408,303	2,795,966	333,983	269,502	254,880	2,482,780	6,545,414	6,211,612

1	Net book value of tangible capital assets does not include the following:
•	works of art and historical treasures, such as the Legislative Building;
•	items inherited by right of the Crown, such as Crown lands, forests, water and mineral resources, which are not recognized in these financial statements; and
•	capital assets held by government business enterprises (schedule 3).

2	Closing cost includes work-in-progress of $401.8 million (2010 - $342.4 million).

3	Prior year reduction in net book value of $48.1 million represents the loss of control of Big Sky Farms Inc. net of the gain of control of a health care affiliate.

  108  Government of Saskatchewan – 2010-11 Public Accounts

Summary Financial Statements

Revenue		Schedule 12
For the Year Ended March 31, 2011
(thousands of dollars)

	2011	2010
Taxation
Individual income	1,795,788	1,890,848
Provincial sales	1,186,992	1,084,001
Corporation income	1,155,273	881,424
Property	605,495	595,150
Fuel	463,147	441,533
Tobacco	237,507	196,868
Other	292,935	237,599
Total Taxation	5,737,137	5,327,423

Non-renewable Resources
Oil	1,274,053	1,294,670
Crown land sales	466,993	151,455
Resource surcharge	360,848	475,632
Potash	262,540	(183,887)
Natural gas	29,741	40,078
Other	133,624	132,676
Total Non-renewable Resources	2,527,799	1,910,624

Other Own-source Revenue
Fees
Motor vehicle licensing	161,093	158,303
Health care	158,191	153,240
Education	136,324	125,271
Subsidized housing rental	96,817	94,777
Registry	62,207	58,548
Other	354,599	303,592
Investment income
Interest and dividends	242,166	273,292
Gain on sale of other investments (schedule 16)	20,065	36,474
Losses from equities (schedule 16)	(592)	(5,973)
Insurance	177,617	213,921
Commodity sales	19,830	82,931
Other1	529,580	507,304
Total Other Own-source Revenue	1,957,897	2,001,680
Total Own-source Revenue	10,222,833	9,239,727
Transfers from the Federal Government
Canada Health Transfer	795,422	819,262
Canada Social Transfer	342,626	334,976
Agricultural stability contributions	260,668	138,779
Crop insurance contributions	130,573	158,855
Housing subsidy	83,322	77,642
Other	492,242	473,533
Total Transfers from the Federal Government	2,104,853	2,003,047
Total Revenue	12,327,686	11,242,774

1	Includes reversals and refunds of prior year expenses of $58.7 million (2010 - $62.0 million).

 Government of Saskatchewan – 2010-11 Public Accounts  109

Summary Financial Statements

Expense by Object		Schedule 13
For the Year Ended March 31, 2011
(thousands of dollars)

	2011	2010

Salaries and benefits	5,274,142	5,131,319
Transfers
Operating	3,786,488	3,304,376
Capital	409,678	474,904
Operating costs	1,942,223	1,968,923
Debt charges (schedule14)	709,275	773,892
Amortization of tangible capital assets (schedule 11)	450,715	416,234
Other	738,370	415,970
Total Expense	13,310,891	12,485,618

Debt Charges		Schedule 14
For the Year Ended March 31, 2011
(thousands of dollars)

	2011	2010

Total interest costs	930,563	992,789
Interest reimbursed from government business enterprises1	(225,651)	(223,675)
Net foreign exchange gain	(213)	(511)
Other costs	4,576	5,289
Total Debt Charges	709,275	773,892

1	Interest reimbursed for debt borrowed by the Government specifically on behalf of government business enterprises.

Comparison of Estimated to Actual Results			Schedule 15
For the Year Ended March 31, 2011
(thousands of dollars)

	2011		2010
	Estimated1	Actual1	Actual
Treasury Board Organizations
General Revenue Fund	20,000	47,669	424,500
Growth and Financial Security Fund	(194,186)	47,669	(256,795)
Other Treasury Board Organizations2	(503,361)	90,542	(425,719)
	(677,547)	185,880	(258,014)
CIC Board Organizations2	(26,050)	(167,647)	(424,789)
	(703,597)	18,233	(682,803)
Not-for-Profit Insurance Organizations	80,941	(31,525)	273,558
Deficit	(622,656)	(13,292)	(409,245)

1	Presented on the basis of the summary financial budget.

2	Net of dividends paid to other government organizations.

  110  Government of Saskatchewan – 2010-11 Public Accounts

Summary Financial Statements

Supplemental Cash Flow Information		Schedule 16
For the Year Ended March 31, 2011
(thousands of dollars)

	2011	2010
Other Non-cash Items Included in the Deficit
Amortization of tangible capital assets (schedule 11)	450,715	416,234
Write-downs of tangible capital assets (schedule 11)	5,469	4,632
Net loss (gain) on other investments1	2,516	(20,255)
Net foreign exchange gain	(213)	(511)
Net (decrease) increase to provision for loss on loans receivable (schedule 2)	(1,450)	10,864
Net gain on disposal of tangible capital assets	(5,765)	(20,574)
Earnings retained in sinking funds (schedule 9)	(150,796)	(161,008)
Total Other Non-cash Items Included in the Deficit	300,476	229,382

Net Change in Non-cash Operating Activities
Increase in accounts receivable	(43,146)	(263,903)
Decrease in inventories held for resale	1,324	31,161
Decrease in deferred charges	3,460	5,203
(Decrease) increase in accounts payable and accrued liabilities	(38,063)	22,747
Increase in unearned revenue	57,558	70,333
Increase in pension liabilities	304,025	422,446
Increase in prepaid expenses	(5,360)	(10,354)
Increase in inventories held for consumption	(9,967)	(32,984)
	269,831	244,649
Adjustment for inclusion of Boards of Education (note 10)	-	323,133
Net Change in Non-cash Operating Activities	269,831	567,782

Other Supplemental Information
Cash interest paid during the year	433,361	510,355
Cash interest received during the year	151,300	191,800

1	Net loss (gain) on other investments consists of:

	2011	2010

Gain on sale of other investments	(20,065)	(36,474)
Losses from equities	592	5,973
Provision for loss	21,989	10,246
Net loss (gain) on other investments	2,516	(20,255)

 Government of Saskatchewan – 2010-11 Public Accounts  111

Summary Financial Statements

Segment Disclosure
For the Year Ended March 31, 2011
(thousands of dollars)

	Treasury Board Organizations1

	2011	2010

Revenue
Taxation	5,737,137	5,327,423
Non-renewable resources	2,527,799	1,910,624
Transfers from government organizations	479,500	755,000
Other own-source revenue	1,687,806	1,596,504
Transfers from the federal government	1,894,547	1,725,571
Total Revenue (schedule 12)	12,326,789	11,315,122

Expense
Agriculture	690,566	414,320
Community development	532,166	576,005
Debt charges (schedule 14)	708,858	768,062
Economic development	248,783	214,709
Education	2,997,736	2,910,231
Environment and natural resources	214,238	202,365
Health	4,676,530	4,519,904
Protection of persons and property	493,153	437,655
Social services and assistance	1,079,279	1,032,358
Transportation	478,724	473,333
Other	459,643	448,972
Total Expense (schedule 13)	12,579,676	11,997,914
(Deficit) surplus from government service organizations	(252,887)	(682,792)
Income (loss) from government business enterprises (schedule 3)	438,767	424,778
(Deficit) Surplus (schedule 15)	185,880	(258,014)

The segments of the Summary financial statements are based on the accountability and control relationships between the Government and the various organizations within the government reporting entity.  Schedule 18 identifies the organizations included in each segment.

1
Treasury Board organizations include the General Revenue Fund, Growth and Financial Security Fund and organizations such as Regional Health Authorities, Boards of Education and Liquor and Gaming Authority.

2
CIC Board organizations are agencies that are responsible to the Crown Investment Corporation of Saskatchewan (CIC) and include organizations such as Saskatchewan Power Corporation, Saskatchewan Telecommunications Holding Corporation and CIC Asset Management Inc.

3
Not-for-profit insurance organizations are intended to be actuarially sound over the long term.  These entities typically adjust rates to break even over the longer term and include Saskatchewan Auto Fund, Saskatchewan Crop Insurance Corporation, Crop Reinsurance Fund of Saskatchewan and Workers’ Compensation Board (Saskatchewan).

  112  Government of Saskatchewan – 2010-11 Public Accounts

Summary Financial Statements

							Schedule 17

CIC Board Organizations2		Not-for-Profit Insurance Organizations3		Eliminations		Total
2011	2010	2011	2010	2011	2010	2011	2010

-	-	-	-	-	-	5,737,137	5,327,423
-	-	-	-	-	-	2,527,799	1,910,624
-	-	194,411	235,264	(673,911)	(990,264)	-	-
151,007	224,828	160,584	180,348	(41,500)	-	1,957,897	2,001,680
-	-	210,306	277,476	-	-	2,104,853	2,003,047
151,007	224,828	565,301	693,088	(715,411)	(990,264)	12,327,686	11,242,774

-	65,497	677,289	382,336	(233,165)	(234,379)	1,134,690	627,774
-	-	-	-	-	-	532,166	576,005
3,163	6,715	-	-	(2,746)	(885)	709,275	773,892
42,769	64,487	-	-	-	-	291,552	279,196
-	-	-	-	-	-	2,997,736	2,910,231
27,009	22,830	-	-	-	-	241,247	225,195
-	-	-	-	-	-	4,676,530	4,519,904
44,266	42,511	-	-	-	-	537,419	480,166
-	-	-	-	-	-	1,079,279	1,032,358
27,030	26,285	-	-	-	-	505,754	499,618
145,600	112,307	-	-	-	-	605,243	561,279
289,837	340,632	677,289	382,336	(235,911)	(235,264)	13,310,891	12,485,618
(138,830)	(115,804)	(111,988)	310,752	(479,500)	(755,000)	(983,205)	(1,242,844)
450,683	446,015	80,463	(37,194)	-	-	969,913	833,599
311,853	330,211	(31,525)	273,558	(479,500)	(755,000)	(13,292)	(409,245)

 Government of Saskatchewan – 2010-11 Public Accounts  113

Summary Financial Statements

Government Reporting Entity	Schedule 18
For the Year Ended March 31, 2011

Government Service Organizations (Consolidated)

Agricultural Credit Corporation of Saskatchewan	Forest Management Funds
Agricultural Implements Board	Crown Agricultural Land Forest Fund 3
Beef Development Board 2	Island Forests Management Fund 3
Boards of Education 6c	Meadow Lake OSB Forest Management Trust Fund 3
Chinook School Division No. 211	Mee-Toos Forest Management Fund Trust 3
Christ the Teacher Roman Catholic Separate School Division	Mistik Forest Management Trust
No. 212	North West Communities Wood Products Forest Management
Conseil des écoles fransaskoises no. 310	Fund Trust 3
Creighton School Division No. 111	Park Land Forests Management Fund 3
Englefeld Protestant Separate School Division No. 132	Zelensky Bros. Forest Management Fund Trust 3
Good Spirit School Division No. 204	General Revenue Fund
Holy Family Roman Catholic Separate School Division No. 140	Global Transportation Hub Authority
Holy Trinity Roman Catholic Separate School Division No. 22	Government House Foundation
Horizon School Division No. 205	Gradworks Inc. 6d 7a
Ile-a-la Crosse School Division No. 112	Growth and Financial Security Fund
Light of Christ Roman Catholic Separate School Division No. 16	Health Quality Council
Living Sky School Division No. 202	Horned Cattle Fund
Lloydminster Roman Catholic Separate School Division No. 89	Individual Cattle Feeder Loan Guarantee Provincial Assurance Fund
Lloydminster School Division No. 99	Information Services Corporation of Saskatchewan 6d 7a
North East School Division No. 200	Innovation Saskatchewan
Northern Lights School Division No. 113	Institutional Control Monitoring and Maintenance Fund
Northwest School Division No. 203	Institutional Control Unforeseen Events Fund
Prairie South School Division No. 210	Law Reform Commission of Saskatchewan
Prairie Spirit School Division No. 206	Livestock Services Revolving Fund
Prairie Valley School Division No. 208	Milk Control Board 2 6d
Prince Albert Roman Catholic Separate School Division No. 6	North Sask Laundry and Support Services Ltd.
Regina Roman Catholic Separate School Division No. 81	Northern Municipal Trust Account 6d
Regina School Division No. 4	Oil and Gas Orphan Fund
Saskatchewan Rivers School Division No. 119	Operator Certification Board
Saskatoon School Division No. 13	Pastures Revolving Fund
South East Cornerstone School Division No. 209	Physician Recruitment Agency of Saskatchewan
St. Augustine Roman Catholic Separate School Division No. 220 4	Prairie Agricultural Machinery Institute
St. Paul's Roman Catholic Separate School Division No. 20	Public Employees Benefits Agency Revolving Fund
Sun West School Division No. 207	Public Employees Dental Fund 6d
Cattle Marketing Deductions Fund 2	Public Employees Disability Income Fund 6d
Century Plaza Properties (The Owners: Condominium Corporation	Public Employees Group Life Insurance Fund 6d
No. 101100609)	Queen’s Printer Revolving Fund
CIC Apex Equity Holdco Ltd. 6d 7a	Regional Colleges 6a
CIC Asset Management Inc. 6d 7a	Carlton Trail Regional College
CIC Economic Holdco Ltd. 6d 7a	Cumberland Regional College
Commercial Revolving Fund	Great Plains College
Community Initiatives Fund	Northlands College
Correctional Facilities Industries Revolving Fund	North West Regional College
Criminal Property Forfeiture Fund	Parkland Regional College
Crop Reinsurance Fund of Saskatchewan 7b	Southeast Regional College
Crown Investments Corporation of Saskatchewan	Regional Health Authorities
(non-consolidated) 6d 7a	Cypress Regional Health Authority
eHealth Saskatchewan 5	Five Hills Regional Health Authority
Enterprise Saskatchewan	Heartland Regional Health Authority
Extended Health Care Plan for Certain Other Employees 6d	Keewatin Yatthé Regional Health Authority
Extended Health Care Plan for Certain Other Retired Employees 3 6d	Kelsey Trail Regional Health Authority
First Nations and Métis Fund Inc. 6d 7a	Mamawetan Churchill River Regional Health Authority
Fish and Wildlife Development Fund	Prairie North Regional Health Authority

  114  Government of Saskatchewan – 2010-11 Public Accounts

Summary Financial Statements

Government Reporting Entity (continued)	Schedule 18

Government Service Organizations (Consolidated) (continued)
Regional Health Authorities (continued)	Saskatchewan Institute of Applied Science and Technology 6a
Prince Albert Parkland Regional Health Authority	Saskatchewan Labour Market Commission
Regina Qu'Appelle Regional Health Authority	Saskatchewan Legal Aid Commission
Saskatoon Regional Health Authority	Saskatchewan Lotteries Trust Fund for Sport, Culture and
Sun Country Regional Health Authority	Recreation
Sunrise Regional Health Authority	Saskatchewan Opportunities Corporation 6d 7a
Saskatchewan Agricultural Stabilization Fund	Saskatchewan Research Council
Saskatchewan Apprenticeship and Trade Certification Commission 6a	Saskatchewan Snowmobile Fund
Saskatchewan Archives Board	Saskatchewan Student Aid Fund
Saskatchewan Arts Board	Saskatchewan Transportation Company 6d 7a
Saskatchewan Association of Health Organizations	Saskatchewan Water Corporation 6d 7a
Saskatchewan Cancer Agency	Saskatchewan Watershed Authority
Saskatchewan Centre of the Arts Fund	Saskatchewan Western Development Museum
Saskatchewan Communications Network Corporation 2	Sask911 Account
Saskatchewan Crop Insurance Corporation 7b	School Division Tax Loss Compensation Fund
Saskatchewan Development Fund Corporation 6d 7a	Technology Supported Learning Revolving Fund
Saskatchewan Financial Services Commission Fund	Training Completions Fund
Saskatchewan Grain Car Corporation 6b	Transportation Partnerships Fund
Saskatchewan Health Research Foundation	University of Regina Crown Foundation
Saskatchewan Heritage Foundation	University of Saskatchewan Crown Foundation
Saskatchewan Housing Corporation 6d	Victims’ Fund
Saskatchewan Immigrant Investor Fund Inc. 1 6d 7a	Water Appeal Board
Saskatchewan Impaired Driver Treatment Centre Board of
Governors

Government Business Enterprises (Modified Equity)
Liquor and Gaming Authority
Municipal Financing Corporation of Saskatchewan 6d
Saskatchewan Auto Fund 6d 7b
Saskatchewan Gaming Corporation 6d 7a
Saskatchewan Government Insurance 6d 7a
Saskatchewan Power Corporation 6d 7a
Saskatchewan Telecommunications Holding Corporation 6d 7a
SaskEnergy Incorporated 6d 7a
Workers’ Compensation Board (Saskatchewan) 6d 7b

1	Organization established during 2010-11.

2	Organization wound up during 2010-11.

3	Organization determined to be part of the government reporting entity during 2010-11.

4	Organization merged with the Board of Education of the Holy Family Roman Catholic Separate School Division No. 140 during 2010-11.

5	Organization’s name changed from Saskatchewan Health Information Network during 2010-11.

6	The year-ends of certain organizations differ from March 31, 2011: a June 2010; b July 2010; c August 2010; d December 2010.

7
For segment disclosure (schedule 17) certain organizations are classified into categories other than Treasury Board Organizations as follows:  a CIC Board Organizations; b Not-for-Profit Insurance Organizations.

 Government of Saskatchewan – 2010-11 Public Accounts  115

Supplementary Information (unaudited)

Supplementary Information

Growth and Financial Security Fund
Schedule of Transfers and Accumulated Balance
For the Year Ended March 31, 2011
(thousands of dollars)

	2011		2010
	Budget	Actual	Actual

Balance, beginning of year	958,299	958,299	1,215,094
Transfer from the General Revenue Fund	-	47,669	83,853
Transfer to the General Revenue Fund	(194,186)	-	(340,648)
Balance, End of Year	764,113	1,005,968	958,299

The Growth and Financial Security Fund (GFSF) was established May 14, 2008, by The Growth and Financial Security Act.

The purposes of the GFSF are:

•	to assist in the achievement of the Province’s long-term objectives by providing for financial security of the Government from year to year; and
•	to provide a source of funds that are available for programs that have been identified as promoting or enhancing the economic development of the Province.

In accordance with The Growth and Financial Security Act, the GFSF receives 50 per cent of the pre-transfer surplus of the General Revenue Fund (GRF) in any fiscal year.  This legislation also permits Treasury Board to approve other transfers between the GFSF and the GRF.

Transfers to the GFSF from the GRF are statutory disbursements.  Amounts transferred to the GRF from the GFSF are available for use subsequent to receiving required approval from the Legislative Assembly.

In accordance with The Growth and Financial Security Act, all earnings on the GFSF’s investments are credited to the GRF.  For 2010-11, this amount was $29.2 million (2010 - $51.1 million).

The GFSF’s assets have been invested in fixed income securities as follows:

	2011	2010
Long-term investments in securities of:
Other provincial governments (coupon interest range 0.0% to 5.5%; maturing in 1.2 to 5.7 years)	409,839	343,714
Corporations (coupon interest range 2.9% to 4.8%; maturing in 3.1 to 5.2 years)	189,598	143,599
Government of Canada (coupon interest range 2.5% to 2.8%; maturing in 3.7 to 5.2 years)	123,325	20,974
Government of Saskatchewan (coupon interest 0.0%; maturing in 3.0 years)	45,211	43,732
Cash, accounts receivable, short-term investments and accrued interest	237,995	406,280
Total Growth and Financial Security Fund	1,005,968	958,299

The portfolio investments noted above are accounted for using the cost method.  Under this approach, the GFSF earned a return of 3.2 per cent (2010 - 4.3 per cent).

The market value of the GFSF’s net assets at March 31, 2011 is $1,004.4 million (2010 - $957.6 million).

 Government of Saskatchewan – 2010-11 Public Accounts  119

Supplementary Information

General Revenue Fund - Public Issue Debentures
As at March 31, 2011
(dollars)

		Interest						Equity of		Sinking Fund
Date of	Date of	Rate	Interest		Purpose of	Amount	Total Issue	Applicable		Contribution
Issue	Maturity	%	Payments	Currency	Issue	Outstanding	Outstanding	Sinking Fund		2010-11

July 15/06	July 15/11	4.00	Annual	Can.	GRF	49,048,500	49,048,500	–		–
(Savings Bond; Redeemable annually at the option of the holder or any time on the death of the holder; The bonds pay a minimum interest rate of 4.00%;
The Province reserves the right to increase the interest rate after
July 14, 2007; Payable at any Saskatchewan branch of a chartered bank, trust company and the Credit Union Central of Saskatchewan)

June 10/03	Sept. 5/11	4.75-5.80	Semiannual	Can.	GRF	104,500,000	104,500,000	68,072,759		1,045,000
(Canadian medium term note; Extendible at the option of the holder to
September 5, 2033; This note pays interest at 4.75% to September 5,
2011, and 5.80% thereafter; This book-based note is held in the
Canadian Depository for Securities)

July 15/07	July 15/12	4.20	Annual	Can.	GRF	176,890,700	176,890,700	–		–
(Savings Bond; Redeemable annually at the option of the holder or any time on the death of the holder; The bonds pay a minimum interest rate of 4.20%;
The Province reserves the right to increase the interest rate after
July 14, 2008; Payable at any Saskatchewan branch of a chartered bank, trust company and the Credit Union Central of Saskatchewan)

Sept. 20/02	Dec. 3/12	5.25	Semiannual	Can.	GRF	300,000,000
					SaskEnergy	50,000,000	350,000,000	306,353,921		3,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Feb. 2/93	Feb. 1/13	7.613	Semiannual	Can.	GRF	568,212,000	568,212,000	556,311,932		5,682,120
(The original 8% 400,000,000 U.S. dollar debentures have been swapped into Canadian dollars at an interest rate of 7.613%; Non-callable; Payable in New York)

June 17/03	June 17/13	4.75	Annual	Can.	GRF	195,000,000
					MFC	5,000,000	200,000,000	104,299,374		2,000,000
(Euro medium term note; Non-callable; Payable in London)

July 20/93	July 15/13	7.375	Semiannual	U.S.	GRF	50,000,000	*	52,491,655	*	–
		7.809		Can.	Sask Power	97,147,500
		7.753		Can.	GRF	228,639,500	375,787,000	54,710,655		3,907,900
(175,000,000 U.S. dollars of the GRF's 225,000,000 U.S. dollar share of the
7.375% debenture issue has been swapped into Canadian dollars at an interest rate of 7.753%. Interest payments on the remaining 50,000,000 U.S.
dollars have been swapped into Canadian dollars at an interest rate of 7.912%;
Sask Power's 75,000,000 U.S. dollar share of the 7.375% debenture issue has been swapped into Canadian dollars at an interest rate of 7.809%;
Non-callable; Payable in New York)

July 15/08	July 15/13	2.50	Annual	Can.	GRF	2,930,900	2,930,900	–		–
(Savings Bond; Redeemable annually at the option of the holder or any time on the death of the holder; The bonds pay a minimum interest rate of 2.50%;
The Province reserves the right to increase the interest rate after
July 14, 2009; Payable at any Saskatchewan branch of a chartered bank, trust company and the Credit Union Central of Saskatchewan)

Sept. 30/03	Dec. 3/13	4.90	Semiannual	Can.	GRF	150,000,000
					SaskEnergy	50,000,000	200,000,000	17,028,636		2,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

March 14/91	April 10/14	10.25	Semiannual	Can.	GRF	583,916,000	583,916,000	238,429,035		5,839,160
(Non-callable; Payable at any Canadian branch of the Royal Bank of
Canada)

June 22/04	June 3/14	5.25	Semiannual	Can.	GRF	250,000,000
					SaskEnergy	50,000,000	300,000,000	21,850,563		3,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

  120  Government of Saskatchewan – 2010-11 Public Accounts

Supplementary Information

General Revenue Fund - Public Issue Debentures (continued)

		Interest							Equity of		Sinking Fund
Date of	Date of	Rate	Interest		Purpose of	Amount		Total Issue	Applicable		Contribution
Issue	Maturity	%	Payments	Currency	Issue	Outstanding		Outstanding	Sinking Fund		2010-11

July 15/09	July 15/14	1.00	Annual	Can	GRF	1,926,100		1,926,100	–		–
(Savings Bonds; Redeemable annually at the option of the holder or any time on the death of the holder; The bonds pay a minimum interest of 1.00%;
The Province reserves the right to increase the interest rate after July 14,
2010; Payable at any Saskatchewan branch of a chartered bank, trust company and the Credit Union Central of Saskatchewan)

June 3/05	Dec. 3/15	4.25	Semiannual	Can.	GRF	145,000,000
					SaskEnergy	50,000,000
					MFC	5,000,000		200,000,000	14,106,375		2,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Nov.15/05	Jan. 15/16	4.305	Semiannual	Can.	GRF	274,654,700		274,654,700	15,633,550		2,746,575
(The original 2.125% 300,000,000 Swiss Franc debentures have been swapped into Canadian dollars at an interest rate of 4.305%; Non-callable;
Payable in Zurich)

Aug. 23/06	Aug. 23/16	4.50	Semiannual	Can.	GRF	255,000,000
					SaskEnergy	45,000,000		300,000,000	13,679,131		3,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Sept. 17/96	Sept. 17/16	8.09	Semiannual	Can.	GRF	9,143,000		9,143,000	–		–

(Canadian medium term serial note; Payable in annual instalments;
Non-callable; Payable in Regina)

Sept. 5/07	Sept. 5/17	4.65	Semiannual	Can.	GRF	160,000,000
					SaskEnergy	40,000,000		200,000,000	6,611,041		2,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

June 17/04	June 17/19	5.50	Semiannual	Can.	GRF	33,000,000		33,000,000	2,679,038		330,000
(Canadian medium term note; After June 17, 2014, this note pays interest at the three month bankers' acceptance rate less 0.245%; Non-callable;
This book-based note is held in the Canadian Depository for Securities)

Aug. 3/04	June 17/19	5.50	Semiannual	Can.	GRF	26,000,000		26,000,000	18,990,956		260,000
(Canadian medium term note; Non-callable; This book-based note is held in the Canadian Depository for Securities)

July 28/10	July 28/20	3.90	Semiannual	Can.	GRF	150,000,000
					SaskTel	150,000,000		300,000,000	–		–
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Dec. 20/90	Dec. 15/20	9.375	Semiannual	U.S.	GRF	45,000,000	*		34,294,204	*	–
		9.653		Can.	GRF	65,972,500
		10.08		Can.	SaskTel	126,600,000
		9.965		Can.	Sask Power	128,797,500		366,370,000	77,365,280		3,753,500
(55,000,000 U.S. dollars of the GRF's 100,000,000 U.S. dollar share of the
9.375% debenture issue has been swapped into Canadian dollars at an interest rate of 9.653%. Interest payments on the remaining 45,000,000 U.S.
dollars have been swapped into Canadian dollars at an interest rate of
9.653%. SaskTel's 100,000,000 U.S. dollar share of the 9.375% debenture issue has been swapped into Canadian dollars at an interest rate of 10.08%;
Sask Power's 100,000,000 U.S. dollar share of the 9.375% debenture issue has been swapped into Canadian dollars at an interest rate of 9.965%;
Non-callable; Payable in New York)

Feb. 26/91	Feb. 15/21	9.254	Semiannual	Can.	GRF	147,600,000			17,179,231		2,460,000
		9.125		U.S.	GRF	80,000,000	*	227,600,000	67,557,425	*	–
(120,000,000 U.S. dollars of this debenture issue has been swapped into
Canadian dollars at an interest rate of 9.254%. Interest payments on the remaining 80,000,000 U.S. dollars have been swapped into Canadian dollars at an interest rate of 9.254%; Non-callable; Payable in New York)

 Government of Saskatchewan – 2010-11 Public Accounts  121

Supplementary Information

General Revenue Fund - Public Issue Debentures (continued)

		Interest						Equity of		Sinking Fund
Date of	Date of	Rate	Interest		Purpose of	Amount	Total Issue	Applicable		Contribution
Issue	Maturity	%	Payments	Currency	Issue	Outstanding	Outstanding	Sinking Fund		2010-11

Feb. 4/92	Feb. 4/22	9.60	Semiannual	Can.	Sask Power	240,000,000
					GRF	15,000,000	255,000,000	92,640,591		2,550,000
(Non-callable; Payable at any Canadian branch of the Royal Bank of
Canada)

July 21/92	July 15/22	8.50	Semiannual	U.S.	GRF	100,000,000	*	82,354,969	*	1,054,700	**
		8.942		Can.	Sask Power	256,320,000	356,320,000	28,397,933		2,563,200
(Interest payments on the GRF's 100,000,000 U.S. dollar share of the 8.50%
debenture issue have been swapped into Canadian dollars at an interest rate of 8.497%; Sask Power's 200,000,000 U.S. dollar share of the 8.50%
debenture issue has been swapped into Canadian dollars at an interest rate of 8.942%; Non-callable; Payable in New York)

May 30/95	May 30/25	8.75	Semiannual	Can.	Sask Power	100,000,000
					SaskEnergy	75,000,000	175,000,000	45,190,639		1,750,000
(Non-callable; Payable at any Canadian branch of the Royal Bank of
Canada)

Dec. 4/98	March 5/29	5.75	Semiannual	Can.	GRF	250,000,000
					SaskTel	75,000,000
					SaskEnergy	25,000,000	350,000,000	55,074,793		3,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

March 24/99	March 5/29	5.60	Semiannual	Can.	SaskTel	35,000,000
					SaskEnergy	25,000,000	60,000,000	3,384,501		600,000
(Canadian medium term note; Non-callable; This book-based note is held in the
Canadian Depository for Securities)

Jan. 25/00	Jan. 25/30	6.35	Semiannual	Can.	GRF	199,995,000	199,995,000	29,679,334		2,000,000
(Canadian medium term note; This book-based note is held in the Canadian
Depository for Securities)

Feb. 17/00	Jan. 25/30	6.25	Semiannual	Can.	GRF	25,000,000	25,000,000	3,828,517		250,000
(Canadian medium term note; Non-callable; This book-based note is held in the Canadian Depository for Securities)

Dec. 10/01	Sept. 5/31	6.40	Semiannual	Can.	GRF	190,000,000
					Sask Power	300,000,000
					SaskEnergy	60,000,000	550,000,000	63,998,048		5,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Feb. 13/02	Feb. 13/32	6.30	Semiannual	Can.	GRF	29,954,000	29,954,000	7,031,397		299,540
(Canadian medium term note; Non-callable; This book-based note is held in the Canadian Depository for Securities)

May 12/03	Sept. 5/33	5.80	Semiannual	Can.	GRF	150,000,000
					Sask Power	300,000,000	450,000,000	39,004,492		4,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Aug. 12/04	Sept. 5/35	5.60	Semiannual	Can.	GRF	200,000,000
					Sask Power	200,000,000	400,000,000	28,691,320		4,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Feb. 15/05	March 5/37	5.00	Semiannual	Can.	SaskEnergy	25,000,000
					Sask Power	400,000,000	425,000,000	28,230,926		4,250,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

  122  Government of Saskatchewan – 2010-11 Public Accounts

Supplementary Information

General Revenue Fund - Public Issue Debentures (continued)
		Interest							Equity of		Sinking Fund
Date of	Date of	Rate	Interest		Purpose of	Amount	Total Issue		Applicable		Contribution
Issue	Maturity	%	Payments	Currency	Issue	Outstanding	Outstanding		Sinking Fund		2010-11

May 26/06	June 1/40	4.75	Semiannual	Can.	GRF	325,000,000
					SaskEnergy	75,000,000
					Sask Power	650,000,000	1,050,000,000		28,030,706		8,500,000
(This issue was reopened on September 8, 2010 and an additional
$200,000,000 of debentures were sold; Non-callable; This book-based note is held in the Canadian Depository for Securities)

Sept. 16/02	Sept. 5/42	5.70	Semiannual	Can.	GRF	50,000,000	50,000,000		5,160,903		500,000
(Canadian medium term note; Non-callable; This book-based note is held in the Canadian Depository for Securities)

Adjustment							(7,755,000	)*	(6,674,891	)*	–
Total							9,218,492,900		2,221,668,939		85,341,695

*	Adjustment to reflect conversion of debentures and related sinking funds quoted in foreign currencies to Canadian dollars using the exchange rate in effect at March 31, 2011 (U.S. $0.9718)
**	Sinking fund contributions to U.S. dollar sinking funds are made in U.S. dollars. Contributions are shown at the cost in Canadian dollars to purchase U.S. dollars equal to the contribution amount.

 Government of Saskatchewan – 2010-11 Public Accounts  123

Supplementary Information

General Revenue Fund - Debentures Issued to the Minister of Finance of
Canada
As at March 31, 2011
(dollars)

		Interest	Amount
Date of Issue	Date of Maturity	Rate %	Outstanding

Canada Pension Plan Investment Fund*
April 1991 - March 1992	April 2011 - March 2012	9.92	90,664,000
April 1992 - March 1993	April 2012 - March 2013	9.37	62,705,000
April 1999 - March 2000	April 2019 - March 2020	6.34	46,335,000
April 2000 - March 2001	April 2020 - March 2021	6.54	75,553,000
April 2002 - March 2003	April 2022 - March 2023	5.89	41,182,000
April 2003 - March 2004	April 2023 - March 2024	5.48	40,189,000
April 2005 - March 2006	April 2015 - March 2036	4.63	20,654,000
April 2006 - March 2007	April 2011 - March 2027	4.58	99,655,000
April 2007 - March 2008	April 2017 - March 2028	4.65	35,491,000
April 2008 - March 2009	April 2013 - March 2039	4.49	40,484,000
April 2009 - March 2010	April 2014 - March 2020	3.49	101,867,000
April 2010 - March 2011	April 2015 - March 2041	4.10	90,318,000
Total			745,097,000

The average effective interest rate on debentures issued to the Minister of Finance of Canada is 5.85%.

*
Canada Pension Plan debentures have a 5-30 year maturity and are callable in whole or in part before maturity at the option of the Minister of Finance of Saskatchewan. Canada Pension Plan debentures are subject in part to annual sinking funds; equity in sinking funds at March 31, 2011, $210,151,667.

  124  Government of Saskatchewan – 2010-11 Public Accounts

Supplementary Information

Glossary of Terms

Accrual Accounting
The method used to prepare the financial statements included in Volume 1 of the Public Accounts.  Accrual accounting recognizes financial transactions at the time they occur, regardless of whether any cash is received or paid.

Accumulated Surplus/Deficit
One of the two measures of a government’s financial position (see net debt).  The accumulated surplus/deficit is the amount by which revenue has exceeded expense/expense has exceeded revenue from the beginning of incorporation (1905) plus any adjustments that were charged directly to the accumulated surplus/deficit.  It is calculated as the difference between assets and liabilities.

Budget
The amount presented in the Estimates and authorized by the Legislative Assembly.

Capital Transfer
A grant provided to a third party such as a university or municipality to acquire or develop capital assets.

Consolidation
The method used to account for government service organizations in the Summary financial statements in which the accounts are adjusted to the basis of accounting described in note 1 of the Summary financial statements and then combined. Inter-organization balances and transactions are eliminated.

Debenture
A certificate of indebtedness where the issuer promises to pay interest and repay principal by a maturity date.  It is usually unsecured, meaning there are no liens or pledges on any specific assets.

Debt
Terms used when describing debt include:

Government general debt is debt issued by the General Revenue Fund (GRF) to fund Government spending.

Crown corporation general debt is debt issued by the GRF and subsequently loaned to a Crown corporation.

Government business enterprise specific debt is debt issued by the GRF specifically on behalf of a government business enterprise where the government expects to realize the receivable from the government business enterprise and settle the external debt simultaneously.

Gross debt is borrowings through the issuance of debt instruments such as promissory notes and debentures.

Sinking funds are funds set aside for the repayment of debt.

Public debt is gross debt net of sinking funds.

General debt is public debt net of loans to Crown corporations for government business enterprise specific debt.

Guaranteed debt is the debt of others that the Government has agreed to repay if others default.

Total debt is public debt plus guaranteed debt.

Debt Retirement Fund
The fund, established pursuant to The Growth and Financial Security Act, to account for the surpluses of the GRF commencing April 1, 2008.

Derivative
A financial contract that derives its value from other underlying variables such as interest rates, financial instrument price, commodity price, foreign exchange rate, index of prices or rates, and credit rates.  It does not require an initial investment and is settled at a future date.

Financial Asset
An asset that can be used to discharge existing liabilities or finance future operations and is not for consumption in the normal course of operations.

 Government of Saskatchewan – 2010-11 Public Accounts  125

Supplementary Information

Glossary of Terms (continued)

Financial Instrument
Any contract that gives rise to a financial asset of one party and a financial liability or equity instrument of another party.

Financial Liability
Any liability that is a contractual obligation to deliver a financial asset to another party, or to exchange financial instruments with another party under conditions that are potentially unfavourable to the entity.

General Revenue Fund (GRF)
The fund into which all revenues are paid, unless otherwise provided for by legislation, and from which all expenditures are appropriated by the Legislative Assembly.

Government Business Enterprise
A self-sufficient government organization that has the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as its principal activity.  Government business enterprises are recorded in the Summary financial statements using the modified equity method.

Government Partnership
An investment by the Government where there is a contractual arrangement between the Government and one or more partners outside the government reporting entity and where the partners share, on an equitable basis, the risks and benefits of the partnership.  Government partnerships are proportionately consolidated in the Summary financial statements.

Government Service Organization
An organization that is controlled by the Government, except those designated as government business enterprises.  Government service organizations are consolidated in the Summary financial statements after adjustment to a basis consistent with the accounting policies described in note 1 of the Summary financial statements.

Gross Domestic Product (GDP)
The standard measure of the overall size of the economy, the value of all goods and services produced during a period.

Growth and Financial Security Fund
The fund established in May of 2008 to assist in the achievement of the Government’s long-term objectives by providing for financial security of the Government from year to year and to provide a source of funds that are to be available for appropriation to be used for government programs identified as promoting or enhancing the economic development of Saskatchewan.

Hedging
A strategy to minimize the risk of loss on an asset (or liability) from market fluctuations such as interest rate or foreign exchange rate changes.  This is accomplished by entering into offsetting commitments with the expectation that a future change in the value of the hedging instrument will offset the change in the value of the asset (or liability).

Modified Equity
The method by which government business enterprises are accounted for in the Summary financial statements.  The Government’s investment, which is originally recorded at cost, is adjusted annually to include the net earnings/losses and other net equity changes of the enterprise/partnership without adjustment to conform with the accounting policies described in note 1 of the Summary financial statements.  Inter-organizational balances and transactions are disclosed but not eliminated.

Net Debt
One of the two measures of a government’s financial position (see accumulated surplus/deficit).  Net debt is calculated as the difference between financial assets and liabilities.

Non-financial Asset
An asset that is acquired, constructed or developed and does not normally provide resources to discharge existing liabilities.

  126  Government of Saskatchewan – 2010-11 Public Accounts

Supplementary Information

Glossary of Terms (continued)

Other Comprehensive Income/Loss (OCI)
OCI includes certain unrealized gains and losses of government business enterprises that are excluded from net income but recognized as a change in net debt and accumulated surplus/deficit during the period.

Pension Liability
An actuarial estimate of discounted future payments to be made to retirees under government pension plans, net of plan assets.

Premium/Discount
The amount by which the selling price of a security exceeds/is less than its par or face value.

Segment
A distinguishable activity or group of activities of a government for which it is appropriate to separately report financial information to help users of the financial statements identify the resources allocated to support the major activities of a government.

Summary Financial Statements (SFS)
The statements prepared to account for the full nature and extent of the financial activities of the Government.  The SFS includes the financial activities of organizations controlled by the Government.  These organizations are segregated into two classifications, government service organizations and government business enterprises, and are collectively referred to as the government reporting entity.  Trusts administered by the Government are excluded from the government reporting entity.

Tangible Capital Asset
An asset with physical substance held by the Government that has an economic life extending beyond a year, is to be used on a continuing basis and is not for sale in the ordinary course of operations.

Transfer
A transfer of money from a government to an individual, an organization or another government for which the government making the transfer does not: receive any goods or services directly in return, as would occur in a purchase/sale transaction; expect to be repaid in the future, as would be expected in a loan; or expect a financial return, as would be expected in an investment.  Major types of transfers include entitlements, transfers under shared cost agreements and grants.

 Government of Saskatchewan – 2010-11 Public Accounts  127